As filed with the Securities and Exchange Commission on October 24, 2013

Registration Statement No. 333-190065

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
(Amendment No. 2)
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INTELGENX TECHNOLOGIES CORP.
(Exact Name of Registrant as Specified in its Charter)

Delaware	2834	87-0638336
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

6425 Abrams, Ville Saint Laurent
Quebec, H4S 1X9 Canada
(514) 331-7440
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Horst G. Zerbe
Chief Executive Officer
IntelGenx Technologies Corp.
6425 Abrams, Ville Saint Laurent
Quebec, H4S 1X9 Canada
(514) 331-7440
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copies of Communications to:

Richard Raymer	Robert Charron
Dorsey & Whitney LLP	Ellenoff Grossman & Schole LLP
TD Canada Trust Tower	150 East 42nd Street
Brookfield Place, 161 Bay Street, Suite 4310	New York, New York 10170
Toronto, Ontario M5J 2S1 Canada	Tel: (212) 931-8704
Tel: (416) 367-7388

Approximate Date of Commencement of Proposed Sale to the Public: As soon as possible after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

Indicate by check mark whether the registrant is a large accele  rated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [X]

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED October 24, 2013

PRELIMINARY PROSPECTUS

INTELGENX TECHNOLOGIES CORP.

● Units
Each Unit Consisting of One Share of Common Stock
and
● of a Warrant to Purchase One Share of Common Stock

We are offering up to ● units, each of which consists of one share of our common stock and ● of a warrant, each full warrant to purchase one share of our common stock at an exercise price of [ * ] per share. The warrants will be immediately exercisable and will expire ● months following the issuance date. No units will be issued, however, and purchasers will receive only shares of common stock and warrants. The common stock and the warrants may be transferred separately immediately upon issuance.

Our common stock is quoted on the OTCQX under the symbol “IGXT” and on the TSX Venture Exchange (the “TSX-V”) under the symbol “IGX”. The closing price of our common stock as quoted on the OTCQX on October 23, 2013 was $0.55 and the closing price of our common stock on the TSX-V on October 23, 2013 was CDN $0.55. There is no trading market for the warrants and we do not intend to list the warrants on any national securities exchange or quotation system. Without an active market, the liquidity of the warrants will be limited.

            Investing in our securities involves a high degree of risk. You should invest in the common stock only if you can afford to lose your entire investment. See “Risk Factors” beginning on page 6.

H.C. Wainwright & Co., LLC has agreed to act as our exclusive placement agent in connection with this offering. The placement agent is not purchasing the units offered by us, and is not required to sell any specific number or dollar amount of units, but will assist us in this offering on a commercially reasonable “best efforts” basis. We have agreed to pay the placement agent a cash fee equal to 6% of the gross proceeds of the offering of units by us. See “Plan of Distribution” beginning on page 48 for more information on this offering and the placement agent arrangements. All costs associated with the registration will be borne by us.

		Per Unit		Total

Public offering price	$		$
Placement agent’s fees (1)	$		$
Proceeds to us, before expenses (2)	$		$

(1) For the purpose of estimating the placement agent’s fees, we have assumed that they will receive their maximum commission on all sales made in the offering. In addition, subject to at least $3 million in gross proceeds being raised from this offering, we have agreed to issue to the placement agent warrants to purchase a number of shares of common stock equal to 6% of the aggregate number of shares of common stock sold in this offering (not including any shares of common stock underlying the warrants issued in this offering) and to reimburse out-of-pocket expenses of the placement agent as described in the Plan of Distribution section herein.  See “Plan of Distribution” beginning on page 48 of this prospectus for a description of compensation payable to the placement agent.

(2) Excludes potential proceeds from the exercise of the warrants offered hereby. We estimate the total expenses of this offering, excluding the placement agent fees, will be approximately $150,000. Because there is no minimum offering amount required as a condition to closing in this offering, the actual public offering amount, placement agent fees, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering set forth above. Once the offering price has been determined, the common stock offering price and warrant exercise price will remain fixed for the duration of the offering.

This offering will terminate on December [●], 2013, unless the offering is fully subscribed before that date or we decide to terminate the offering prior to that date. In either event, the offering may be closed without further notice to you. We expect that delivery of the units being offered pursuant to this prospectus will be made to the purchasers on or about [•] 2013.

            Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

H.C. Wainwright & Co.

The date of this prospectus is ____________, 2013

You should rely only on the information contained in this prospectus and any related free writing prospectus that we may provide to you in connection with this offering. We have not, and the placement agent has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the placement agent is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained in this prospectus is correct as of any time after its date.

FORWARD-LOOKING STATEMENTS

Certain statements included or incorporated by reference in this prospectus constitute forward-looking statements within the meaning of applicable securities laws. All statements contained in this prospectus that are not clearly historical in nature are forward-looking, and the words “anticipate”, “believe”, “continue”, “expect”, “estimate”, “intend”, “may”, “plan”, “will”, “shall” and other similar expressions are generally intended to identify forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. All forward-looking statements are based on our beliefs and assumptions based on information available at the time the assumption was made. These forward-looking statements are not based on historical facts but on management’s expectations regarding future growth, results of operations, performance, future capital and other expenditures (including the amount, nature and sources of funding thereof), competitive advantages, business prospects and opportunities. Forward-looking statements involve significant known and unknown risks, uncertainties, assumptions and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those implied by forward-looking statements. These factors should be considered carefully and prospective investors should not place undue reliance on the forward-looking statements. Although the forward-looking statements contained in this prospectus or incorporated by reference herein are based upon what management believes to be reasonable assumptions, there is no assurance that actual results will be consistent with these forward-looking statements. These forward-looking statements are made as of the date of this prospectus or as of the date specified in the documents incorporated by reference herein, as the case may be. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which such statements were made or to reflect the occurrence of unanticipated events, except as may be required by applicable securities laws. The factors listed above in the section captioned "Risk Factors", as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in the common stock, you should be aware that the occurrence of the events described as risk factors and elsewhere in this prospectus could have a material adverse effect on our business, operating results and financial condition.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. To fully understand this offering, you should read the entire prospectus carefully, including the more detailed information regarding our company, the risks of purchasing our common stock discussed under "risk factors," and our financial statements and the accompanying notes. In this prospectus, the words "Company," "IntelGenx" "we," "us," and "our," refer collectively to IntelGenx Technologies Corp. and IntelGenx Corp., our wholly-owned Canadian subsidiary.

All amounts are US$ unless otherwise indicated. Unless otherwise indicated, the term "year," "fiscal year" or "fiscal" refers to our fiscal year ending December 31st.

Corporate History

Our predecessor company, Big Flash Corporation, was incorporated in Delaware on July 27, 1999. On April 28, 2006, Big Flash Corporation, through its Canadian holding corporation, completed the acquisition of IntelGenx Corp., a Canadian company incorporated on June 15, 2003. Big Flash Corporation did not have any operations prior to the acquisition of IntelGenx Corp. In connection with the acquisition, we changed our name from Big Flash Corporation to IntelGenx Technologies Corp. IntelGenx Corp. has continued operations as our operating subsidiary.

Our Business

Overview

We are a drug delivery company focusing on the development of novel, orally administered drug delivery products based on our proprietary oral drug delivery technologies. We have positioned ourselves as a provider of product development services for the pharmaceutical industry, including the branded and generic pharmaceutical markets.

Drug delivery systems are an important tool in the hands of physicians for purposes of optimizing drug therapy. For the pharmaceutical industry, drug delivery systems represent an opportunity to extend the market exclusivity and product lifecycle of drugs whose patent protection is nearing expiration.

A significant portion of our current products under development focus on controlled release delivery systems. Controlled release delivery systems play an important role in the development of orally administered drug delivery systems. Controlled release technology provides patients with the required amount of medication over a pre-determined, prolonged period of time. Because of the reduced fluctuation of the active drug in the blood and the avoidance of plasma spikes, controlled release products are deemed safer and more tolerable than conventional dosage forms, and have shown better patient compliance.

Our primary business strategy is to develop pharmaceutical products based upon our proprietary drug delivery technologies and license the commercial rights to companies in the pharmaceutical industry once the viability of a product has been demonstrated. In exchange for licensing rights to our products, we seek funding consisting of a combination of one or more of the following: advance down payments, milestone fees, reimbursement for development costs, and royalties on sales. In addition, we may receive a manufacturing royalty from our contract manufacturers for the exclusive right to manufacture our products. The companies we partner with are typically responsible for managing the regulatory approval process of the product with the United States Food and Drug Administration (“FDA”) and/or other regulatory bodies, as well as for the marketing and distribution of the products. On a case-by-case basis, we may be responsible for providing all or part of the documentation required for the regulatory submission. In addition to pursuing partnering arrangements that provide for the full funding of a drug development project, we may undertake development of selected product opportunities until the marketing and distribution stage. We would first assess the potential and associated costs for successful development of a product, and then determine at which stage it would be most prudent to seek a partner, balancing costs against the potential for higher returns later in the development process.

Our Offices and Other Corporate Information

Our executive offices are located at 6425 Abrams, Ville Saint-Laurent, Quebec, H4S 1X9, Canada, and our telephone number is (514) 331-7440. Our web site address is http://www.IntelGenx.com. Information contained on our web site is not a part of this prospectus.

THE OFFERING

Securities offered:

Up to ● units. Each unit will consist of one share of our common stock and ● of a warrant, each full warrant to purchase one share of our common stock. The warrants will be exercisable immediately at an exercise price of $          per share and will expire ● months following the date of issuance. See “Description of Securities We Are Offering.”

Common stock outstanding prior to the offering:	51,549,422 shares (1)
Common stock included in the units	● shares, excluding shares issuable upon the exercise of the warrants.
Common stock to be outstanding after the offering:	● shares, assuming full exercise of the warrants (2)(3)
Use of proceeds:

We intend to use the net proceeds from this offering for the acquisition of manufacturing equipment for our VersaFilm® products, leasehold improvements in a new facility, working capital and other general corporate purposes. See “Use of Proceeds” on page 13.

OTCQX Ticker Symbol:	IGXT
TSX Venture Exchange Symbol:	IGX
Listing:

Our common stock is quoted on the OTCQX under the symbol “IGXT” and on the TSX Venture Exchange under the symbol “IGX”. There is no trading market for the warrants and we do not intend to list the warrants on any national securities exchange or quotation system. Without an active market, the liquidity of the warrants will be limited.

Risk Factors	See “Risk Factors” beginning on page 6 and other information in this prospectus for a discussion of the factors you should consider before you decide to invest in our securities.

(1) As of June 30, 2013
(2) Assumes the sale of all of the units offered hereby. The number of shares of common stock shown above to be outstanding after this offering is based on 51,549,422 shares outstanding as of June 30, 2013 and excludes, as of that date:

  1,607,500 shares of common stock issuable upon exercise of outstanding stock options, including those options issued outside our stock option plans at a weighted average exercise price of $0.61 per share;

  3,130,665 additional shares of common stock reserved for issuance under various outstanding warrant agreements at a weighted average exercise price of $0.71 per share;

  2,265,221 additional shares of common stock reserved for future issuance under our amended and restated 2006 option plans;

  shares of common stock issuable upon the exercise of the warrants offered hereby; and

  shares of common stock issuable upon the exercise of the placement agent warrants.

(3) Also Includes:

  35,000 shares of common stock issuable upon exercise of stock options granted between July 1, 2013 and the date of filing this Registration Statement at a weighted average exercise price of $0.58 per share;

  175,000 shares of common stock issuable upon the exercise of stock options that expired between July 1, 2013 and the date of filing this Registration Statement at a weighted average exercise price of $0.85 per share;

  1,514,500 additional shares of common stock issued between July 1, 2013 and the date of filing this Registration Statement pursuant to the exercise of warrants at a weighted average exercise price of $0.4741 per share; and

  257,500 shares of common stock issuable upon the exercise of warrants that expired between July 1, 2013 and the date of filing this Registration Statement at a weighted average exercise price of $0.4741 per share.

SUMMARY HISTORICAL FINANCIAL INFORMATION

The following tables set forth our summary historical financial information. You should read this information together with the financial statements and the notes thereto appearing elsewhere in this prospectus and the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RESULTS OF OPERATIONS:

	For the	For the
In U.S.$ thousands	Six Months	Year Ended
	Ended June	December
	30, 2013	31, 2012
	(Unaudited)	(Audited)

Revenues
Royalties	$91	$-
License and other revenue	613	1,198
Total Revenues	704	1,198
Expenses
Research and development expense	215	1,723
Selling, general and administrative expense	850	1,689
Amortization of tangible assets	17	37
Amortization of intangible assets	19	9
Total costs and expenses	1,101	3,458
Loss from operations	(397)	(2,260)
Other income	1	10
Net loss	(396)
Foreign translation currency adjustment	(107)	100
Comprehensive loss	(503)	(2,150)

Basic and diluted weighted average number of shares outstanding	51,133,173	49,637,908
Basic and diluted loss per common share	(0.01)	(0.04)

BALANCE SHEETS:

	June 30,	December 31,
In U.S.$ thousands	2013	2012
	(Unaudited)	(Audited)

Current assets	$3,006	$3,656
Leasehold improvements and equipment	507	387
Intangible assets	97	116
Total assets	3,610	4,159
Current liabilities	644	1,366
Deferred license revenue – non-current portion	461	615
Shareholders’ equity	2,505	2,178
Total liabilities	3,610	4,159

RISK FACTORS

Our business faces many risks. Any of the risks discussed below, or elsewhere in this report or in our other filings with the Securities and Exchange Commission (“SEC”), could have a material impact on our business, financial condition, or results of operations.

Risks Related to Our Business

We continue to sustain losses and our revenues are not sufficient to sustain our operations.

Even though we ceased being a “development stage” company in April 2006, we are still subject to all of the risks associated with having a limited operating history and pursuing the development of new products. Our cash flows may be insufficient to meet expenses relating to our operations and the development of our business, and may be insufficient to allow us to develop new products. We currently conduct research and development using our proprietary platform technologies to develop oral controlled release and other delivery products. We do not know whether we will be successful in the development of such products. We have an accumulated deficit of approximately $14,463 thousand since our inception in 2003 through December 31, 2012. To date, these losses have been financed principally through sales of equity securities, long-term debt and debt from related parties. Our revenues for the past five years ended December 31, 2012, December 31, 2011, December 31, 2010, December 31, 2009 and December 31, 2008 were $1,198 thousand, $440 thousand, $1,337 thousand, $1,279 thousand and $977 thousand respectively. Our revenues in 2012 consisted primarily of milestone payments and the amortization of deferred revenue related to the commercialization of Forfivo XL®, our first FDA-approved product, which was commercialized in October 2012. Revenue generated to date has not been sufficient to sustain our operations. In order to achieve profitability, our revenue streams will have to increase and there is no assurance that revenues will increase to such a level.

We may incur losses associated with foreign currency fluctuations.

The majority of our expenses are paid in Canadian dollars, while a significant portion of our revenues are in U.S. dollars. Our financial results are subject to the impact of currency exchange rate fluctuations. Adverse movements in exchange rates could have a material adverse effect on our financial condition and results of operations.

We may need additional capital to fulfill our business strategies. We may also incur unforeseen costs. Failure to obtain such capital would adversely affect our business.

We will need to expend significant capital in order to continue with our research and development by hiring additional research staff and acquiring additional equipment. If our cash flows from operations are insufficient to fund our expected capital needs, or our needs are greater than anticipated, we may be required to raise additional funds in the future through private or public sales of equity securities or the incurrence of indebtedness. Additional funding may not be available on favorable terms, or at all. If we borrow additional funds, we likely will be obligated to make periodic interest or other debt service payments and may be subject to additional restrictive covenants. If we fail to obtain sufficient additional capital in the future, we could be forced to curtail our growth strategy by reducing or delaying capital expenditures, selling assets or downsizing or restructuring our operations. If we raise additional funds through public or private sales of equity securities, the sales may be at prices below the market price of our stock and our shareholders may suffer significant dilution.

The loss of the services of key personnel would adversely affect our business.

Our future success depends to a significant degree on the skills, experience and efforts of our executive officers and senior management staff. The loss of the services of existing personnel would be detrimental to our research and development programs and to our overall business.

We are dependent on business partners to conduct clinical trials of, obtain regulatory approvals for, and manufacture, market, and sell our controlled release products.

We depend heavily on our pharmaceutical partners to pay for part or all of the research and development expenses associated with developing a new product and to obtain approval from regulatory bodies such as the FDA to commercialize these products. We also depend on our partners to distribute these products after receiving regulatory approval. Our revenues from research and development fees, milestone payments and royalty fees are derived from our partners. Our inability to find pharmaceutical partners who are willing to pay us these fees in order to develop new products would negatively impact our business and our cash flows.

We have limited experience in manufacturing, marketing and selling pharmaceutical products. Accordingly, if we cannot maintain our existing partnerships or establish new partnerships with respect to our other products in development, we will have to establish our own capabilities or discontinue the commercialization of the affected product. Developing our own capabilities would be expensive and time consuming and could delay the commercialization of the affected product. There can be no assurance that we would be able to develop these capabilities.

Our existing agreements with pharmaceutical industry partners are generally subject to termination by the counterparty on short notice upon the occurrence of certain circumstances, including, but not limited to, the following: a determination that the product in development is not likely to be successfully developed or not likely to receive regulatory approval; our failure to satisfy our obligations under the agreement, or the occurrence of a bankruptcy event. If any of our partnerships are terminated, we may be required to devote additional resources to the product, seek a new partner on short notice, or abandon the product development efforts. The terms of any additional partnerships or other arrangements that we establish may not be favorable to us.

We are also at risk that these partnerships or other arrangements may not be successful. Factors that may affect the success of our partnerships include the following:

•             Our partners may incur financial and cash-flow difficulties that force them to limit or reduce their participation in our joint projects;

•             Our partners may be pursuing alternative technologies or developing alternative products that are competitive to our product, either on their own or in partnership with others;

•             Our partners may reduce marketing or sales efforts, or discontinue marketing or sales of our products, which may reduce our revenues received on the products;

•             Our partners may have difficulty obtaining the raw materials to manufacture our products in a timely and cost effective manner or experience delays in production, which could affect the sales of our products and our royalty revenues earned;

•             Our partners may terminate their partnerships with us. This could make it difficult for us to attract new partners or adversely affect perception of us in the business and financial communities;

•             Our partners may pursue higher priority programs or change the focus of their development programs, which could affect the partner’s commitment to us. Pharmaceutical and biotechnology companies historically have re-evaluated their priorities from time to time, including following mergers and consolidations, a common occurrence in recent years; and

•             Our partners may become the target of litigation for purported patent or intellectual property infringement, which could delay or prohibit commercialization of our products and which would reduce our revenue from such products.

We face competition in our industry, and many of our competitors have substantially greater experience and resources than we do.

We compete with other companies within the drug delivery industry, many of which have more capital, more extensive research and development capabilities and greater human resources than we do. Some of these drug delivery competitors include Monosol Rx, Tesa-Labtec GmbH, BioDelivery Sciences International, Inc. and LTS Lohmann Therapy Systems Corp. Our competitors may develop new or enhanced products or processes that may be more effective, less expensive, safer or more readily available than any products or processes that we develop, or they may develop proprietary positions that prevent us from being able to successfully commercialize new products or processes that we develop. As a result, our products or processes may not compete successfully, and research and development by others may render our products or processes obsolete or uneconomical. Competition may increase as technological advances are made and commercial applications broaden.

We rely upon third-party manufacturers, which puts us at risk for supplier business interruptions.

We have entered into agreements with third party manufacturers to manufacture certain of our products once we complete development and after we receive regulatory approval. If our third-party manufacturers fail to perform, our ability to market products and to generate revenue would be adversely affected. Our failure to deliver products in a timely manner could lead to the dissatisfaction of our distribution partners and damage our reputation, causing our distribution partners to cancel existing agreements with us and to stop doing business with us.

The third-party manufacturers that we depend on to manufacture our products are required to adhere to FDA regulations regarding cGMP, which include testing, control and documentation requirements. Ongoing compliance with cGMP and other regulatory requirements is monitored by periodic inspection by the FDA and comparable agencies in other countries. Failure by our third-party manufacturers to comply with cGMP and other regulatory requirements could result in actions against them by regulatory agencies and jeopardize our ability to obtain products on a timely basis.

We are subject to extensive government regulation including the requirement of approval before our products may be marketed. Even if we obtain marketing approval, our products will be subject to ongoing regulatory review.

We, our partners, our products, and our product candidates are subject to extensive regulation by governmental authorities in the United States and other countries. Failure to comply with applicable requirements could result in warning letters, fines and other civil penalties, delays in approving or refusal to approve a product candidate, product recall or seizure, withdrawal of product approvals, interruption of manufacturing or clinical trials, operating restrictions, injunctions, and criminal prosecution.

Our products cannot be marketed in the United States without FDA approval. Obtaining FDA approval requires substantial time, effort, and financial resources, and there can be no assurance that any approval will be granted on a timely basis, if at all. We rely on our partners for the preparation of applications and for obtaining regulatory approvals. If the FDA does not approve our product candidates in a timely fashion, or does not approve them at all, our business and financial condition may be adversely affected. Further, the terms of approval of any marketing application, including the labeling content, may be more restrictive than we desire and could affect the marketability of our or our collaborator's products. Subsequent discovery of problems with an approved product may result in restrictions on the product or its withdrawal from the market. In addition, both before and after regulatory approval, we, our collaborators, our products, and our product candidates are subject to numerous FDA requirements covering testing, manufacturing, quality control, cGMP, adverse event reporting, labeling, advertising, promotion, distribution, and export. Our partners and we are subject to surveillance and periodic inspections to ascertain compliance with these regulations. Further, the relevant law and regulations may change in ways that could affect us, our partners, our products, and our product candidates. Failure to comply with regulatory requirements could have a material adverse impact on our business.

Regulations regarding the manufacture and sale of our future products are subject to change. We cannot predict what impact, if any, such changes may have on our business, financial condition or results of operations. Failure to comply with applicable regulatory requirements could have a material adverse effect on our business, financial condition and results of operations.

Additionally, the time required for obtaining regulatory approval is uncertain. We may encounter delays or product rejections based upon changes in FDA policies, including cGMP, during periods of product development. We may encounter similar delays in countries outside of the United States. We may not be able to obtain these regulatory acceptances on a timely basis, or at all.

The failure to obtain timely regulatory acceptance of our products, any product marketing limitations, or any product withdrawals would have a material adverse effect on our business, financial condition and results of operations. In addition, before it grants approvals, the FDA or any foreign regulatory authority may impose numerous other requirements with which we must comply. Regulatory acceptance, if granted, may include significant limitations on the indicated uses for which the product may be marketed. FDA enforcement policy strictly prohibits the marketing of accepted products for unapproved uses. Product acceptance could be withdrawn or civil and/or criminal sanctions could be imposed for our failure to comply with regulatory standards or the occurrence of unforeseen problems following initial marketing.

We may not be able to expand or enhance our existing product lines with new products limiting our ability to grow.

If we are not successful in the development and introduction of new products, our ability to grow will be impeded. We may not be able to identify products to enhance or expand our product lines. Even if we can identify potential products, our investment in research and development might be significant before we could bring the products to market. Moreover, even if we identify a potential product and expend significant dollars on development, we may never be able to bring the product to market or achieve market acceptance for such product. As a result, we may never recover our expenses.

The market may not be receptive to products incorporating our drug delivery technologies.

The commercial success of any of our products that are approved for marketing by the FDA and other regulatory authorities will depend upon their acceptance by the medical community and third party payers as clinically useful, cost-effective and safe. To date, only two products based upon our technologies have been marketed in the United States, which limits our ability to provide guidance or assurance as to market acceptance.

Factors that we believe could materially affect market acceptance of these products include:

•         the timing of the receipt of marketing approvals and the countries in which such approvals are obtained;

•         the safety and efficacy of the product as compared to competitive products;

•         the relative convenience and ease of administration as compared to competitive products;

•         the strength of marketing distribution support; and

•         the cost-effectiveness of the product and the ability to receive third party reimbursement.

We are subject to environmental regulations and any failure to comply may result in substantial fines and sanctions.

Our operations are subject to Canadian and international environmental laws and regulations governing, among other things, emissions to air, discharges to waters and the generation, handling, storage, transportation, treatment and disposal of raw materials, waste and other materials. Many of these laws and regulations provide for substantial fines and criminal sanctions for violations. We believe that we are and have been operating our business and facility in a manner that complies in all material respects with environmental, health and safety laws and regulations; however, we may incur material costs or liabilities if we fail to operate in full compliance. We do not maintain environmental damage insurance coverage with respect to the products which we manufacture.

We may have to make significant expenditures in the future to comply with evolving environmental, health and safety requirements, including new requirements that may be adopted or imposed in the future. To meet changing licensing and regulatory standards, we may have to make significant additional site or operational modifications that could involve substantial expenditures or reduction or suspension of some of our operations. We cannot be certain that we have identified all environmental and health and safety matters affecting our activities and in the future our environmental, health and safety problems, and the costs to remediate them, may be materially greater than we expect.

Risks Related to Our Intellectual Property

If we are not able to adequately protect our intellectual property, we may not be able to compete effectively.

Our success depends, to a significant degree, upon the protection of our proprietary technologies. While we currently own four U.S. patents and have applied for six U.S. patents, we will need to pursue additional protection for our intellectual property as we develop new products and enhance existing products. We may not be able to obtain appropriate protection for our intellectual property in a timely manner, or at all. Our inability to obtain appropriate protections for our intellectual property may allow competitors to enter our markets and produce or sell the same or similar products.

If we are forced to resort to legal proceedings to enforce our intellectual property rights, the proceedings could be burdensome and expensive. In addition, our proprietary rights could be at risk if we are unsuccessful in, or cannot afford to pursue, those proceedings.

We also rely on trade secrets and contract law to protect some of our proprietary technology. We have entered into confidentiality and invention agreements with our employees and consultants. Nevertheless, these agreements may not be honored and they may not effectively protect our right to our un-patented trade secrets and know-how. Moreover, others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets and know-how.

In 1995, the U.S. Patent and Trademark Office adopted changes to the U.S. patent law that made the term of issued patents 20 years from the date of filing rather than 17 years from the date of issuance, subject to specified transition periods. Beginning in June 1995, the patent term became 20 years from the earliest effective filing date of the underlying patent application. These changes may reduce the effective term of protection for patents that are pending for more than three years. While we cannot predict the effect that these changes will have on our business, they could have a material adverse effect on our ability to protect our proprietary information. Furthermore, the possibility of extensive delays in the patent issuance process could effectively reduce the term during which a marketed product is protected by patents.

We may need to obtain licenses to patents or other proprietary rights from third parties. We may not be able to obtain the licenses required under any patents or proprietary rights or they may not be available on acceptable terms. If we do not obtain required licenses, we may encounter delays in product development or find that the development, manufacture or sale of products requiring licenses could be foreclosed. We may, from time to time, support and collaborate in research conducted by universities and governmental research organizations. We may not be able to acquire exclusive rights to the inventions or technical information derived from these collaborations, and disputes may arise over rights in derivative or related research programs conducted by us or our collaborators.

If we infringe on the rights of third parties, we may not be able to sell our products, and we may have to defend against litigation and pay damages.

If a competitor were to assert that our products infringe on its patent or other intellectual property rights, we could incur substantial litigation costs and be forced to pay substantial damages. Such litigation costs could be as a result of direct litigation against us, or as a result of litigation against one or more of our partners to whom we have contractually agreed to indemnify in the event that our intellectual property is the cause of a successful litigious action against our partner. Third-party infringement claims, regardless of their outcome, would not only consume significant financial resources, but would also divert our management’s time and attention. Such claims could also cause our customers or potential customers to purchase competitors’ products or defer or limit their purchase or use of our affected products until resolution of the claim. If any of our products are found to violate third-party intellectual property rights, we may have to re-engineer one or more of our products, or we may have to obtain licenses from third parties to continue offering our products without substantial re-engineering. Our efforts to re-engineer or obtain licenses could require significant expenditures and may not be successful.

Our controlled release products that are generic versions of branded controlled release products that are covered by one or more patents may be subject to litigation, which could delay FDA approval and commercial launch of our products.

We expect to file or have our collaborators file new drug application (“NDAs”) or Abbreviated NDA (“ANDAs”) for our controlled release products under development that are covered by one or more patents of the branded product. It is likely that the owners of the patents covering the brand name product or the sponsors of the NDA with respect to the branded product will sue or undertake regulatory initiatives to preserve marketing exclusivity. Any significant delay in obtaining FDA approval to market our products as a result of litigation, as well as the expense of such litigation, whether or not we or our collaborators are successful, could have a materially adverse effect on our business, financial condition and results of operations.

Risks Related to Our Securities:

The price of our common stock could be subject to significant fluctuations.

Any of the following factors could affect the market price of our common stock:

•      Our failure to achieve and maintain profitability;

•      Changes in earnings estimates and recommendations by financial analysts;

•      Actual or anticipated variations in our quarterly results of operations;

•      Changes in market valuations of similar companies;

•      Announcements by us or our competitors of significant contracts, new products, acquisitions, commercial relationships, joint ventures or capital commitments;

•      The loss of major customers or product or component suppliers;

•      The loss of significant partnering relationships; and

•       General market, political and economic conditions.

We have a significant number of convertible securities outstanding that could be exercised in the future. Subsequent resale of these and other shares could cause our stock price to decline. This could also make it more difficult to raise funds at acceptable levels pursuant to future securities offerings.

We have a concentration of stock ownership and control, and a small number of shareholders have the ability to exert significant control in matters requiring shareholder vote and may have interests that conflict with yours.

Directors and Officers hold 22.1% of our common stock. See “Security Ownership of Certain Beneficial Owners and Management” on page 44. As a result, such shareholders, acting together, may have the ability to control matters requiring shareholder approval, including the election of directors and approval of mergers and other significant corporate transactions. This concentration of ownership may have the effect of delaying, preventing or deterring a change in control of our company. It may also deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and may affect the market price of our common stock. In deciding how to vote on such matters, those shareholders’ interests may conflict with yours.

Changes in the independence of our directors could result in governance risks.
Currently, we have a majority of independent directors, but in the future we cannot guarantee that our Board of Directors (the “Board”) will always have a majority of independent directors. In the absence of a majority of independent directors, our chief executive officer, who is also a principal shareholder and director, could establish policies and enter into transactions without independent review and approval. This could present the potential for a conflict of interest between us and our shareholders generally and the controlling officers, stockholders or directors.

Our common stock is a high risk investment.

Our common stock was quoted on the OTC Bulletin Board under the symbol “IGXT” from January 2007 until June 2012 and, subsequent to our upgrade in June 2012, has been quoted on the OTCQX. Our common stock has also been listed on the TSX Venture Exchange under the symbol “IGX” since May 2008.

There is a limited trading market for our common stock, which may affect the ability of shareholders to sell our common stock and the prices at which they may be able to sell our common stock.

The market price of our common stock has been volatile and fluctuates widely in response to various factors which are beyond our control. The price of our common stock is not necessarily indicative of our operating performance or long term business prospects. In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

In the United States, our common stock is considered a “penny stock”. The SEC has adopted regulations which generally define a “penny stock” to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of investors to sell their shares.

As a result of the foregoing, our common stock should be considered a high risk investment.

The application of the “penny stock” rules to our common stock could limit the trading and liquidity of our common stock, adversely affect the market price of our common stock and increase stockholder transaction costs to sell those shares.

As long as the trading price of our common stock is below $5.00 per share, the open market trading of our common stock will be subject to the “penny stock” rules, unless we otherwise qualify for an exemption from the “penny stock” definition. The “penny stock” rules impose additional sales practice requirements on certain broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). These regulations, if they apply, require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks. Under these regulations, certain brokers who recommend such securities to persons other than established customers or certain accredited investors must make a special written suitability determination regarding such a purchaser and receive such purchaser’s written agreement to a transaction prior to sale. These regulations may have the effect of limiting the trading activity of our common stock, reducing the liquidity of an investment in our common stock and increasing the transaction costs for sales and purchases of our common stock as compared to other securities.

We became public by means of a reverse merger, and as a result we are subject to the risks associated with the prior activities of the public company with which we merged. In addition, we may not be able to attract the attention of major brokerage firms or institutional buyers.

Additional risks may exist because we became public through a "reverse merger" with a shell corporation. Although the shell did not have recent or past operations or assets and we performed a due diligence review of the public company, there can be no assurance that we will not be exposed to undisclosed liabilities resulting from the prior operations of our company. Security analysts of major brokerage firms and securities institutions may not cover us since there are no broker-dealers who sold our stock in a public offering who would have an incentive to follow or recommend the purchase of our common stock. No assurance can be given that established brokerage firms will want to conduct any financings for us in the future.

Our limited cash resources restrict our ability to pay cash dividends.

Since our inception, we have not paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our Board of Directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions and future prospect and other factors that the Board of Directors may deem relevant. If we do not pay any dividends on our common stock, our shareholders will be able to profit from an investment only if the price of the stock appreciates before the shareholder sells it. Investors seeking cash dividends should not purchase our common stock.

If we are the subject of securities analyst reports or if any securities analyst downgrades our common stock or our sector, the price of our common stock could be negatively affected.

Securities analysts may publish reports about us or our industry containing information about us that may affect the trading price of our common stock. In addition, if a securities or industry analyst downgrades the outlook for our stock or one of our competitors’ stock, the trading price of our common stock may also be negatively affected.

Future sales of our common stock by our existing stockholders may negatively impact the trading price of our common stock.

If a substantial number of our existing stockholders decide to sell shares of their common stock in the public market following the completion of this offering, the price at which our common stock trades could decline. Additionally, the public market’s perception that such sales might occur may also depress the price of our common stock.

Risks Relating To the Offering

We will have broad discretion as to the use of the net proceeds from this offering, and we may not use the proceeds effectively.

Our management will have broad discretion as to the application of the net proceeds. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use some of the net proceeds for corporate purposes that may not increase our market value or profitability.

You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future.

You will incur immediate and substantial dilution as a result of this offering. After giving effect to the assumed sale of ● units in this offering at an assumed public offering price of $● per unit (the closing bid price of our common stock on October [●], 2013), and after deducting estimated placement agent fees and estimated offering expenses payable by us, and attributing no value to the warrants, if you purchase units in this offering, you will suffer immediate and substantial dilution of approximately $● per share in the net tangible book value of the common stock you acquire. In the event that you exercise your warrants, you will experience additional dilution to the extent that the exercise price of those warrants is higher than the book value per share of our common stock. See “Dilution” below for a more detailed discussion of the dilution you will incur if you purchase securities in this offering.

There is no public market for the warrants to purchase common stock in this offering.

There is no established public trading market for the warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply for listing the warrants on any securities exchange or quotation system. Without an active market, the liquidity of the warrants will be limited.

Our common stock is not listed on a national securities exchange, and U.S. holders of warrants may not be able to exercise their warrants without compliance with applicable state securities laws and the value of your warrants may be significantly reduced.

Our common stock is not listed on a national securities exchange, and the exercise of the warrants by U.S. holders may not be exempt from state securities laws. As a result, depending on the state of residence of a holder of the warrants, a U.S. holder may not be able to exercise its warrants unless we comply with any state securities law requirements necessary to permit such exercise or an exemption applies. Although we plan to use our reasonable efforts to assure that U.S. holders will be able to exercise their warrants under applicable state securities laws if no exemption exists, there is no assurance that we will be able to do so. As a result, since our common stock is not listed on a national securities exchange, your ability to exercise your warrants may be limited. The value of the warrants may be significantly reduced if U.S. holders are not able to exercise their warrants under applicable state securities laws.

The warrants may not have any value.

The warrants have an exercise price of $● per share and expire ● months following the issuance date. In the event our common stock price does not exceed the exercise price of the warrants during the period when the warrants are exercisable, the warrants may not have any value.

Holders of our warrants will have no rights as common stockholders until they acquire our common stock.

Until warrant holders acquire shares of our common stock upon exercise of the warrants, the warrant holders will have no rights with respect to our common stock. Upon exercise of your warrants, you will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

We may sell additional securities immediately following this offering

Pursuant to the terms of the placement agent agreement with the placement agent, we will agree not to offer or sell any securities for a period of ● days following this offering, subject to certain exceptions.  We may elect to sell securities pursuant to these exceptions at a time when such sale could adversely affect the trading market for and the price of our common stock.  The sale of securities pursuant to these exceptions will dilute the ownership interest of investors purchasing securities in this offering.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of the units offered by this prospectus will be approximately $● assuming the sale by us of ● units at an assumed offering price of $● per unit (the closing bid price of our common stock on October [●], 2013) after deducting estimated placement agent fees and estimated offering expenses payable by us. This amount does not include the proceeds which we may receive in connection with the exercise of the warrants. We cannot predict when or if the warrants will be exercised, and it is possible that the warrants may expire and never be exercised.

Principal Purposes	Estimated Amount to be Expended	Estimated Percentage
Capital investment in VersaFilm® manufacturing equipment	●	●
New facility leasehold improvements	●	●
Working capital and other general corporate purposes	●	●
Total Available Funds:	●	●

If the net proceeds of this offering are less than $2,850,000 we will be unable to achieve our planned operations for the next 12 months. If that occurs, we will prioritize programs, and select programs which our management believes can be adequately funded given the amount of proceeds and that provide the best opportunity for return to shareholders.

A $0.01 increase (decrease) in the assumed offering price of $● per unit would increase (decrease) the expected net cash proceeds of the offering to us by approximately $●. A ● increase (decrease) in the assumed number of units sold in this offering would increase (decrease) the expected net cash proceeds of the offering to us by approximately $●.

DILUTION

If you invest in our securities, you will experience dilution to the extent of the difference between the public offering price of the units (attributing no value to the warrants) and the net tangible book value of our common stock immediately after this offering.

Net tangible book value per share is equal to total assets less intangible assets and total liabilities, divided by the number of shares of our outstanding common stock. Our net tangible book value as of June 30, 2013 was approximately $2.4 million, or $0.0467 per share of common stock.

After giving effect to assumed sale of ● units in this offering at an assumed public offering price of $● per unit (the closing bid price of our common stock on October [●], 2013) after deducting estimated placement agent fees and estimated offering expenses payable by us, and attributing no value to the warrants, our as adjusted net tangible book value as of June 30, 2013 would have been approximately $●, or $● per share. This represents an immediate increase in net tangible book value of $● per share to existing stockholders and an immediate dilution in net tangible book value of $● per share to new investors purchasing our units in this offering. The following table illustrates this per share dilution:

Assumed public offering price per unit		$
Net tangible book value per share as of June 30, 2013	$
Increase per share attributable to new investors	$
As adjusted net tangible book value per share after this offering		$
Dilution per share to new investors		$

A $● increase (decrease) in the assumed public offering price of $● per unit would increase (decrease) our as adjusted net tangible book value per share by approximately $● and dilution per share to new investors by approximately $●, assuming the number of units offered by us remains the same. A ● increase (decrease) in the number of units offered by us would be required to increase (decrease) our as adjusted net tangible book value by approximately $● and dilution per share to new investors by approximately $0.01, assuming a public offering price of $● per unit.

Investors that acquire additional shares of our common stock through the exercise of the warrants offered hereby may experience additional dilution depending on our net tangible book value at the time of exercise.

The number of shares of common stock to be outstanding after this offering is based on 51,549,422 shares outstanding as of June 30, 2013 and excludes, as of that date:

  1,607,500 shares of common stock issuable upon exercise of outstanding stock options, including those options issued outside our stock option plans at a weighted average exercise price of $0.61 per share;

  3,130,665 additional shares of common stock reserved for issuance under various outstanding warrant agreements at a weighted average exercise price of $0.71 per share;

  2,265,221 additional shares of common stock reserved for future issuance under our amended and restated 2006 option plans;

  shares of common stock issuable upon the exercise of the warrants offered hereby; and

  shares of common stock issuable upon the exercise of the placement agent warrants.

Also excluded are:

  35,000 shares of common stock issuable upon exercise of stock options granted between July 1, 2013 and the date of filing this Registration Statement at a weighted average exercise price of $0.58 per share;

  175,000 shares of common stock issuable upon the exercise of stock options that expired between July 1, 2013 and the date of filing this Registration Statement at a weighted average exercise price of $0.85 per share;

  1,514,500 additional shares of common stock issued between July 1, 2013 and the date of filing this Registration Statement pursuant to the exercise of warrants at a weighted average exercise price of $0.4741 per share; and

  257,500 shares of common stock issuable upon the exercise of warrants that expired between July 1, 2013 and the date of filing this Registration Statement at a weighted average exercise price of $0.4741 per share.

DESCRIPTION OF BUSINESS

Overview

We are a drug delivery company focusing on the development of novel, orally administered drug delivery products based on our proprietary oral drug delivery technologies. We have positioned ourselves as a provider of product development services for the pharmaceutical industry, including the branded and generic pharmaceutical markets.

Drug delivery systems are an important tool in the hands of physicians for purposes of optimizing drug therapy. For the pharmaceutical industry, drug delivery systems represent an opportunity to extend the market exclusivity and product lifecycle of drugs whose patent protection is nearing expiration.

A significant portion of our current products under development focus on controlled release delivery systems. Controlled release delivery systems play an important role in the development of orally administered drug delivery systems. Controlled release technology provides patients with the required amount of medication over a pre-determined, prolonged period of time. Because of the reduced fluctuation of the active drug in the blood and the avoidance of plasma spikes, controlled release products are deemed safer and more tolerable than conventional dosage forms, and have shown better patient compliance.

Our primary business strategy is to develop pharmaceutical products based upon our proprietary drug delivery technologies and license the commercial rights to companies in the pharmaceutical industry once the viability of a product has been demonstrated. In exchange for licensing rights to our products, we seek funding consisting of a combination of one or more of the following: advance down payments, milestone fees, reimbursement for development costs, and royalties on sales. In addition, we may receive a manufacturing royalty from our contract manufacturers for the exclusive right to manufacture our products. The companies we partner with are typically responsible for managing the regulatory approval process of the product with the FDA and/or other regulatory bodies, as well as for the marketing and distribution of the products. On a case-by-case basis, we may be responsible for providing all or part of the documentation required for the regulatory submission. In addition to pursuing partnering arrangements that provide for the full funding of a drug development project, we may undertake development of selected product opportunities until the marketing and distribution stage. We would first assess the potential and associated costs for successful development of a product, and then determine at which stage it would be most prudent to seek a partner, balancing costs against the potential for higher returns later in the development process.

Technology Platforms

Our product development efforts are based upon three delivery platform technologies: (1) VersaTab®, a Multilayer Tablet technology (2) VersaFilm®, an Oral Film technology, and (3) AdVersa®, a Mucoadhesive Tablet technology. Our Multilayer Tablet platform technology allows for the development of oral controlled-release products. It is designed to be versatile and to reduce manufacturing costs as compared to competing oral extended-release delivery technologies. The Oral Film technology allows for the instant delivery of pharmaceuticals to the oral cavity, while the Mucoadhesive Tablet allows for the controlled release of active substances to the oral mucosa.

The Multilayer Tablet platform technology represents a new generation of controlled release layered tablets designed to modulate the release of active compounds. The technology is based on a multilayer tablet with an active core layer and erodible cover layers. The release of the active drug from the core matrix initially occurs in a first-order fashion. As the cover layers start to erode, their permeability for the active ingredient through the cover layers increases. Thus, the Multilayer Tablet can produce quasi-linear (zero-order) kinetics for releasing a chemical compound over a desired period of time. The erosion rate of the cover layers can be customized according to the physico-chemical properties of the active drug. In addition, our multilayer technology offers the opportunity to develop combination products in a regulatory-compliant format. Combination products are made up of two or more active ingredients that are combined into a single dosage form.

The Oral Film technology consists of a thin (25-35 micron) polymeric film comprised of United States Pharmacopeia (USP) components that are approved by the FDA for use in food, pharmaceutical, and cosmetic products. Derived from the edible film technology used for breath strips and initially developed for the instant delivery of savory flavors to food substrates, the VersaFilm® technology is designed to provide a rapid response compared to existing conventional tablets. The VersaFilm® technology is intended for indications requiring rapid onset of action, such as migraine, motion sickness, erectile dysfunction, and nausea.

The Mucoadhesive Tablet is a drug delivery system capable of adhering to the oral mucosa and releasing the drug onto the site of application at a controlled rate. The Mucoadhesive Tablet is designed to provide the following advantages relative to competing technologies: (i) it avoids the first pass effect, whereby the liver metabolizes the active ingredient and greatly reduces the level of drug in the systemic circulation, (ii) it leads to a higher absorption rate in the oral cavity as compared to the conventional oral route, and (iii) it achieves a rapid onset of action for the drug. The Mucoadhesive Tablet technology is designed to be versatile in order to permit the site of application, residence time, and rate of release of the drug to be modulated to achieve the desired results.

Product Portfolio

Our product portfolio includes a blend of generic and branded products based on our proprietary delivery technology (“generic” drugs are essentially copies of drugs that have already received FDA approval). Of the eleven projects currently in our product portfolio, four utilize our VersaTab® technology, six utilize our VersaFilm® technology, and one utilizes our AdVersa® technology.

INT0001/2004. This is the most advanced generic product involving our multilayer tablet technology. Equivalency with the reference product Toprol XL® and its European equivalent Beloc-ZOK® has been demonstrated in-vitro. The product has been tested in phase I studies. Pivotal development activities are ongoing.

INT0004/2006. The development of a new, higher strength of the antidepressant Bupropion HCl, the active ingredient in Wellbutrin XL®, has been completed. In November 2011 the FDA approved the drug for patients with Major Depressive Disorder and, in February 2012, we entered into an agreement with Edgemont Pharmaceuticals LLC (“Edgemont”) for commercialization of the product in the United States. Under the terms of the agreement, Edgemont has obtained certain exclusive rights to market and sell the product in the U.S. In exchange IntelGenx received a $1.0 million upfront payment and will be eligible to receive launch related milestones totaling up to $4.0 million. In addition, IntelGenx will be eligible for additional milestones upon achieving certain sales and exclusivity targets of up to a further $23.5 million. IntelGenx will also receive tiered double-digit royalties on the net sales of the product. The agreement has no expiry date but may be terminated in the event of, without limitation (i) failure by either us or Edgemont to perform our respective obligations under the agreement; (ii) if either party files a petition for bankruptcy or insolvency or otherwise winds up, liquidates or dissolves its business, or (iii) otherwise by mutual consent of the parties. The agreement also contains customary confidentiality, indemnification and intellectual property protection provisions.

The product was launched in the U.S. in October 2012 under the brand name Forfivo XL®. As of December 31, 2012 we have received an upfront payment of $1 million and we have invoiced and received a $1 million milestone payment related to the launch. We have begun receiving royalty payments as of the first quarter of 2013.

On July 8, 2013 we received a Paragraph IV Certification Letter from Wockhardt Bio AG, advising of the submission of an Abbreviated New Drug Application to the FDA requesting authorization to manufacture and market generic versions of Forfivo XL® 450 mg capsules in the United States. We intend to vigorously enforce our intellectual property rights for Forfivo XL® and will pursue all available legal and regulatory pathways in defense of Forfivo XL®, which is currently protected by an issued patent listed in the FDA's Approved Drug Products List (Orange Book).

INT0007/2006. An oral Tadalafil film product based on our proprietary oral film technology is currently in the optimization stage. The product is intended for the treatment of erectile dysfunction (ED). The results of a phase I pilot study that was conducted in the third quarter of 2010 indicate that the product is bioequivalent with the brand product, Cialis®. A second clinical trial comparing an alternative formulation with the reference listed drug (RLD) was completed in the first quarter of 2013. The results of this study suggest the potential for a faster acting Tadalafil using our VersaFilm® product.

INT0008/2007. A 505(b)(2) NDA for our novel oral thin-film formulation of Rizatriptan, the active drug in Maxalt-MLT® orally disintegrating tablets was submitted to the FDA on April 3, 2013. The FDA has informed us that the application is sufficiently complete to permit a substantive review in accordance with the FDA's "standard" classification process and has assigned a PDUFA date of February 3, 2014 at which time the agency will inform the company of the result of its review. Maxalt-MLT® is a leading branded anti-migraine product manufactured by Merck & Co. The thin-film formulation of Rizatriptan has been developed in accordance with the co-development and commercialization agreement with RedHill Biopharma Ltd. using IntelGenx' proprietary immediate release VersaFilm® oral drug delivery technology. In December 2011, we received approval by Health Canada to conduct a pivotal bioequivalence study to determine if our product is safe and bioequivalent with the FDA approved reference product, Maxalt-MLT®. The trial was conducted in the second quarter of 2012 and was a randomized, two-period, two-way crossover study in healthy male and female subjects. The study results indicate that the product is safe, and that the 90% confidence intervals of the three relevant parameters Cmax, AUC(0-t) and AUC(0-infinity) are well within the 80 – 125 acceptance range for bioequivalency.

INT0024/2010. An oral tablet product based on our proprietary multilayer tablet technology is currently in the development stage. An interaction study was conducted in the third quarter of 2012 and yielded positive results. The product is intended for the treatment of idiopathic pulmonary fibrosis.

INT0027/2011. An Abbreviated New Drug Application (ANDA) for our oral Buprenorphine/Naloxone Sublingual Film Product for the treatment of opiate addiction was submitted to the FDA on July 5, 2013. The ANDA was filed by our U.S. based co-development and commercialization partner for this product. The reference listed drug is Suboxone® Sublingual Film.

On August 20, 2013, Reckitt Benckiser Pharmaceuticals and Monosol RX filed a lawsuit against us in the U.S. District Court for the District of Delaware.  The complaint alleged infringement of U.S. Patent Nos. 8,475,832 and 8,017,150 because we submitted an ANDA with a Paragraph IV certification seeking FDA approval of a generic version of Suboxone® sublingual film prior to the expiration of such patents.  We intend to defend this action vigorously.

INT0028/2011. We initially entered into an agreement with Cynapsus Therapeutics Inc. (formerly Cannasat Therapeutics Inc., “Cynapsus”) for the development of a buccal mucoadhesive tablet product containing a cannabinoid-based drug for the treatment of neuropathic pain and nausea in cancer patients undergoing chemotherapy. A clinical biostudy undertaken in 2009 on the mucoadhesive tablet developed by us and based on our proprietary AdVersa® technology indicated improved bioavailability and reduced first-pass metabolization of the drug. In the fourth quarter of 2010, we acquired from Cynapsus full control of, and interest in, this project going forward. We also obtained worldwide rights to US Patent 7,592,328 and all corresponding foreign patents and patent applications to exclusively develop and further provide intellectual property protection for this project.

INT0030/2011. An oral film product based on our proprietary edible film technology is currently in the development stage. The product is intended for the animal health market. An initial acceptability study of the placebo in dogs indicated that the product is well accepted and a larger study is in preparation.

INT0035/2013. An oral oncology product intended to improve the dosing regimen by using our proprietary controlled release technology is currently in the development stage.

INT0036/2013. A fast acting oral product for the treatment of a CNS indication based on our proprietary oral drug delivery technology is currently in the development stage.

The current development status of each of our products as of the date of this report is summarized in the following table:

Product	Application	Status of Development
INT0001/2004	CHF (Coronary Heart Failure), Hypertension	Pivotal batches in preparation.
INT0004/2006	Antidepressant	FDA approved November 2011 and launched in USA as Forfivo XL® in October, 2012.
INT0007/2006	Erectile Dysfunction	Pilot biostudy completed indicating bioequivalence with brand product. Pilot phase 1 study against the Reference Listed Drug (“RLD”) suggests faster rate of absorption.
INT0008/2007	Migraine	Pivotal biostudy completed indicating bioequivalence with RLD. Pivotal manufacturing activities completed. NDA submitted to FDA April 3, 2013. PDUFA date February 3, 2014.

INT0024/2010	Idiopathic pulmonary fibrosis	Interaction study completed. Formulation optimization in preparation.
INT0027/2011	Opiate addiction	ANDA submitted to FDA July 5, 2013.
INT0028/2011	Chronic pain	Clinical development in preparation.
INT0030/2011	Animal health	Acceptability study completed. Product formulation in preparation.
INT0035/2013	Oncology	Formulation development ongoing.
INT0036/2013	CNS	Formulation development ongoing.

Growth Strategy

Our primary growth strategies include: (1) identifying lifecycle management opportunities for existing market leading pharmaceutical products, (2) developing generic drugs with high barriers to entry, (3) developing products for the (non-pharmaceutical) nutritional supplement market, and (4) developing new drug delivery technologies.

Lifecycle Management Opportunities

We are seeking to position our delivery technologies as an opportunity for lifecycle management of products for which patent protection of the active ingredient is nearing expiration. While the patent for the underlying substance cannot be extended, limited exclusivity can be obtained for a new and improved formulation by filing an application with the FDA under Section 505(b)(2) of the U.S. Federal Food, Drug and Cosmetic Act. Such applications, known as a “505(b)(2) NDA”, are permitted for new drug products that incorporate previously approved active ingredients, even if the proposed new drug incorporates an approved active ingredient in a novel formulation or for a new indication. A 505(b)(2) NDA may include information regarding safety and efficacy of a proposed drug that comes from studies not conducted by or for the applicant. The first formulation for a respective active ingredient filed with the FDA under a 505(b)(2) application may qualify for up to three years of market exclusivity upon approval. Based upon a review of past partnerships between third party drug delivery companies and pharmaceutical companies, management believes that drug delivery companies which possess innovative technologies to develop these special dosage formulations present an attractive opportunity to pharmaceutical companies. Accordingly, we believe “505(b)(2) products” represent a viable business opportunity for us.

Generic Drugs with High Barriers to Entry

We plan to pursue the development of generic drugs that have certain barriers to entry, e.g., where product development and manufacturing is complex and can limit the number of potential entrants into the generic market. We plan to pursue such projects only if the number of potential competitors is deemed relatively insignificant.

Nutritional Supplement Products

We plan to develop additional products for the nutritional supplement market based upon our proprietary drug delivery technologies. The market for these supplements is large, with little differentiation between products. Our proprietary technology is aimed at increasing the absorption rate of active ingredients. We believe that supplements represent attractive short-term revenue opportunities since they are not regulated as pharmaceutical products and do not require FDA approval.

Development of New Drug Delivery Technologies

The rapidly disintegrating film technology contained in our VersaFilm®, and our AdVersa® mucosal adhesive tablet, are two examples of our efforts to develop alternate technology platforms. As we work with various partners on different products, we seek opportunities to develop new proprietary technologies.

Competition

The pharmaceutical industry is highly competitive and is subject to the rapid emergence of new technologies, governmental regulations, healthcare legislation, availability of financing, patent litigation and other factors. Many of our competitors, including Monosol Rx, Tesa-Labtec GmbH, BioDelivery Sciences International, Inc. and LTS Lohmann Therapy Systems Corp., have longer operating histories and greater financial, technical, marketing, legal and other resources than we have. In addition, many of our competitors have significantly greater experience than we have in conducting clinical trials of pharmaceutical products, obtaining FDA and other regulatory approvals of products, and marketing and selling products that have been approved. We expect that we will be subject to competition from numerous other companies that currently operate or are planning to enter the markets in which we compete.

The key factors affecting the development and commercialization of our drug delivery products are likely to include, among other factors:

•        The safety and efficacy of our products;

•        The relative speed with which we can develop products;

•        Generic competition for any product that we develop;

•        Our ability to defend our existing intellectual property and to broaden our intellectual property and technology base;

•        Our ability to differentiate our products;

•        Our ability to develop products that can be manufactured on a cost effective basis;

•       Our ability to manufacture our products in compliance with current Good Manufacturing Practices (“cGMP”) and any other regulatory requirements; and

•        Our ability to obtain financing.

In order to establish ourselves as a viable industry partner, we plan to continue to invest in our research and development activities in order to further strengthen our technology base and to develop the ability to manufacture our products through our manufacturing partners at competitive costs.

Our Competitive Strengths

We believe that our key competitive strengths include:

•         Our intellectual property;

•         The uniqueness and versatility of our drug delivery technology; and

•         The potential manufacturing cost savings associated with our technology.

Manufacturing Partnership

We currently manufacture products only for testing purposes in our own laboratories, and we do not manufacture products for pivotal clinical trials or for commercial use. In order to establish ourselves as a full-service partner for our thin film products, we plan to establish a pilot plant for the manufacture of larger scale test batches of products developed using our VersaFilm® drug delivery technology. VersaFilm® is IntelGenx' immediate release polymeric film technology. It is comprised of a thin polymeric film using United States Pharmacopeia (USP) components that are safe and approved by the FDA for use in food, pharmaceutical and cosmetic products. VersaFilm® provides a patent-protected method of re-formulating approved pharmaceuticals in a more convenient and discrete oral dosage form. We expect to establish our pilot plant by December 31, 2013.

We formed a strategic alliance with LTS Lohmann Therapie-Systeme AG ("LTS") for the manufacturing of certain products developed by us using our VersaFilm® technology. LTS is regarded as a pioneer in the development and production of transdermal and film form oral systems and has become one of the world's leading suppliers for the international pharmaceutical industry.

We formed a strategic manufacturing partnership with, and took an ownership position in, Pillar5 Pharma Inc. (“Pillar5”). We have undertaken to use our best efforts to ensure that distributors of our oral solid dose pharmaceutical products that are developed for commercial production, be directed to Pillar5 for the purpose of negotiating a manufacturing agreement requiring Pillar5 to manufacture such products. As consideration for this undertaking, Pillar5 issued to us common shares representing 10% of the issued and outstanding shares of Pillar5. This manufacturing partnership secures the production of clinical test batches and commercial products for our VersaTab® and AdVersa® tablet products.

We are not currently a manufacturer and we do not usually purchase large quantities of raw materials. Our manufacturing partners, however, may purchase significant quantities of raw materials, some of which may have long lead times. If raw materials cannot be supplied to our manufacturing partners in a timely and cost effective manner, our manufacturing partners may experience delays in production that may lead to reduced supplies of commercial products being available for sale or distribution. Such shortages could have a detrimental effect on sales of the products and a corresponding reduction on our royalty revenues earned.

Dependence on Major Customers

We do not rely on any one or a few major customers for our end products. However, we depend upon a limited number of partners to develop our products, to provide funding for the development of our products, to assist in obtaining regulatory approvals that are required in order to commercialize these products, and to market and sell our products.

Intellectual Property and Patent Protection

We protect our intellectual property and technology by using the following methods: (i) applying for patent protection in the United States and in the appropriate foreign markets, (ii) non-disclosure agreements, license agreements and appropriate contractual restrictions and controls on the distribution of information, and (iii) trade secrets, common law trademark rights and trademark registrations. We plan to file core technology patents covering the use of our platform technologies in any pharmaceutical products.

We have obtained four (4) patents and have an additional six (6) pending patent applications, as described below. The patents expire 20 years after submission of the initial application.

Patent No.	Title	Subject	Date submitted / issued / expiration

US 6,231,957	Rapidly disintegrating flavor wafer for flavor enrichment	The composition, manufacturing, and use of rapidly disintegrating flavored films for releasing flavors to certain substrates	Issued May 15, 2001 Expires May 6, 2019

US 6,660,292	Rapidly disintegrating film for precooked foods	Composition and manufacturing of flavored films for releasing flavors to precooked food substrates	Issued December 9, 2003 Expires June 19, 2021

US 7,132,113	Flavored film	Composition and manufacturing method of multi-layered films	Issued April 16, 2002 Expires April 16, 2022

US Appl. 2007/0190144	Multilayer Tablet	Formulation and Method of Preparation of Multilayered Tablets	Published August 16, 2007

US Appl. 11/782,838 PCT/IB2007/03950	Controlled Release Pharmaceutical Tablets	Formulation and Method Of Making Tablets Containing Bupropion And Mecamylamine	July 25, 2006

US Patent 7674479	Sustained-release Bupropion and Bupropion / Mecamylamine tablets	Formulation and Method Of Making Tablets Containing Bupropion And Mecamylamine	Issued March 9, 2010 Expires July 25, 2027

US Appl. 12/836810	Oral Mucoadhesive dosage form	Direct compression formulation for buccal and sublingual dosage forms	July 15, 2010

US Appl. US 12/936.132.	Oral film dosage forms and methods for making same	Optimization of Film strip technology	December 8, 2010

US Appl. 13/079,348	Solid oral dosage forms comprising Tadalafil	Oral films containing Tadalafil	April 04, 2011

Government Regulation
The pharmaceutical industry is highly regulated. The products we participate in developing require certain regulatory approvals. In the United States, drugs are subject to rigorous regulation by the FDA. The U.S. Federal Food, Drug, and Cosmetic Act, and other federal and state statutes and regulations, govern, among other things, the research, development, testing, manufacture, storage, record keeping, packaging, labeling, adverse event reporting, advertising, promotion, marketing, distribution, and import and export of pharmaceutical products. Failure to comply with applicable regulatory requirements may subject a company to a variety of administrative or judicially-imposed sanctions and/or the inability to obtain or maintain required approvals or to market drugs. The steps ordinarily required before a new pharmaceutical product may be marketed in the United States include:

•        preclinical laboratory tests, animal studies and formulation studies under FDA’s good laboratory practices regulations, or GLPs;

•        the submission to the FDA of an investigational new drug application, or IND, which must become effective before human clinical trials may begin;

•        the completion of adequate and well-controlled clinical trials according to good clinical practice regulations, or GCPs, to establish the safety and efficacy of the product for each indication for which approval is sought;

•        after successful completion of the required clinical testing, submission to the FDA of a NDA, or an ANDA, for generic drugs. In certain cases, an application for marketing approval may include information regarding safety and efficacy of a proposed drug that comes from studies not conducted by or for the applicant. Such applications, known as a 505(b)(2) NDA, are permitted for new drug products that incorporate previously approved active ingredients, even if the proposed new drug incorporates an approved active ingredient in a novel formulation or for a new indication;

•        satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the product is produced to assess compliance with cGMPs to assure that the facilities, methods and controls are adequate to preserve the drug’s identity, strength, quality and purity; and

•        FDA review and approval of the NDA or ANDA.

The cost of complying with the foregoing requirements, including preparing and submitting an NDA or ANDA, may be substantial. Accordingly, we typically rely upon our partners in the pharmaceutical industry to spearhead and bear the costs of the FDA approval process. We also seek to mitigate regulatory costs by focusing on 505(b)(2) NDA opportunities. By applying our drug delivery technology to existing drugs, we seek to develop products with lower research & development (“R&D”) expenses and shorter time-to-market timelines as compared to regular NDA products.

Research and Development Expense
Our R&D expenses, net of R&D tax credits, for the year ended December 31, 2012 increased to $1,723 thousand as compared to $1,336 thousand for the year ended December 31, 2011. The increase in R&D expenditure is explained in the section of this report entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

Environmental Regulatory Compliance
We believe that we are in compliance with environmental regulations applicable to our research and development facility located in Ville Saint-Laurent, Quebec.

Employees
As of the date of this filing, we have 11 full-time and no part-time employees. None of our employees are covered by collective bargaining agreements. We believe that our relations with our employees are good.

DESCRIPTION OF PROPERTY

We currently occupy 3,500 square feet of leased space at a rate of CAD$8.88/square foot in an industrial zone at 6425 Abrams, Ville St.-Laurent, Quebec, Canada under a five year renewable lease agreement signed in 2004. We expanded our laboratory and office space at this facility to its maximum use during the second quarter of 2006. We extended the term of the lease agreement to, most recently, the day immediately preceding the fulfillment of certain conditions relating to the occupation of new leased premises at 6410-6420 Abrams.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction to Management’s Discussion and Analysis

The purpose of this section, Management’s Discussion and Analysis of Financial Condition and Results of Operations, is to provide a narrative explanation of the financial statements that enables investors to better understand the business of the Company, to enhance the Company’s overall financial disclosures, to provide the context within which the Company’s financial information may be analyzed, and to provide information about the quality of, and potential variability of, the Company’s financial condition, results of operations and cash flows. Unless otherwise indicated, all financial and statistical information included herein relates to continuing operations of the Company. Unless otherwise indicated or the context otherwise requires, the words, “IntelGenx, “Company”, “we”, “us”, and “our” refer to IntelGenx Technologies Corp. and its subsidiaries, including IntelGenx Corp. This information should be read in conjunction with the accompanying unaudited Consolidated Financial Statements and Notes thereto.

Company Background

We are a drug delivery company established in 2003 and headquartered in Montreal, Quebec, Canada. Our focus is on the development of novel oral immediate-release and controlled-release products for the pharmaceutical market. Our business strategy is to develop pharmaceutical products based on our proprietary drug delivery technologies and, once the viability of a product has been demonstrated, to license the commercial rights to partners in the pharmaceutical industry. In certain cases, we rely upon partners in the pharmaceutical industry to fund development of the licensed products, complete the regulatory approval process with the U.S. Food and Drug Administration (“FDA”) or other regulatory agencies relating to the licensed products, and assume responsibility for marketing and distributing such products.

In addition, we may choose to pursue the development of certain products until the project reaches the marketing and distribution stage. We will assess the potential for successful development of a product and associated costs, and then determine at which stage it is most prudent to seek a partner, balancing such costs against the potential for additional returns earned by partnering later in the development process.

We have also undertaken a strategy under which we will work with pharmaceutical companies in order to develop new dosage forms for pharmaceutical products for which patent protection is nearing expiration. Under §(505)(b)(2) of the Food, Drug, and Cosmetics Act, the FDA may grant market exclusivity for a term of up to three years of exclusivity following approval of a listed drug that contains previously approved active ingredients but is approved in a new dosage, dosage form, route of administration or combination, or for a new use, the approval of which was required to be supported by new clinical trials, other than bioavailability studies, conducted by or for the sponsor.

We are currently continuing to develop the existing products in our pipeline and may also perform research and development on other potential products as opportunities arise.

We currently purchase and/or lease, on an as-needed basis, the equipment necessary for performing research and development activities related to our products.

We plan to hire new personnel, primarily in the areas of research and development, manufacturing, and administration on an as-needed basis as we enter into partnership agreements, establish our pilot plant VersaFilm® manufacturing capability, and increase our research and development activities.

Key Developments

ANDA for Buprenorphine/Naloxone Sublingual Film Product for the Treatment of Opiate Addiction:

Subsequent to the end of the quarter, on July 22, 2013 we announced that an Abbreviated New Drug Application (“ANDA”) has been submitted to the U.S. Food and Drug Administration (“FDA”) for approval of a generic formulation of buprenorphine and naloxone Sublingual Film, indicated for maintenance treatment of opioid dependence. The ANDA was filed by our U.S. based co-development and commercialization partner for this product. The reference listed drug is Suboxone® (buprenorphine and naloxone) Sublingual Film.

According to IMS Health, U.S. retail sales of Suboxone® Sublingual Film were approximately $1.5 billion in 2012.

In accordance with confidentiality clauses contained in the co-development and commercialization agreement, the specifics of the product description and financial terms remain confidential. We will receive a share of the profits of commercialization, in addition to upfront and milestone payments.

The FDA approved Suboxone® in October of 2002 for use in the treatment of opioid addiction. Suboxone® is a registered trademark of Reckitt Benckiser Pharmaceuticals. Suboxone® contains the two active ingredients: buprenorphine and naloxone.

Naloxone is used to block the effect of opioids. Buprenorphine is a partial opioid agonist that stimulates opioid receptors but does not produce the same effects as an opioid. In other words it does not produce a euphoric "high" effect. The combination of these two actives has been shown to be efficacious in managing the treatment of opioid addiction. Suboxone® is most often taken sublingually (dissolved under the tongue). Taken properly, it can reduce opioid use, help patients to be successfully managed in an addiction rehabilitation program, and suppress the symptoms of opioid withdrawal. Suboxone® is the most commonly prescribed medication that is administered to patients during the maintenance phase of treatment. Unlike methadone, Suboxone® has a lower potential for overdose and abuse. This enables Certified Doctors, in certain circumstances, to prescribe take home supplies of Suboxone®.

NDA for Anti-Migraine VersaFilm® Oral Film Product:

On June 18, 2013 we announced that the FDA has assigned a Prescription Drug User Fee Act ("PDUFA") action date of February 3, 2014 for the review of the our New Drug Application ("NDA") for the marketing approval of our anti-migraine VersaFilm® oral film product. We had previously announced that, together with our co-development partner RedHill Biopharma Ltd ("RedHill"), we had submitted a 505(b)(2) NDA to the FDA for a novel, oral thin-film formulation, based on our proprietary VersaFilm® technology containing Rizatriptan, the active drug in Merck & Co ("Merck") Maxalt-MLT® orally disintegrating tablets. According to Merck's most recent annual report, sales of Maxalt® were $638 million in 2012. The FDA confirmed that our application is sufficiently complete to permit a substantive review in accordance with the FDA's "standard" classification process.

Currency rate fluctuations

Our operating currency is Canadian dollars, while our reporting currency is U.S. dollars. Accordingly, our results of operations and balance sheet position have been affected by currency rate fluctuations. The following management discussion and analysis takes this into consideration whenever material.

Results of Operations for the six month period ended June 30, 2013 compared with the six month period ended June 30, 2012.

In U.S.$ thousands	2013	2012	Increase/ (Decrease)	Percentage Increase/ (Decrease)
Revenue	$704	$120	$584	487%

Research and Development Expenses	215	551	(336)	(61%	)
Selling, General and Administrative	850	771	79	10%
Expenses
Amortization of tangible assets	17	17	-	0%
Amortization of intangible assets	19	-	19	N/A
Net Loss	(396)	(1,214)	(818)	(67%	)

Revenue

Total revenue in the first six months of 2013 increased to $704 thousand, compared with $120 thousand in the same period of 2012, representing an increase of $584 thousand, or 487%.

Revenue for the 6 months ended June 30, 2013 includes $256 thousand related to a development milestone for our VersaFilm® buprenorphine/naloxone product for the treatment of opiate addiction. The milestone became due following the successful completion of the pivotal bioequivalence study.

Also included in revenue for the first six months of 2013 is $201 thousand related to a development milestone for our anti-migraine VersaFilm® oral film product. The milestone became due following confirmation that our NDA submission to the FDA is sufficiently complete to permit a substantive review in accordance with the FDA's "standard" classification process.

Revenue recorded in the first 6 months of 2013 also includes $247 thousand related to Forfivo XL®, our first FDA approved product, which was launched in October 2012 under a licensing partnership with Edgemont Pharmaceuticals LLP (“Edgemont”). Upon entering into the licensing agreement, Edgemont paid us an upfront fee of $1 million, which we recognized as deferred license revenue. The deferred license revenue is amortized in income over the period where sales of Forfivo XL® are expected to be exclusive. As a result of this policy, we recognized $156 thousand in income during the first six months of 2013. In addition, we recognized approximately $91 thousand of royalty income earned from the sale of Forfivo XL®. The royalties relate to sales of Forfivo XL® by Edgemont during the first six months post product launch. Forfivo XL® is indicated for the treatment of Major Depressive Disorder (“MDD”) and is the only extended-release bupropion HCl product to provide a once-daily, 450mg dose in a single tablet.

Sales levels achieved for Forfivo XL®, and related royalty income, have been lower than anticipated in the first six months of 2013. Management is actively taking steps to accelerate sales growth of Forfivo XL®.

Revenue for the six months ended June 30, 2012 included a $100 thousand development milestone in respect of our anti-migraine VersaFilm® oral film product. The milestone became due following the successful completion of the pivotal bioequivalence study.

Research and Development (“R&D”) Expenses

R&D expenses, net of R&D investment tax credits, totaled $215 thousand in the six months ended June 30, 2013, representing a decrease of $336 thousand, or 61%, to the expense of $551 thousand recorded in the same period of last year.

The decrease in R&D expenses is primarily related to i) approximately $176 thousand of costs incurred in the first half of 2012 that were associated with a pilot clinical study that was not repeated in the first half of 2013, and ii) the reversal of approximately $112 thousand of costs accrued for the technical transfer of activities in preparation for manufacturing of Forfivo XL® to our Contract Manufacturing Organization, Pillar5 Pharma, that were recorded in fiscal 2012 and, following negotiation were subsequently reversed in April 2013.

Included within R&D expenses for the first six months of 2013 are R&D salaries of $284 thousand, of which approximately $5 thousand represents non-cash compensation. This compares to R&D salaries of $305 thousand in the first six months of 2012, of which approximately $9 thousand represented non-cash compensation. The decrease in R&D salaries relates to a temporary vacancy within the R&D department during the second quarter of 2013.

In the six months ended June 30, 2013 we recorded estimated research and development tax credits and refunds of $69 thousand, compared with $50 thousand that was recorded in the same period of the previous year.

Selling, General and Administrative (“SG&A”) Expenses

SG&A expenses increased by $79 thousand, to $850 thousand, in the first six months of 2013 compared with $771 thousand in the first six months of 2012. The increase is primarily attributable to the addition of Dr. Rajiv Khosla to our management team initially in a consulting capacity through to April, and thereafter as an executive of the Company.

Included in SG&A expenses are approximately $26 thousand (2012: $7 thousand) in non-cash compensation from options granted to management employees in 2011, 2012 and 2013, $6 thousand (2012: $13 thousand) in non-cash compensation from options granted to non-employee directors in 2011, and $11 thousand (2012: $Nil) in non-cash compensation from options granted to consultants in 2012.

Amortization of intangible assets

The amortization of intangible assets expense for the first six months of 2013 totaled $19 thousand, compared with $Nil in the same period of last year. The expense relates to the amortization of NDA acquisition costs in respect of the final progress payment to acquire 100% ownership of Forfivo XL®. Commercialization of Forfivo XL® in October 2012 triggered amortization of the asset over its estimated useful life of 39 months.

Share-Based Compensation Expense, Warrants and Stock Based Payments

Share-based compensation expense, warrants and share-based payments totaled $48 thousand for the six months ended June 30, 2013, compared with $29 thousand for the six months ended June 30, 2012.

We expensed approximately $31 thousand in the first six months of 2013 for options granted to our employees in 2011, 2012 and 2013 under the 2006 Stock Option Plan, and approximately $6 thousand for options granted to non-employee directors in 2011, compared with $15 thousand and $13 respectively that was expensed in the same period of the previous year.

We also expensed $11 thousand in the first six months of 2013 for options granted to consultants and $1 thousand in the first six months of 2012 for options granted to investor relation firms for investor relation services.

There remains approximately $229 thousand in stock based compensation to be expensed in fiscal 2013 through 2015, of which $223 thousand relates to the issuance of options to employees and directors of the Company during 2011, 2012 and 2013 and $6 thousand relates to the issuance of options to consultants in 2012. We anticipate the issuance of additional options and warrants in the future, which will continue to result in stock-based compensation expense.

Key items from the Balance Sheet.

In U.S.$ thousands	June 30, 2013	December 31, 2012	Increase/ (Decrease)	Percentage Increase/ (Decrease)
Current Assets	$3,006	$3,656	$(650)	(18%	)
Leasehold improvements and Equipment	507	387	120	31%
Intangible Assets	97	116	(19)	(16%	)
Current Liabilities	644	1,366	(722)	(53%	)
Deferred License Revenue	461	615	(154)	(25%	)
Capital Stock	1	0	1	N/A
Additional Paid-in-Capital	17,171	16,342	829	5%

Current Assets

Current assets totaled $3,006 thousand as at June 30, 2013 compared with $3,656 thousand at December 31, 2012. The decrease of $650 thousand is attributable to a decrease in accounts receivable of approximately $922 thousand and a decrease in prepaid expenses of approximately $8 thousand, partly offset by an increase in cash and cash equivalents of approximately $225 thousand and an increase in investment tax credits receivable of approximately $55 thousand.

Cash and cash equivalents totaled $2,284 thousand as at June 30, 2013 representing an increase of $225 thousand compared to the balance of $2,059 thousand as at December 31, 2012. The increase in cash on hand relates to net cash provided by financing activities of $782 thousand, partly offset with net cash used by operating activities of $314 thousand, net cash used in investing activities of $161 thousand, and an unrealized foreign exchange loss of $82 thousand.

Accounts receivable totaled $360 thousand as at June 30, 2013 compared with $1,282 thousand as at December 31, 2012. Included within the accounts receivable balance as at December 31, 2012 is a $1 million milestone that was invoiced to Edgemont Pharmaceuticals in the fourth quarter of 2012 for the launch of Forfivo XL®. We received payment against this invoice in February 2013.

As of June 30, 2013, prepaid expenses totaled $94 thousand compared with $102 thousand as of December 31, 2012. The decrease relates to the allocation of prepaid expenses to the income statement in the first six months of 2013.

R&D investment tax credits receivable totaled $268 thousand as at June 30, 2013 compared with $213 thousand as at December 31, 2012. The amount receivable as at December 31, 2012 relates to credits accrued throughout fiscal 2012, for which we expect to receive reimbursement in the fourth quarter of 2013.

Leasehold Improvements and Equipment

As at June 30, 2013, the net book value of leasehold improvements and equipment amounted to $507 thousand, compared to $387 thousand at December 31, 2012. In the six months ended June 30, 2013 additions to assets totaled $161 thousand and comprised $160 thousand for pilot plant manufacturing equipment for our VersaFilm® products and $1 thousand for computer equipment. Depreciation on leasehold improvements and equipment in the six months ended June 30, 2013 amounted to $17 thousand and a foreign exchange loss of $24 thousand was recorded.

Intangible Assets

As at June 30, 2013 NDA acquisition costs of $97 thousand (December 31, 2012 - $116 thousand) were recorded as intangible assets on our balance sheet and are related to the acquisition of 100% ownership of Forfivo XL®. The asset will be amortized over its expected useful life of 39 months and amortization commenced upon commercial launch of Forfivo XL® in the fourth quarter of 2012.

Current Liabilities

Current liabilities totaled $644 thousand as at June 30, 2013 (December 31, 2012 - $1,366 thousand) and consisted of accounts payable and accrued liabilities of $336 thousand (December 31, 2012 - $1,058 thousand) and the current portion of deferred license revenue of $308 thousand (December 31, 2012 - $308 thousand).

Accounts payable and accrued liabilities of $498 thousand as at June 30, 2013 (December 31, 2012 - $1,058 thousand) include approximately $75 thousand related to research and development activities, approximately $81 thousand related to the acquisition of pilot plant manufacturing equipment for our VersaFilm® products, approximately $31 thousand relates to professional fees, and approximately $137 thousand relates to accrued payroll liabilities. The decrease in accounts payable and accrued liabilities as at June 30, 2013, compared with December 31, 2012, primarily relates to the payment of invoices received for the fourth quarter of 2012 and outstanding as at December 31, 2012 in respect of R&D activities.

Deferred License Revenue

Pursuant to the execution of a licensing agreement for Forfivo XL®, we received an upfront fee from Edgemont Pharmaceuticals in the first quarter of 2012, which we recognized as deferred license revenue. The deferred license revenue is amortized in income over the period where sales of Forfivo XL® are expected to be exclusive. As a result of this policy, we have a deferred revenue balance of $769 thousand at June 30, 2013 (December 31, 2012: $923 thousand) that has not been recognized as revenue, with $461 thousand recognized as the non-current portion and $308 thousand recognized in current assets as the current portion, versus $615 thousand and $308 thousand respectively as at December 31, 2012.

Shareholders’ Equity

As at June 30, 2013 we had accumulated a deficit of $14,859 thousand compared with an accumulated deficit of $14,463 thousand as at December 31, 2012. Total assets amounted to $3,610 thousand and shareholders’ equity totaled $2,505 thousand as at June 30, 2013, compared with total assets and shareholders’ equity of $4,159 thousand and $2,178 thousand respectively, as at December 31, 2012.

Capital Stock

As at June 30, 2012 capital stock amounted to $515 compared to $499 at December 31, 2012. The increase reflects the issuance of 1,584,000 shares and 75,000 shares related to the exercise of warrants and stock options respectively, with all shares issued at par value of $0.00001. Capital stock is disclosed at its par value with the excess of proceeds shown in Additional Paid-in-Capital.

Additional Paid-in-Capital

Additional paid-in capital totaled $17,171 thousand at June 30, 2013, compared with $16,342 thousand at December 31, 2012. The increase relates in part to $48 thousand for stock based compensation, of which $11 thousand is attributable to the amortization of stock options granted to consultants, and $37 thousand is attributable to the amortization of stock options granted to employees and directors. Additional paid-in capital increased further by $750 thousand for warrants exercised, and by $31 thousand for options exercised.

Key items from the Statement of Cash Flows

In U.S.$ thousands	June 30, 2013	June 30, 2012	Increase/ (Decrease)	Percentage Increase/ (Decrease)
Operating Activities	$(314)	$(464)	$(150)	(32%	)
Financing Activities	782	$234	$548	234%
Investing Activities	(161)	(242)	(81)	(33%	)
Cash and cash equivalents - end of period	2,284	3,055	(771)	(25%	)

Statement of cash flows

Net cash used by operating activities was $314 thousand in the six months ended June 30, 2013, compared with $464 thousand for the six months ended June 30, 2012. In the first half of 2013, net cash used by operating activities consisted of an operating loss of $312 thousand net of non-cash related expenses of approximately $84 thousand, and a decrease in non-cash operating elements of working capital of $2 thousand.

Operating activities will continue to consume our available funds until we are able to generate increased revenues.

The net cash provided by financing activities was $782 thousand in the first six months of 2013, compared with $234 thousand provided in the same period of the previous year. The net cash provided in the first half of 2013 resulted from the exercise of warrants and options, whereas the cash provided in the first half of 2012 resulted entirely from the exercise of warrants.

Net cash used in investing activities amounted to $161 thousand in the six months ended June 30, 2013 compared with $242 thousand in the six months ended June 30, 2012. Included within the use of funds in the first half of 2013 is an investment of approximately $160 thousand in new equipment for our VersaFilm® technology, compared with an investment of approximately $200 thousand in the first half of 2012.

The balance of cash and cash equivalents as at June 30, 2013 amounted to $2,284 thousand, compared with $3,055 thousand at June 30, 2012.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Results of Operations – Year ended December 31, 2012 compared to the Year ended December 31, 2011.

In U.S.$ thousands	2012	2011	Increase/ (Decrease)	Percentage Increase/ (Decrease)
Revenue	$1,198	$433	$765	177%
Other Income	10	7	3	43%
Research and Development Expenses	1,935	1,524	411	27%
Research and Development Tax Credit	(212)	(188)	24	13%
Management Salaries	716	586	130	22%
General and Administrative Expenses	347	333	14	4%
Professional Fees	582	594	(12)	(2%	)
Depreciation	46	37	9	24%
Foreign Exchange Loss	41	3	38	1,267%
Interest and Financing Fees	3	3	0	0%
Net Loss	(2,250)	(2,452)	(202)	(8%	)

Revenue and Other Income

Total revenue and other income increased by $768 thousand, or 175%, from $440 thousand in the year ended December 31, 2011 to $1,208 thousand in the year ended December 31, 2012.

Forfivo XL®, our first FDA approved product, was launched in October 2012 under a licensing partnership with Edgemont Pharmaceuticals LLP (“Edgemont”). Forfivo XL® is indicated for the treatment of Major Depressive Disorder and is the only extended-release bupropion HCl product to provide a once-daily, 450mg dose in a single tablet. Under the terms of the agreement with Edgemont, the commercial launch of Forfivo XL® triggered a milestone payment of $1 million, which we invoiced to Edgemont and recognized as revenue in the fourth quarter of 2012. We expect to start receiving royalty payments from commercial sales of the product in the first quarter of 2013.

Upon entering into the licensing agreement, Edgemont paid us an upfront fee of $1 million, which we recognized as deferred license revenue. The deferred license revenue will be amortized in income over the period where sales of Forfivo XL® are expected to be exclusive. As a result of this policy, we recognized $77 thousand in income during the fourth quarter of 2012.

Also included in revenue for the year ended December 31, 2012 is the receipt of a $100 thousand development milestone in respect of our Rizatriptan VersaFilm® project and was related to the successful completion of the pivotal bioequivalence study. Revenue earned from our pharmaceutical partners for development milestones achieved, including non-refundable upfront license fees, were $359 thousand in the year ended December 31, 2011. The decrease is attributable to the timing related to the achievement of development milestones. We are currently negotiating with a number of potential partners related to new development projects for various drug candidates and, whilst the timing of such events is difficult to predict, we are optimistic of securing contracts in the near future.

Sales of our first commercialized product, a pre-natal multivitamin supplement, marketed in the USA as Gesticare®, were discontinued in the third quarter of 2011. We received final royalties from the sale of the product in the fourth quarter of 2011 from Azur Pharma, now part of Jazz Pharmaceuticals plc. In the year ended December 31, 2011 royalty revenues earned from Gesticare® were approximately $74 thousand.

Interest and other income of $10 thousand was recorded in the year ended December 31, 2012, compared with $7 thousand in the previous year. Interest and other income relates primarily to interest earned on deposits at banks.

Research and Development Expenses

R&D expenses totaled $1,935 thousand in the year ended December 31, 2012 compared with $1,524 thousand the previous year, representing an increase of $411 thousand, or 27%.

The increase in R&D expenses is primarily attributable to approximately $289 thousand of costs incurred for the technical transfer of activities in preparation for manufacturing of Forfivo XL® to our Contract Manufacturing Organization, Pillar5 Pharma, together with the Product Fee for Forfivo XL® of $100 thousand payable to the FDA.

Included within R&D expenses for 2012 are R&D Salaries of $659 thousand, of which approximately $16 thousand represents non-cash compensation. This compares to R&D salaries of $739 thousand in 2011, of which approximately $18 thousand represented non-cash compensation. The decrease in R&D Salaries is attributable to vacancies in both the first and fourth quarters of 2012, paternity leave in the second and third quarters of 2012, and the foreign exchange impact arising from the translation of our operating currency into our reporting currency.

In the year ended December 31, 2012 we recorded estimated Research and Development Tax Credits and refunds of $212 thousand, compared with $188 that was recorded in the previous year.

Management Salaries and General and Administrative (“G&A”) Expenses

Management salaries increased from $586 thousand in fiscal 2011 to $716 thousand in fiscal 2012, representing an increase of $130 thousand, or 22%. The increase is primarily attributable to approximately $80 thousand in costs related to the appointment of our business development director and an increase of approximately $28 thousand in directors’ fees.

Included in management salaries for fiscal 2012 are approximately $12 thousand (2011: $10 thousand) in non-cash compensation from options granted to management employees in 2010, 2011 and 2012, and $23 thousand (2011: $10 thousand) in non-cash compensation from options granted to non-employee directors in 2010 and 2011.

General and administrative expenses increased marginally from $333 thousand in the year ended December 31, 2011 to $347 thousand in the year ended December 31, 2012.

Professional Fees

Professional fees for the year ended December 31, 2012 decreased slightly to $582 thousand from $594 thousand in the year ended December 31, 2011.

Included within professional fees are shareholder / investor relations expenses of approximately $143 thousand (2011: $179 thousand) of which approximately $1 thousand (2011: $13 thousand) is a non-cash expense for options granted to an investor relation firm for investor relation services.

Share-Based Compensation Expense, Warrants and Stock Based Payments

Share-based compensation expense, warrants and share-based payments totaled $59 thousand for the year ended December 31, 2012, compared to $51 thousand for the year ended December 31, 2011.

We expensed approximately $28 thousand in 2012 for options granted to our employees in 2010, 2011 and 2012 under the 2006 Stock Option Plan, and approximately $23 thousand for options granted to non-employee directors in 2010 and 2011, compared with $28 thousand and $10 respectively that was expensed in the previous year.

We also expensed $1 thousand in 2012 for options granted to investor relation firms for investor relation services, compared to $13 thousand that was expensed in 2011 and we expensed $7 thousand for options granted to consultants (2011: $Nil).

There remains approximately $72 thousand in stock based compensation to be expensed in fiscal 2013 and 2014, of which $55 thousand relates to the issuance of options to our employees and directors during 2011 and 2012 and $17 thousand relates to the issuance of options to consultants during 2012. We anticipate the issuance of additional options and warrants in the future, which will continue to result in stock-based compensation expense.

Depreciation

The depreciation expense for the year ended December 31, 2012 totaled $46 thousand, compared with $37 thousand for the year ended December 31, 2011. The increase primarily relates to the amortization of addition research and development equipment that was purchased during 2012.

Foreign Exchange

A foreign exchange loss of approximately $41 thousand was recorded in the year ended December 31, 2012 compared with a foreign exchange loss of $3 thousand in the previous year. The foreign exchange losses relate primarily to currency fluctuations between the Canadian dollar and the U.S. dollar.

Net Loss

The net loss for the year ended December 31, 2012 was $2,250 thousand and represents an improvement of $202 thousand compared to the net loss of $2,452 thousand for the previous year. The main items resulting in the decrease in net loss are summarized as follows:

a)	An increase of $765 thousand in revenue, primarily related to the commercialization of Forfivo XL®
b)	An increase in net R&D expenses of approximately $387 thousand, primarily related the timing of research and development project milestones

c)	An increase in management salaries of approximately $130 thousand, primarily related to the appointment of our business development director and an increase in directors’ fees
d)	An increase in foreign exchange loss of $38 thousand

Key Items from the Balance Sheet

In U.S.$ thousands	2012	2011	Increase/ (Decrease)	Percentage Increase/ (Decrease)
Current Assets	$3,656	$4,296	$(640)	(15%	)
Leasehold Improvements and Equipment	387	149	238	160%
Intangible Assets	116	125	(9)	(7%	)
Current Liabilities	1,366	666	700	105%
Deferred License Revenue	615	-	615	N/A
Capital Stock	0	0	0	0%
Additional Paid-in-Capital	16,342	15,918	424	3%

Current Assets

Current assets totaled $3,656 thousand at December 31, 2012 compared with $4,296 thousand at December 31, 2011. The decrease of $640 thousand is attributable to a decrease in cash of $1,446 thousand, a decrease in loan receivable of $85 thousand, and a decrease in investment tax credits receivable of $162 thousand, partly offset by an increase in accounts receivable of $1,019 thousand and an increase in prepaid expenses of $34 thousand.

Cash and cash equivalents totaled $2,059 thousand as at December 31, 2012 representing a decrease of $1,446 thousand compared to the balance of $3,505 thousand as at December 31, 2011. The decrease in cash on hand relates to net cash used in operating activities of $1,638 thousand, together with net cash used in investing activities of $270 thousand, partly offset with net cash provided by financing activities of $365 thousand and an unrealized foreign exchange gain of $97 thousand.

Accounts receivable totaled $1,282 thousand (2011: $263 thousand) as at December 31, 2012, of which approximately $146 thousand is a sales tax refund that we expect to receive in the first half of 2013. Included within the accounts receivable balance as at December 31, 2012 is a $1 million milestone that was invoiced to Edgemont Pharmaceuticals in the fourth quarter of 2012 under the terms of our licensing partnership for the launch of Forfivo XL®. Subsequent to the end of the fiscal year, we received payment against this invoice in February 2013.

As of December 31, 2012, prepaid expenses totaled $102 thousand compared with $68 thousand as of December 31, 2011. The increase in prepaid expenses relates to invoices paid prior to December 31, 2012 that are associated with items to be expensed in fiscal 2013, which include the annual fee for our listing on the U.S. stock exchange, European patent expenses, a deposit paid for attendance at a trade exhibition, and audit fees.

An interest-bearing short term loan of $85 thousand was provided to an employee, who is also an officer of the Company, on November 9, 2011. The loan was repaid on February 28, 2012.

In addition, we had R&D investment tax credits receivable of approximately $213 thousand as at December 31, 2012 compared with $375 thousand as at December 31, 2011. The amount receivable as at December 31, 2012 relates to credits accrued throughout fiscal 2012. We expect to receive reimbursement in the fourth quarter of 2013. The balance that was outstanding as at December 31, 2011 related to credits accrued throughout fiscal 2010 and fiscal 2011 of which $193 thousand was received in January 2012 and the balance of $182 thousand was received in November 2012.

Leasehold Improvements and Equipment

As at December 31, 2012, the net book value of property and equipment amounted to $387 thousand, compared to $149 thousand at December 31, 2011. In the year ended December 31, 2012 additions to assets totaled $270 thousand and comprised $224 thousand for pilot plant manufacturing equipment for our VersaFilm® products, $44 thousand for laboratory equipment, $1 thousand for furniture and $1 thousand for computer equipment. Depreciation on Leasehold Improvements and equipment in the year ended December 31, 2012 amounted to $37 thousand and a foreign exchange gain of $5 thousand was recorded.

Intangible Assets

As at December 31, 2012 NDA acquisition costs of $116 thousand (December 31, 2011 - $125 thousand) were recorded as intangible assets on our balance sheet and are related to the acquisition of 100% ownership of Forfivo XL®. The asset will be amortized over its expected useful life and amortization commenced upon commercial launch of Forfivo XL® in the fourth quarter of 2012.

Current Liabilities

Current liabilities totaled $1,366 thousand as at December 31, 2012 (December 31, 2011 - $666 thousand) and consisted of accounts payable and accrued liabilities of $1,058 thousand (December 31, 2011 - $666 thousand) as detailed above, and the current portion of deferred license revenue of $308 thousand (December 31, 2011 - $Nil).

Accounts payable and accrued liabilities as at December 31, 2012 amounted to $1,058 thousand (December 31, 2011 - $666 thousand), of which approximately $795 thousand relates to research and development activities, approximately $70 thousand relates to professional fees, and approximately $165 thousand relates to accrued payroll liabilities. The increase in accounts payable and accrued liabilities as at December 31, 2012, compared with December 31, 2011, primarily relates to an invoice received for the technical transfer of manufacturing activities of Forfivo XL® to our Contract Manufacturing Organization, Pillar5 Pharma, together with an invoice received from FDA related to Forfivo XL®.

Deferred License Revenue

Pursuant to the execution of a licensing agreement for Forfivo XL®, we received an upfront fee from Edgemont Pharmaceuticals in the first quarter of 2012, which we recognized as deferred license revenue. The deferred license revenue will be amortized in income over the period where sales of Forfivo XL® are expected to be exclusive. As a result of this policy, we have a deferred revenue balance of $923 thousand at December 31, 2012 that has not been recognized as revenue, with $615 thousand recognized as the non-current portion and $308 thousand recognized in current assets as the current portion.

Shareholders’ Equity

As at December 31, 2012 we had accumulated a deficit of $14,463 thousand compared with an accumulated deficit of $12,213 thousand as at December 31, 2011. Total assets amounted to $4,159 thousand and shareholders’ equity totaled $2,178 thousand as at December 31, 2012, compared with total assets and shareholders’ equity of $4,570 thousand and $3,904 thousand respectively, as at December 31, 2011.

Contractual Obligations and Commitments

Excluding trade accounts payable and accrued liabilities, we are committed to the following contractual obligations and commitments:

In U.S.$ thousands	2013
	(Less than 1	1 Year or More
	Year)
Operating Lease Obligations	$15	$0
Investor Relations	$5	$0
Total	$20	$0

Capital Stock

As at December 31, 2012 capital stock amounted to $499 compared to $489 at December 31, 2011. The increase reflects the issuance of 945,393 shares and 50,000 shares related to the exercise of warrants and stock options, respectively, with all shares issued at par value of $0.00001. Capital stock is disclosed at its par value with the excess of proceeds shown in Additional Paid-in-Capital.

Additional Paid-in-Capital

Additional paid-in capital totaled $16,342 thousand at December 31, 2012, as compared to $15,918 thousand at December 31, 2011. The increase relates in part to $59 thousand for stock based compensation of which $1 thousand is attributable to the amortization of stock options granted to our investor relations consultants, $7 thousand is attributable to the amortization of stock options granted to other consultants, and $51 thousand is attributable to the amortization of stock options granted to employees and directors. Additional paid-in capital increased further by $337 thousand for warrants exercised, and by $28 thousand for options exercised.

Key items from the Statement of Cash Flows

In U.S.$ thousands	2012	2011	Increase/ (Decrease)	Percentage Increase/ (Decrease)
Operating Activities	$(1,638)	$(2,316)	$(678)	(29%	)
Financing Activities	365	4,780	(4,415)	(92%	)
Investing Activities	(270)	(159)	111	70%
Cash and cash equivalents – end of period	2,059	3,505	(1,446)	(41%	)

Statement of cash flows

Net cash used by operating activities was $1,638 thousand in the year ended December 31, 2012, compared to $2,316 thousand for the year ended December 31, 2011. In fiscal 2012, net cash used by operating activities consisted of an operating loss of $2,145 thousand (2011 - $2,311 thousand) and an increase in non-cash operating elements of working capital of $507 thousand compared with a decrease of $5 thousand in 2011.

Operating activities will continue to consume our available funds until we are able to generate increased revenues.

The net cash provided by financing activities was $365 thousand in fiscal 2012, compared to $4,780 thousand provided in the previous year. The net cash provided in 2012 resulted from proceeds of $337 thousand from the exercise of warrants and a further $28 thousand from the exercise of options. Of the net cash provided by financing activities in the previous year, $3,230 thousand came from a private placement completed in the second quarter of 2011, less $369 thousand used to pay related transaction costs, plus proceeds of $1,600 thousand from the exercise of warrants and a further $319 thousand from the exercise of options.

Net cash used in investing activities amounted to $270 thousand in the year ended December 31, 2012 compared to $159 thousand in the year ended December 31, 2011. The net cash used in investing activities in 2012 relates exclusively to the purchase of fixed assets and comprised $224 thousand for pilot plant manufacturing equipment for our VersaFilm® products, $44 thousand for laboratory equipment, $1 thousand for furniture and $1 thousand for computer equipment. Included within the use of funds in 2011 are intangible assets of approximately $125 thousand related to the acquisition of 100% ownership of Forfivo XL®, our novel, high strength formulation of Bupropion HCl the active ingredient in Wellbutrin XL® indicated for the treatment of patients with Major Depressive Disorder.

The balance of cash and cash equivalents as at December 31, 2012 amounted to $2,059 thousand, compared to $3,505 thousand at December 31, 2011.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements as contemplated by Item 303 (A)(4)(ii) of Regulation S-K under the Securities Act.

MARKET INFORMATION

Our common stock was quoted on the OTC Bulletin Board under the symbol “IGXT” from January 2007 until June 2012 and, subsequent to our upgrade in June 2012, has been quoted on the OTCQX. Our common stock has also been listed on the TSX Venture Exchange under the symbol “IGX” since May 2008. The table below sets forth the high and low bid prices of our common stock as reported by the OTC Bulletin Board/OTCQX and the TSX for the periods indicated. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

	OTCQX/OTCBB		TSX-V
	High	Low	High	Low
	(U.S.$)	(U.S.$)	(CAD$)	(CAD$)

2013
Fourth Quarter (Through October 23, 2013)	$0.57	$0.51	$0.58	$0.52
Third Quarter	$0.72	$0.49	$0.74	$0.51
Second Quarter	$0.70	$0.53	$0.70	$0.55
First Quarter	$0.75	$0.45	$0.73	$0.48

2012
Fourth Quarter	$0.73	$0.56	$0.75	$0.54
Third Quarter	$0.67	$0.46	$0.70	$0.54
Second Quarter	$0.58	$0.45	$0.59	$0.45
First Quarter	$0.74	$0.45	$0.75	$0.46

2011
Fourth Quarter	$0.74	$0.40	$0.77	$0.41
Third Quarter	$1.06	$0.51	$1.00	$0.54
Second Quarter	$0.90	$0.52	$0.82	$0.50
First Quarter	$0.69	$0.33	$0.69	$0.37

Number of Shareholders

On September 30, 2013 there were approximately 56 holders of record of our common stock, one of which was Cede & Co., a nominee for Depository Trust Company, and one of which was The Canadian Depository for Securities Limited, or CDS. All of our common shares held by brokerage firms, banks and other financial institutions in the United States and Canada as nominees for beneficial owners are considered to be held of record by Cede & Co. in respect of brokerage firms, banks and other financial institutions in the United States, and by CDS in respect of brokerage firms, banks and other financial institutions located in Canada. Cede & Co. and CDS are each considered to be one shareholder of record.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain any earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our Board of Directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions and future prospect and other factors that the board of directors may deem relevant.

Equity Compensation Plan Information as of December 31, 2012

2006 Stock Option Plan

            A majority of our shareholders approved the 2006 Stock Option Plan at our Annual General Meeting of Stockholders held on August 10, 2006. Under the 2006 Stock Option Plan, up to 1,600,749 shares of common stock may be issued upon the exercise of options granted to directors, management, employees and consultants.

            In May of 2008, the term of all options granted under the 2006 Stock Option Plan was amended to provide for a term not to exceed five years, in order to ensure compliance with applicable rules and regulation of the TSX Venture Exchange.

            At the Annual General Meeting of Stockholders on September 8, 2008, our shareholders approved an amendment to the 2006 Stock Option Plan in order to increase the number of shares available under the plan by 473,251, to 2,074,000.

            At the Annual General Meeting of Stockholders on June 3, 2010, our shareholders approved an amendment to the 2006 Stock Option Plan in order to increase the number of shares available under the plan by 1,234,127 to 3,308,127.

            At the Annual General Meeting of Stockholders on May 7, 2013, our shareholders approved an amendment to the 2006 Stock Option Plan in order to increase the number of shares available under the plan by 1,722,165 to 5,030,292.

	Number of Securities		Weighted-	Number of securities
	to be issued upon		Average	remaining available
	exercise of		Exercise Price of	for future issuance
	outstanding options,		outstanding	under equity
	warrants and rights		options,	compensation plans
			warrants and rights	(excluding securities
reflected in the first
column)
Equity Compensation Plans Approved by Security Holders	1,065,588	(1)	$0.58	1,194,968

Equity Compensation Plans Not Approved by Security Holders	None		None	None

Total	1,065,588		$0.58	1,194,968

(1)	Includes shares of our common stock issuable pursuant to options granted under the 2006 Stock Option Plan.
(2)	Represents the maximum number of shares of our common stock available for grants under the 2006 Stock Option Plan as of December 31, 2012.

Purchases of Equity Securities by the Issuer and Affiliated Purchasers

There were no purchases or repurchases of our equity securities by us or any affiliated purchasers.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information as of October 23, 2013 concerning the directors and officers. The biographies of each of the director nominees below contain information regarding the individual’s service as a director, business experience, director positions held currently or at any time during the last ten years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Board of Directors to determine that the person should serve as a director for the Company.

Name	Age	Position	Position since
Horst G. Zerbe(1)	66	President and Chief Executive Officer, Director	April 2006
Paul A. Simmons	51	Chief Financial Officer	September 2008
Rajiv Khosla(1)	52	Chief Operating Officer	April 2013
J. Bernard Boudreau(2) (3)	68	Director	June 2006
Ian Troup(2) (3)	71	Director	May 2008
Bernd J. Melchers (2)	62	Director	April 2009
John Marinucci	56	Director	August 2010
Ingrid Zerbe	59	Corporate Secretary and Director of Finance and Administration	April 2006

(1)	Subject to satisfaction of Canadian immigration requirements, on January 1, 2014, Rajiv Khosla will assume the role of President and Chief Executive Officer of the Company and Dr. Zerbe will retain the role of Chairman of the Board of Directors of the Company and will continue to remain actively involved in certain operational matters.
(2)	Audit Committee member
(3)	Compensation Committee member

All directors hold office until the next annual meeting of shareholders and until their successors have been duly elected and qualified. There are no agreements with respect to the election of directors. Officers are appointed annually by the board of directors and each executive officer serves at the discretion of the board.

Horst G. Zerbe, Ph.D.

Dr. Zerbe (66) has more than 30 years’ experience in the pharmaceutical industry. He has been the President, Chief Executive Officer, and Chairman of IntelGenx Technologies Corp. since April 2006. In addition, Dr. Zerbe has served as the President, Chief Executive Officer and Director of IntelGenx Corp., our Canadian Subsidiary, since 2005. From 1998 to 2005, he served as the president of Smartrix Technologies Inc. in Montreal; prior thereto, from 1994 to 1998, he was Vice President of R&D at LTS Lohmann Therapy Systems in West Caldwell, NJ. Dr. Zerbe has extensive executive level experience, and has been responsible for many strategic and business initiatives. Dr. Zerbe has been involved in new drug development and the acquisition and disposition of new drug candidates and other technology, licensing and distribution matters that are likely to affect our company’s own business efforts. He has published numerous scientific papers in recognized journals and holds over 30 patents. Dr. Zerbe is married to Ingrid Zerbe, our Corporate Secretary and Director of Finance and Administration.

Paul A. Simmons, AFCA

Mr. Simmons (51) was appointed as our Chief Financial Officer in September 2008. From 2003-2008, Mr. Simmons was employed by the CLAAS Group, a leading manufacturer of agricultural harvesting machinery. Mr. Simmons was initially based at Group HQ in Germany as Head of Corporate Controlling. In August 2005, he transferred to the Baler Manufacturing subsidiary (Usines CLAAS France) as Director of Finance and Administration, where he was responsible for developing and implementing a business turnaround plan. Following the success of the turnaround, Mr. Simmons was transferred in September 2006 to the French subsidiary Renault Agriculture as Head of Corporate and Industrial Controlling with the mandate to restructure and integrate the newly acquired Tractor Manufacturing Division into the CLAAS Group.

Mr. Simmons’ international finance credentials include an Association of Financial Controllers and Administrators (AFCA) certification, and a designation with the Association of Accounting Technicians (AAT). He has expertise in both U.S. Generally Accepted Accounting Principles (GAAP) and International Financial Reporting Standards (IFRS).

Rajiv Khosla, RPh, Ph.D., MBA

Dr. Khosla (52) was appointed as our Chief Operating Officer of IntelGenx Corp. in April of 2013. He was a director of IntelGenx Technologies Corp. from May 2011until his appointment as COO in April. From May 2011 to May 2012 he was President, Chief Executive Officer and a member of the board of directors of Orasi Medical, a leading provider of clinical neurophysiology biomarkers, which was focused on the industrialization and standardization of magnetoencephalography (MEG) in central nervous system drug and therapeutic device development. In January 2011, Dr. Khosla founded CEUTEC LLC, a private company that offers a full-service of business development activities to Biotech, Specialty Pharma and Venture Capital/Private Equity Firms. From September 2005 to December 2010, Dr. Khosla was Vice President of Business Development at Biovail Corporation, a Canadian pharmaceutical company operating internationally. During his tenure at Biovail, Dr. Khosla led the transaction process for over 75 deal opportunities in a variety of therapeutic areas, including the central nervous system, dermatology, women’s health, cardiovascular and gastrointestinal, drug delivery, orphan drugs, generics and pipeline partnerships. From 2003 to 2005, Dr. Khosla held the position of Vice President and General Manager, Pharmaceutical, of Sensient Technologies. From 1998 to 2003, Dr. Khosla served as Senior Business Director, Healthcare at ICI Group, where he managed a new worldwide healthcare business.

Dr. Khosla possesses a Ph.D. in pharmaceutical science, with a thesis on Oral Drug Delivery Technology, which he completed in 1987. Additionally, Dr. Khosla holds an Executive MBA from the Henley Business School in England, a Bachelor of Pharmacy (Honours) from the University of Nottingham, England and is also a registered pharmacist in the UK.

J. Bernard Boudreau, QC, PC

Mr. Boudreau (68) has been a director of IntelGenx Technologies Corp. since June 2006. From 2005 to 2008, Mr. Boudreau served as the Vice-President of Pharmeng International Inc., a pharmaceutical manufacturing and consulting company listed on the Toronto Stock Exchange. Since 2001, he has been President and CEO of Radcliffe Consulting and Investment Limited, a private consulting firm located in Halifax, N.S. Mr. Boudreau has also served on the Board of Directors of a number of public and private companies, including Export Development Canada and the Bank of Canada. He also currently serves on the board of directors at Pillar5 Pharma, a privately owned Canadian Company, and one of our manufacturing partners.

Mr. Boudreau has a distinguished record as a lawyer, businessman and public figure. His litigation experience includes successful appearances at every level of the judicial system in Nova Scotia. He was appointed as Queen's Counsel in 1985. Mr. Boudreau was first elected to the provincial legislature of Nova Scotia in 1988. He served as Chair of the Public Accounts Committee and opposition critic for Finance and Economic Development. In 1993, he was re-elected as a member of government and held responsibilities as Minister of Finance, Minister of Health, Chair of the Cabinet Priorities and Planning Committee. Mr. Boudreau served as Government Leader in the Senate of Canada and Member of the federal Cabinet between 1999 and 2001.

Ian (John) Troup, B.Sc.

Mr. Troup (71) has been a director of IntelGenx Technologies Corp. since May 2008. From April 2008 to February 2010, Mr. Troup was a Director of Vital Medix, an early stage drug development company. In July 2007, he was appointed to the Board of Medisyn Technologies Inc., a privately held "in silica" drug discovery and development company. From September 1995 until his retirement in December 2003, Mr. Troup was President and Chief Operating Officer of Upsher-Smith Laboratories, a privately held pharmaceutical company. Prior to this, he served as President of Schwarz Pharma in the UK for seven years, followed by serving as President of Schwarz Pharma USA in Minnesota for an additional nine years.

Born and educated in Scotland, Mr. Troup has worked in the pharmaceutical industry for over 35 years. Originally an industrial chemist, he held executive positions in sales and marketing for several leading companies. His experience includes new product development and launch, M&A and strategic planning.

Bernd J. Melchers, B.A.

Mr. Melchers (62) has been a director of IntelGenx Technologies Corp. since April 2009. From January 2001 until his retirement in December 2004, Mr. Melchers was Managing Director of 3M Dyneon Holding GmbH, Germany and Global Chief Financial Officer of the world wide operating 3M Dyneon Group, a subsidiary of 3M Corporation headquartered in Minnesota. Prior to this he served, from July 1995 to December 2000, as the Controller at the European Business Center of 3M Medical Markets Europe in Belgium. Prior to this, he held various senior Financial Manager positions at the Medical-Surgical Division of 3M in St. Paul, Minnesota, at 3M Health Care Products, Germany, and at 3M Pharmaceutical Products, Germany.

John Marinucci, C.A., C.P.A., ICD.D, HRCCC

Mr. Marinucci (56) has been a Director of IntelGenx Technologies Corp. since August 2010. From April 2002 until March 2009, Mr. Marinucci was President and Chief Executive Officer at New Flyer Industries Inc. (NFI), a publicly traded company listed on the Toronto Stock Exchange. NFI is the largest North American manufacturer of heavy-duty transit buses. Mr. Marinucci retired from this position on March 31, 2009 and remains on the board of directors. Prior to this he was, from March 1994 to April 2002, President and Chief Operating Officer at National Steel Car Limited (NSC) and is a former President of the Canadian Association of Railway Suppliers. Currently he also serves on the Board of Directors of New Flyer, CWB Group, Seaport Intermodal Inc. and he is the Chair of Board of Governors for Mohawk College. He also currently serves on the board of directors at Pillar5 Pharma, a privately owned Canadian Company, and one of our manufacturing partners. Mr. Marinucci is a chartered accountant and a member of the Institute of Corporate Directors.

Ingrid Zerbe

Mrs. Zerbe is our Corporate Secretary and is also our Director of Finance and Administration. Mrs. Zerbe is the founder of IntelGenx Corp., our Canadian Subsidiary. She served as the president of IntelGenx Corp, since its incorporation in June 2003 until December 2005. She has been a Director of the subsidiary since its incorporation in June 2003 and a Director of the parent company from April 2006 until August 2006. Prior to founding IntelGenx, she worked in the travel industry. She holds a bachelor degree in economics from a business school in Bottrop, Germany, and a bachelor degree in social sciences from the University of Dortmund, Germany. Mrs. Zerbe is married to Dr. Horst Zerbe, who is a Director and our President and Chief Executive Officer.

Key Personnel

Nadine Paiement, MSc

Ms. Paiement serves as our Director of Research & Development. She joined IntelGenx in 2006. Ms. Paiement holds a M.Sc. degree in Polymer Chemistry from Sherbrooke University, and is co-inventor of IntelGenx' Tri-Layer technology. Prior to joining IntelGenx, she worked for five years as a formulation scientist at Smartrix Technologies, Inc.

CORPORATE GOVERNANCE

Board Leadership Structure

The Company’s Board of Directors is responsible for overseeing the business and affairs of the Company. Members of the Board are kept informed of our business through discussions with the Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees.

The Board is currently comprised of Mr. Horst G. Zerbe, who serves as our Chairman, President and Chief Executive Officer, and four independent directors. The Company does not have an independent lead director. The Board believes that there is no single best organizational model that is the most effective in all circumstances and that the shareholders’ interests are best served by allowing the Board to retain the flexibility to determine the optimal organizational structure for the Company at a given time, including whether the Chairman role should be held by an independent director or a senior executive who serves on the Board.

We believe that the Company, like many U.S. companies, is currently best served by having one person serve as both Chief Executive Officer and Chairman of the Board. The Board believes that through this leadership structure, Mr. Zerbe is able to draw on his intimate knowledge of the daily operations of the Company and its relationships with partners, customers and employees to provide the Board with leadership in setting its agenda and properly focusing its discussions. As the individual with primary responsibility for managing our day-to-day operations, Mr. Zerbe is also best-positioned to chair regular Board meetings and ensure that key business issues are brought to the Board’s attention. The combined role as Chairman and Chief Executive Officer also ensures that the Company presents its message and strategy to shareholders, partners, customers, employees and other stakeholders with a unified, single voice.

Independence of Members of the Board of Directors

The Board of Directors has determined that four of our directors, Bernie Boudreau, Ian Troup, Bernd Melchers and John Marinucci are independent within the meaning of the director independence standards of both The Nasdaq Stock Market, LLC and the SEC, including Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended.

Meetings of the Board of Directors

The Company's Board of Directors held four meetings during our 2012 Fiscal Year. All our directors attended at least 75% of the meetings and of the committee meetings on which they served.

The Company encourages the members of the board to attend the Annual General Meeting to be available to answer shareholder’s questions. All of our directors attended the last Annual Meeting in May 2013.

Compensation of the Board of Directors

Directors are reimbursed for their out-of-pocket expenses incurred in attending meetings of the Board of Directors. As described below in "Director Compensation", during our 2012 Fiscal Year, our non-employee directors of the board received an annual stipend of $12,007 (CAD$12,000), paid in quarterly installments. Furthermore, an attendance fee of $1,000 (CAD$1,000) was paid per board meeting. The chairmen of the board committees received an additional $500(CAD$500) and the members of the committees received an additional $250 (CAD$250) for attending the committee meetings.

Committees of the Board of Directors

            The Board of Directors has two standing committees: the Audit Committee and the Compensation Committee. There is no Nomination Committee.

            Audit Committee. The Audit Committee is currently composed of J. Bernard Boudreau, Bernd Melchers and John Marinucci. The Audit Committee held four meetings during our 2012 Fiscal Year.

            Our Audit Committee assists our board of directors in fulfilling its responsibilities for oversight and supervision of financial and accounting matters. The chairman of the Audit Committee is J. Bernard Boudreau. Our Audit Committee’s responsibilities include, among others (i) recommending to the board of directors the engagement of the external auditor and the terms of the external auditor’s engagement; (ii) overseeing the work of the external auditor, including dispute resolution between management and the external auditor, if required; (iii) pre-approving all non-audit services to be provided to us by our external auditor; (iv) reviewing our financial statements, management’s discussion and analysis and annual and interim earnings press releases before this information is publicly disclosed; (v) assessing the adequacy of procedures for our public disclosure of financial information; (vi) establishing procedures to deal with complaints received by us relating to our accounting and auditing matters; and (vii) reviewing our hiring policies regarding employees of our external auditor or former auditor. We have adopted, along with our Audit Committee, a written charter of the Audit Committee setting out the mandate and responsibilities of the Audit Committee which provides that the Audit Committee convene no less than four times per year.

            The Audit Committee Charter is posted on our website at http://www.intelgenx.com.

            Accordingly, the Audit Committee discusses with Richter LLP, our auditors, our audited financial statements, including, among other things, the quality of our accounting principles, the methodologies and accounting principles applied to significant transactions, the underlying processes and estimates used by our management in our financial statements and the basis for the auditor's conclusions regarding the reasonableness of those estimates, in addition to the auditor's independence.

            Audit Committee Financial Expert. Mr. Bernd Melchers and Mr. John Marinucci are audit committee financial experts under the rules of the SEC. Mr. Melchers is an “independent director” as defined in the Nasdaq Stock Market, Inc. Marketplace Rules and meets the independence and experience requirements of the SEC.

            Compensation Committee. The Compensation Committee of the Board of Directors currently consists of Ian Troup and J. Bernard Boudreau. The Compensation Committee held its formal annual meeting on November 29, 2012 for the 2012 fiscal year.

            Our Compensation Committee reviews and makes recommendations to our board of directors concerning the compensation of our executive officers and key employees which include the review of our executive compensation and other human resource policies, the review and administration of any bonuses and stock options and major changes to our benefit plans and the review of and recommendations regarding the performance of the Chief Executive Officer and the Chief Financial Officer of the Company. Our Compensation Committee is comprised of non-management members of our board of directors and is required to convene at least annually. Mr. Ian Troup is the chairman of the committee. The Compensation Committee does not have a charter.

            Compensation Committee Interlocks and Insider Participation. As stated above, the Compensation Committee consists of J. Bernard Boudreau and Ian Troup. There are no interlocking relationships, as described by the Securities and Exchange Commission, between the Compensation Committee members.

Board’s Role in Risk Oversight
Our management has responsibility for managing day-to-day risk and for bringing the most material risks facing the Company to the Board’s attention. The Board takes an active role in risk oversight related to the Company both as a full Board and through its committees. To facilitate the Board’s risk oversight responsibility, management provides the Board with information about its identification, assessment and management of critical risks and its risk mitigation strategies. This information is communicated to the Board and its committees at regular and special meetings, through reports, presentations and discussions with key management personnel and representatives of outside advisors, such as our independent auditors, as appropriate.

During regular Audit Committee meetings, committee members discuss the financial results for the most recent fiscal quarter with the independent auditors, Chief Financial Officer and Chief Executive Officer. The Audit Committee also meets with and provides instruction to the independent auditors outside the presence of management. These discussions allow the members of the Audit Committee to analyze any significant risks that could materially impact the financial health of our business.

The Compensation Committee oversees the company’s executive compensation arrangements, including the identification and management of risks that may arise from the Company’s compensation policies and practices.

Executive Compensation

The key objectives of the Company's executive compensation policies are to attract and retain key executives who are important to the long-term success of the Company and to provide incentives for these executives to achieve high levels of job performance and enhancement of shareholder value. The Company seeks to achieve these objectives by paying its executives a competitive level of base compensation for companies of similar size and industry and by providing its executives an opportunity for further reward for outstanding performance in both the short term and the long term.

            Executive Officer Compensation. The Company's executive officer compensation program is comprised of three elements: base salary, annual cash bonus and long-term incentive compensation in the form of stock option grants.

            Salary. The Compensation Committee and the Board of Directors will review base salaries for the Company's executive officers, taking into account individual experience, job responsibility and individual performance during the prior year. These factors are not assigned a specific weight in establishing individual base salaries. The Compensation Committee will also consider the Company's executive officers' salaries relative to salary information for executives in similar industries and similarly sized companies.

            Cash Bonuses. The purpose of the cash bonus component of the compensation program is to provide a direct financial incentive in the form of cash bonuses to executives.

            Stock Options. Stock options are the primary vehicle for rewarding long-term achievement of Company goals. The objectives of the program are to align employee and shareholder long-term interests by creating a strong and direct link between compensation and increases in share value. Under the Company's Stock Option Plan, the Board of Directors or the Compensation Committee may authorize the grant of options to purchase common stock of the Company to key employees of the Company. The options generally vest in increments over a period of two years established at the time of grant.

Nomination of Directors

We do not have a standing nominating committee and there is no written charter governing the nomination process. Nominations are made annually by our Board of Directors. Our Board of Directors believes it is appropriate for the full Board of Directors to serve this function.

The Board’s process for identifying and evaluating potential nominees includes soliciting recommendations from directors and officers of the Company, holding meetings from time to time to evaluate biographical information and background materials relating to potential candidates and interviews with candidates. Additionally, the Board will consider persons recommended by shareholders of the Company in selecting the Board’s nominees for election.

In considering whether to nominate any particular candidate, our Board of Directors applies various criteria, including the candidate’s integrity, business acumen, knowledge of our business and industry, age, experience, diligence, the ability to act in the interests of all stockholders and any potential conflicts of interest. In addition to the foregoing criteria, our Board of Directors also considers diversity in its evaluation of candidates for board membership. Our Board of Directors believes that diversity with respect to viewpoint, skills and experience should be an important factor in board composition. Our Board of Directors does not assign specific weight to particular criteria, and no particular criterion is a prerequisite for each prospective nominee. Our Board of Directors believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow our Board of Directors to fulfill its responsibilities.

Stockholders may recommend individuals to our Board of Directors for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials to our principal office, 6425 Abrams, Ville St.-Laurent, Quebec H4S 1X9, Attn: Secretary. Assuming that appropriate biographical and background material has been provided on a timely basis, our Board of Directors will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. If our Board of Directors determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy card for the next annual meeting.

Involvement in Certain Legal Proceedings

None of our officers or directors have, during the last ten years: (i) been convicted in or is currently subject to a pending a criminal proceeding; (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to any federal or state securities or banking laws including, without limitation, in any way limiting involvement in any business activity, or finding any violation with respect to such law, nor (iii) has any bankruptcy petition been filed by or against the business of which such person was an executive officer or a general partner, whether at the time of the bankruptcy or for the two years prior thereto, other than Mr. Boudreau who was formerly the Vice President of Pharmeng International Inc. from 2005 to 2008, which since filed for bankruptcy on April 14, 2009. He was also a Director of Pharmeng until April 13, 2009.

Communications with the Board

Any record or beneficial owner of the Company's common stock who wishes to communicate with the Board of Directors should contact the Chairman of the Board or the Chairman of the Audit Committee. If particular communications are directed to the full Board, independent directors as a group, or individual directors, the Chairman of the Board or the Chairman of the Audit Committee, as applicable, will route these communications to appropriate committees or directors if the intended recipients are clearly indicated.

Any record or beneficial owner of the Company's common stock who has concerns about the Company's accounting, internal accounting controls, or auditing matters relating to the Company should also contact the Audit Committee.

Written communications should be addressed to IntelGenx Technologies Corp., 6425 Abrams, Ville St-Laurent, Quebec H4S 1X9, Canada, Attention: Chairman of the Board/Chairman of the Audit Committee. Communications that are intended to be anonymous should be sent to the same address but without indicating your name or address, and with an interior envelope addressed to the specific committees or directors you wish to communicate with.

EXECUTIVE COMPENSATION

The following table sets forth all compensation awarded to, or earned by our executive officers for the years indicated.

Name and principal position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards (e)	Option Awards (3) ($) (f)	Nonequity incentive plan compensation ($) (g)	Nonqualified deferred compensation earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
Horst Zerbe,	2012	220,132	30,018	Nil	8,300	Nil	Nil	Nil	258,450
President and CEO(1)	2011	202,860	40,572	Nil	13,624	Nil	Nil	Nil	257,056
Paul A. Simmons	2012	175,005	25,015	Nil	6,917	Nil	Nil	Nil	206,937
CFO(2)	2011	161,274	35,500	Nil	11,921	Nil	Nil	Nil	208,695

Footnotes:

(1) Mr. Zerbe received a cash bonus in the amount of $30,018 and options to purchase 30,000 shares of common stock.

(2) Mr. Simmons received a cash bonus in the amount of $25,015 and options to purchase 25,000 shares of common stock.

(3) The amounts in this column represent the grant date fair value of stock option grants in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). The value of the grants has been determined using the Black-Scholes method and is based on the following assumptions: risk-free rate of return of 0.34%, dividend rate of 0%, volatility rate of 78% and an average term of 3.13 years. An Adjustment of 5% has been determined for the risk of forfeiture. No adjustment has been made for non-transferability.

Compensation Discussion and Analysis

Employment Agreements

Horst Zerbe.
Effective June 2005 we entered into an employment agreement with Dr. Horst Zerbe, our President and Chief Executive Officer. The agreement is for an indefinite period of time. Under the agreement, Dr. Zerbe is entitled to receive: (1) a minimum base salary of CAN$175,000 per year; and (2) an annual bonus equal to 50% of base salary upon the performance of certain milestones set out by the board of directors.

As per recommendation of the Compensation Committee the board of directors approved the increase of Mr. Zerbe’s minimum base salary by 5% to CAN$ 183,750 effective as of September 2008 (US$171,364 at year-end 2008). Effective November 15, 2009 the board of directors approved the increase of Mr. Zerbe’s minimum base salary to CAN$ 200,000 (US$ 190,300 at year-end 2009). The base salary was not increased from 2010 and remained at CAN$200,000 (US$202,860) throughout 2011. In November 2011, following the recommendation of the Compensation Committee, the board of directors approved a one-time cash bonus of CAD$40,000 and the grant of options to purchase 40,000 shares of common stock under the company’s 2006 Stock Options Plan. Furthermore Mr. Zerbe’s base salary increased to CAN$220,000 for the year 2012.

In November 2012, following the recommendation of the Compensation Committee, the board of directors approved a one-time cash bonus of CAD$30,000 and the grant of 30,000 shares of common stock under the company’s 2006 Stock Option Plan.

Paul A. Simmons.
Effective September 1, 2008, we entered into an employment agreement with Mr. Paul A. Simmons to serve as our Chief Financial Officer. Under the agreement, Mr. Simmons is entitled to receive: (1) a minimum base salary of CAN$150,000 (US$110,965 at year-end 2008) per year, and (2) option grants under the 2006 Stock Option Plan, and (3) an annual bonus up to 30% of his base salary upon the achievement of specific performance targets established by the board of directors.

As per recommendation of the Compensation Committee the board of directors approved the increase of Mr. Simmons’ minimum base salary by 6% to CAN$ 159,000 (US$ 151,290 at year-end 2009) effective as of August 2009.

The base salary was not increased from 2010 but remained at CAN$159,000 (US$161,274) throughout 2011). In November 2011, following the recommendation of the Compensation Committee, the board of directors approved a one-time cash bonus of CAD$35,000 and the grant of options to purchase 35,000 shares of common stock under the company’s 2006 Stock Options Plan. Furthermore Mr. Simmons’ base salary increased to CAN$174,900 for the year 2012.

In November 2012, following the recommendation of the Compensation Committee, the board of directors approved a one-time cash bonus of CAD$25,000 and the grant of 25,000 shares of common stock under the company’s 2006 Stock Option Plan.

Rajiv Khosla

On April 23, 2013, we entered into an employment agreement with Mr. Rajiv Khosla to serve as our Chief Operating Officer and Chief Scientific Officer and subsequently as our President and Chief Executive Officer. Under the agreement, Mr. Khosla is entitled to receive: (1) an annual salary of $215,000 (which shall increase to $228,000 on January 1, 2014), (2) 600,000 stock option grants under the 2006 Stock Option Plan (480,000 stock options on the commencement date of his employment and 120,000 stock options on January 1, 2014), and (3) an annual bonus of up to 50% of his base salary upon the achievement of specific performance targets established by the board of directors.

Incentive Plan Awards

The following table presents information regarding the outstanding equity awards held by each of the named officers as of December 31, 2012, including the vesting dates for the portions of these awards that had not vested as of that date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)
Horst G. Zerbe	Nil	30,000[4]	Nil	0.60	Dec. 4, 2017
	20,000	20,000[2]	Nil	0.54	Nov. 29, 2016
	25,000 [2]	Nil	Nil	0.61	Nov. 24, 2014
Paul A. Simmons	Nil	25,000[4]	Nil	0.60	Dec. 4, 2017
	17,500	17,500[2]	Nil	0.54	Nov. 29, 2016
	25,000[2]	Nil	Nil	0.61	Nov. 24, 2014
	100,000[1]	Nil	Nil	0.85	Sept. 8, 2013

Footnotes:

(1) On September 8, 2008, 100,000 options were granted to Mr. Paul A. Simmons in connection with his employment agreement. The options vest over two years, all of which were exercisable as of year-end 2011.

(2) On November 24, 2009, the board of directors approved the grant of 25,000 options to purchase common stock to each of Mr. Horst Zerbe and Mr. Paul A. Simmons. The options vest over two years, all of which were exercisable as of year-end 2011.

(3) On November 29, 2011, the board of directors approved the grant of 40,000 options to purchase common stock to Mr. Horst Zerbe and 35,000 options to purchase common stock to Mr. Paul A. Simmons. The options vest over two years, 17,500 and 20,000 of which are exercisable as of year-end 2012.

(4) On November 29, 2012, the board of directors approved the grant of 30,000 options to purchase common stock to Mr. Horst Zerbe and 25,000 options to purchase common stock to Mr. Paul A. Simmons. The options vest over two years, none of which are exercisable as of year-end 2012.

Director Compensation

The following table sets forth compensation paid to each named director during the year end December 31, 2012.

In addition, directors are reimbursed for reasonable expenses incurred in their capacity as directors, including travel and other out-of-pocket expenses incurred in connection with meetings of the board of directors or any committee of the board of directors.

DIRECTOR COMPENSATION
Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Non-Qualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (j)
J. Bernard Boudreau(2)	23,264(1)	Nil	Nil	Nil	Nil	Nil	23,264
John (Ian) Troup(2)	17,102(1)	Nil	Nil	Nil	Nil	Nil	17,010
Bernd J. Melchers(2)	17,102(1)	Nil	Nil	Nil	Nil	Nil	17,010
John Marinucci(2)	15,572(1)	Nil	Nil	Nil	Nil	Nil	15,572
Rajiv Khosla(2)	15,009(1)	Nil	Nil	Nil	Nil	Nil	15,009

Footnotes:

(1) During fiscal 2009, the board of directors resolved, that the non-employee directors of the board received an annual stipend of CAD$12,000, paid in quarterly installments. Furthermore an attendance fee of CAD$1,000 was paid per board meeting. The chairmen of the board committees are entitled to receive an additional CAD$500 and the members of the committees received an additional CAD$250 for attending the committee meetings. Since November 2008, non-employee directors were entitled to a cash compensation fee of CAD$500 per board meeting attendance and CAD$100 per board meeting attendance by conference call. The cash amounts represent the equivalent U.S. Dollar value measured at the appropriate year end exchange rate used in the financial statements or the actual U.S. Dollar amounts paid at the time of payment.

(2) At December 31, 2012 Mr. Boudreau, Mr. Troup, Mr. Melchers, Mr. Marinucci and Mr. Khosla respectively held 70,588, 100,000, 100,000, 75,000 and 37,500 vested options to purchase common stock

Directors’ and Officers’ Liability Insurance

During 2012, we carried directors’ and officers’ liability insurance at an approximate annual cost of $37,610 for an insured amount of $2 Million.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis appearing in this document with management and based upon this review and discussion recommended to the Board that the Compensation Discussion and Analysis be included in this registration statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the beneficial ownership of our shares of common stock by our directors and executive officers, and by each beneficial owner of five percent (5%) or more of our outstanding common stock. Based on information available to us, all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them, unless otherwise indicated. Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. In computing the number of shares beneficially owned by a person or a group and the percentage ownership of that person or group, shares of our common stock subject to options or warrants currently exercisable or exercisable within 60 days after the date of this prospectus are deemed outstanding, but are not deemed outstanding for the purpose of computing the percentage of ownership of any other person. Applicable percentage ownership is based upon 53,063,922 shares of common stock outstanding as of October 18, 2013. Unless otherwise indicated, the address of each of the named persons is care of IntelGenx Technologies Corp., 6425 Abrams, Ville St-Laurent, Quebec, H4S 1X9.

Name and Address	Amount and Nature of		Percent of
Of Owner	Beneficial Ownership		Class
Horst G. Zerbe(1)	4,997,143.5	(1)	9.4%
Ingrid Zerbe(2)	5,967,606.5	(2)	11.3%
Bernard J. Boudreau (3)	125,588	(3)	*
Ian Troup(4)	100,000	(4)	*
Paul A. Simmons(5)	157,500	(5)	*
Bernd J. Melchers(6)	145,000	(6)	*
John Marinucci(7)	75,000	(7)	*
Rajiv Khosla(8)	56,250	(8)	*
All directors and officers as a group (8 persons)	11,624,088		22.0%
Roadmap Capital Inc.(9)	6,242,645	(9)	11.76%

* Less than 1%.

(1) In connection with the acquisition of IntelGenx in 2006, Horst Zerbe became our President, Chief Executive Officer and Director and acquired 4,709,643.5 exchangeable shares of our Canadian holding corporation 6544631Canada Inc., a Canadian special purpose corporation which wholly owns IntelGenx Corp. (the “Exchangeable Shares”). The 4,709,643.5 Exchangeable Shares are exchangeable, on a one for one basis, into shares of common stock of IntelGenx Technologies Corp. at Horst Zerbe's discretion. On July 28, 2011 Horst Zerbe exchanged 470,964 of the exchangeable shares into common shares of IntelGenx Technologies Corp. Prior to exchanging the Exchangeable Shares for shares of common stock, Horst Zerbe has the right to vote the remaining 4,238,679.5 shares of common stock which are currently held in trust on behalf of Horst Zerbe. All of the 4,709,643.5 shares of common stock have not been registered for resale at this time. In addition to the Exchangeable Shares, Horst Zerbe's beneficial ownership includes 225,000 shares of common stock resulting from the exercise of 225,000 options to purchase common stock on November 9, 2011. He also received 25,000 options to purchase common stock at an exercise price of $0.61, granted November 24, 2009. The options vested over two years, all of which are exercisable within 60 days of this filing. He also received 40,000 options to purchase common stock at an exercise price of $0.54, granted November 29, 2011. The options vest over two years, 25% every six months, 30,000 of which are exercisable within 60 days of this filing. On December 4, 2012 Horst Zerbe received 30,000 options to purchase common stock at an exercise price of $0.60. The options vest over two years, 25% every six months, 7,500 of which are exercisable within 60 days of this filing.
Horst Zerbe and Ingrid Zerbe are husband and wife.

(2) In connection with the acquisition of IntelGenx in 2006, Ingrid Zerbe became our Corporate Secretary and our Director of Finance and Administration and acquired 4,709,643.5 Exchangeable Shares. In June of 2009 Ingrid Zerbe acquired 1,021,713 Exchangeable Shares from Joel Cohen in a private transaction. The 5,731,356.5 Exchangeable Shares are exchangeable, on a one for one basis, into shares of common stock of IntelGenx Technologies Corp. at Ingrid Zerbe’s discretion. On July 28, 2011 Ingrid Zerbe exchanged 573,135 of the exchangeable shares into common shares of IntelGenx Technologies Corp. Prior to exchanging the Exchangeable Shares, Ingrid Zerbe has the right to vote the remaining 5,158,221.5 shares of common stock which are currently held in trust on behalf of Ingrid Zerbe. All of the 5,731,356.5 shares of common stock have not been registered for resale at this time. In addition to the Exchangeable Shares, Ingrid Zerbe's beneficial ownership includes 225,000 shares of common stock resulting from the exercise of 225,000 options to purchase common stock on November 9, 2011. She also received 15,000 options to purchase common stock at an exercise price of $0.54, granted November 29, 2011. The options vest over two years, 25% every six months, 11,250 of which are exercisable within 60 days of this filing.
Horst Zerbe and Ingrid Zerbe are husband and wife.

(3) Mr. Boudreau's beneficial ownership consists of 25,588 options to purchase common stock at an exercise price of $0.85 granted on May 22, 2008. On August 19, 2008 Mr. Boudreau exercised 35,000 options at an exercise price of $0.70 in exchange for the same number of shares of common stock. On November 24, 2009, 25,000 exercisable options to purchase common shares at an exercise price of $0.61 were granted to Mr. Boudreau. He also received 40,000 options to purchase common stock at an exercise price of $0.54, granted November 29, 2011. The options vest over two years, 25% every six months, 30,000 of which are exercisable within 60 days of this filing.

(4) Mr. Troup’s beneficial ownership consists of 75,000 exercisable options to purchase common stock at an exercise price of $0.85, granted in September of 2008. On November 24, 2009, 25,000 exercisable options to purchase common shares at an exercise price of $0.61 were granted to Mr. Troup.

(5) Mr. Simmons’ beneficial ownership consists of 100,000 options to purchase common stock at an exercise price of $0.85, granted in September of 2008. The Options vested over two years, 25% every six months, all of which are exercisable within 60 days of this filing. He also received 25,000 options to purchase common stock at an exercise price of $0.61, granted November 24, 2009. The options vested over two years, all of which are exercisable at the time of this filing. He also received 35,000 options to purchase common stock at an exercise price of $0.54, granted November 29, 2011. The options vest over two years, 25% every six months, 26,250 of which are exercisable within 60 days of this filing. On December 4, 2012 Mr. Simmons received 25,000 options to purchase common stock at an exercise price of $0.60. The options vest over two years, 25% every six months, 6,250 of which are exercisable within 60 days of this filing. On April 24, 2013 Mr. Simmons received 200,000 options to purchase common stock at an exercise price of $0.65. The options vest over two years, 25% every six months, none of which are exercisable within 60 days of this filing.

(6) Mr. Melcher's beneficial ownership consists of 25,000 exercisable options to purchase common stock at an exercise price of $0.61, granted in November of 2009 and 75,000 options to purchase common stock at an exercise price of $0.45 granted in May of 2010. On April14, 2011 and July 27, 2011 Mr. Melchers purchased 25,000 and 20,000 shares of common stock on the open market respectively.

(7) Mr. Marinucci’s beneficial ownership consists of 75,000 exercisable options to purchase common stock at an exercise price of $0.37, granted in August of 2010. The options vest over two years, 25% every six months, all of which are exercisable within 60 days of this filing.

(8) Mr. Khosla’s beneficial ownership consists of 75,000 exercisable options to purchase common stock at an exercise price of $0.54, granted on November 29, 2011. The options vest over two years, 25% every six months, of which 37,500 are exercisable within 60 days of this filing. Unvested options expired upon the grant on April 24, 2013 of 480,000 options to purchase common stock at an exercise price of $0.65. The options vest on December 31, 2015, none of which are exercisable within 60 days of this filing.

(9) Information regarding Roadmap Capital Inc. (“Roadmap”) is based solely upon a Schedule 13G filed by Roadmap with the Securities and Exchange Commission on October 16, 2013. The Schedule 13G provides that Roadmap has sole voting and dispositive power with respect to 6,212,645 shares of the Company’s common stock. BluMont Capital Corporation is also holding 30,000 share purchase warrants to acquire 30,000 common shares at an exercise price of $0.74 per share. Roadmap acts as the investment adviser for BluMont Capital Corporation. Hugh Cleland, Chief Executive Officer and Chief Financial Officer of Roadmap, has voting and dispositive power over the shares owned by Roadmap. The address for Roadmap is 114 Cumberland Street, Suite 302, Toronto, ON M5R 1A6, Canada.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

Although IntelGenx has not adopted formal procedures for the review, approval or ratification of transactions with related persons, we adhere to a general policy that such transactions should only be entered into if they are on terms that, on the whole, are no more favorable, or no less favorable, than those available from unaffiliated third parties and their approval is in accordance with applicable law. Such transactions require the approval of our board of directors. The term “related party transaction” refers to transactions required to be disclosed in our filings with the SEC pursuant to Item 404 of Regulation S-K.

Family Relationships

Horst G. Zerbe and Ingrid Zerbe are husband and wife.

Director Independence

The Board of Directors has determined that four of our directors, Bernie Boudreau, Ian Troup, Bernd Melchers and John Marinucci, are independent within the meaning of the director independence standards of both The Nasdaq Stock Market, Inc. and the SEC, including Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended.

DESCRIPTION OF CAPITAL STOCK

We have an authorized capital of 100,000,000 shares of common stock, par value $0.00001 per share, and 20,000,000 shares of preferred stock, par value $0.00001 per share. As of October 23, 2013, 53,063,922 shares of common stock were outstanding. There were no shares of preferred stock outstanding as of October 23, 2013.

Common Stock

The holders of common stock are entitled to one vote per share on all matters voted on by stockholders, including the election of directors. Except as otherwise required by law, the holders of common stock exclusively possess all voting power. The holders of common stock are entitled to dividends as may be declared from time to time by the Board from funds available for distribution to holders. No holder of common stock has any pre-emptive right to subscribe to any securities of ours of any kind or class or any cumulative voting rights. The outstanding shares of common stock are, and the shares, upon issuance and sale as contemplated will be, duly authorized, validly issued, fully paid and non-assessable.

Anti-Takeover Effects of Various Provisions of Delaware Law and Our Certificate of Incorporation and By-laws

The Delaware General Corporation Law, our certificate of incorporation and our by-laws contain provisions that may have some anti-takeover effects and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in his, her or its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law (“Section 203”). Subject to specific exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the time the stockholder becomes an interested stockholder, unless:
• the business combination, or the transaction in which the stockholder became an interested stockholder, is approved by our board of directors prior to the time the interested stockholder attained that status;
• upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

• at or after the time a stockholder became an interested stockholder, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of our outstanding voting stock that is not owned by the interested stockholder.

“Business combinations” include mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to various exceptions, in general, an “interested stockholder” is a stockholder who, together with his, her or its affiliates and associates, owns, or within three years did own, 15% or more of the shares of our outstanding voting stock. These restrictions could prohibit or delay the accomplishment of mergers or other takeover or change of control attempts with respect to us and, therefore, may discourage attempts to acquire us.

Preferred Stock

Our board of directors is authorized to issue all and any of the shares of preferred stock in one or more series, fix the number of shares, determine or alter for each such series voting powers or other rights, qualifications, limitations or restrictions thereof.

Warrants

As of the date of this prospectus, we had outstanding warrants to purchase an aggregate of 2,748,165 shares of our common stock at an exercise price of $0.74 (CAD$0.73). These warrants expire on June 21, 2014.

DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering units, each unit consisting of one share of our common stock and ● of a warrant, each full warrant to purchase one share of our common stock. The units will not be issued or certificated. The shares of common stock and warrants that we are issuing are immediately separable and will be issued separately. The shares of common stock issuable from time to time upon exercise of the warrants, if any, are also being offered pursuant to this prospectus.

Common Stock

Holders of our common stock have the rights set forth above under the heading “Description of Capital Stock-Common Stock.”

Warrants

The following summary of certain terms and provisions of the warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by the provisions of the warrants, the form of which has been filed as an exhibit to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions of the form of the warrant for a complete description of the terms and conditions of the warrants.

Duration and Exercise Price. The warrants offered hereby will entitle the holders thereof to purchase up to an aggregate of ● shares of our common stock at an exercise price of $ _______per share (assuming we offer ● units at an assumed public offering price of $● per unit), commencing immediately on the issuance date and will expire ● months following the issuance date. The warrants will be issued separately from the common stock included in the units, and may be transferred separately immediately thereafter.

Anti-Dilution Protection. The exercise price and the number of shares issuable upon exercise of the warrants is subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock, and also upon any distributions of assets, including cash, stock or other property to our stockholders. The warrant holders must pay the exercise price in cash upon exercise of the warrants. After the close of business on the expiration date, unexercised warrants will become void.

Fundamental Transactions. In the event of any fundamental transaction, as described in the warrants and generally including any merger with another entity, the sale, transfer or other disposition of all or substantially all of our assets to another entity, or the acquisition by a person of more than 50% of our common stock, then the holders of the warrants will thereafter have the right to receive upon exercise of the warrants such shares of stock, securities or assets as would have been issuable or payable with respect to or in exchange for a number of shares of our common stock equal to the number of shares of our common stock issuable upon exercise of the warrants immediately prior to the fundamental transaction, had the fundamental transaction not taken place, and appropriate provision will be made so that the provisions of the warrants (including, for example, provisions relating to the adjustment of the exercise price) will thereafter be applicable, as nearly equivalent as may be practicable in relation to any share of stock, securities or assets deliverable upon the exercise of the warrants after the fundamental transaction.

Transferability. The warrants may be transferred at the option of the holder upon surrender of the warrants with the appropriate instruments of transfer.

Exchange Listing. We do not plan on making an application to list the warrants on any national securities exchange or quotation system.

Right as a Stockholder. Except by virtue of a holder’s ownership of shares of our common stock, the holders of the warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their warrants.

Exercisability. The warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise. A holder (together with its affiliates) may not exercise any portion of the warrant to the extent that the holder would own more than 4.99% of the outstanding common stock after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants.

Waivers and Amendments. Subject to certain exceptions, any term of the warrants may be amended or waived with our written consent and the written consent of the holders of at least 66 2/3% of the then-outstanding warrants.

LEGAL PROCEEDINGS

            Neither we nor our subsidiary is a party to, nor is any of our property the subject of, any legal proceedings. There are no proceedings pending in which any of our officers, directors or 5% shareholders are adverse to us or any of our subsidiaries or in which they are taking a position or have a material interest that is adverse to us or any of our subsidiaries.

PLAN OF DISTRIBUTION

H.C. Wainwright & Co., LLC which we refer to as the placement agent, has agreed to act as the exclusive placement agent in connection with this offering subject to the terms and conditions of a placement agent agreement, dated October [●], 2013. The placement agent is not purchasing or selling any units offered by this prospectus, nor is it required to arrange the purchase or sale of any specific number or dollar amount of the units, but has agreed to use its commercially reasonable “best efforts” to arrange for the sale of all of the units offered hereby. The placement agent may engage one or more sub-placement agents or selected dealers to assist with this offering. We will enter into subscription agreements directly with investors in connection with this offering and we may not sell the entire amount of units offered pursuant to this prospectus. The price per unit has been determined based upon arm’s-length negotiations between the purchasers and us.

The placement agent proposes to arrange for the sale to one or more purchasers of the units offered pursuant to this prospectus through direct subscription agreements between the purchasers and us.

Commissions and Expenses

We have agreed to pay the placement agent an aggregate cash placement fee equal to six percent of the gross proceeds in this offering.

The following table shows the per unit and total cash placement agent’s fees we will pay to the placement agent in connection with the sale of the units offered pursuant to this prospectus assuming the purchase of all of the units offered hereby:

Per Unit	$
Total	$

In addition, if the offering raises a minimum of $3,000,000, we have agreed to issue to the placement agent, or its designees, warrants to purchase a number of shares of common stock equal to an aggregate of six percent of the number of shares of common stock issued in connection with this offering (not including any shares of common stock underlying the warrants issued in this offering). The placement agent warrants will be exercisable at any time after the 180th day after the effective date of the registration statement of which this prospectus is a part and will expire on 5:00 p.m. (New York time) 48 months following the effective date of the registration statement of which this prospectus is a part. This prospectus also covers the sale of the placement agent warrants and the shares of our common stock issuable upon the exercise of the placement agent warrants. The placement agent warrants will have the same terms, as the warrants issued to investors, except that the placement agent warrants will comply with the requirements of the Financial Institutions Regulatory Authority, Inc., or FINRA. As required by FINRA Rule 5110(g)(1), neither the placement agent warrants nor any securities issued upon exercise of the placement agent warrants may be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of such securities by any person for a period of 180 days immediately following the effective date of the registration statement of which this prospectus is a part, except the transfer of any security:

            • by operation of law or by reason of our reorganization;

            • to any FINRA member firm participating in the offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction described above for the remainder of the time period;

            • if the aggregate amount of our securities held by the placement agent or related person do not exceed 1% of the securities being offered;

            • that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund, and participating members in the aggregate do not own more than 10% of the equity in the fund; or

            • the exercise or conversion of any security, if all securities received remain subject to the lock-up restriction set forth above for the remainder of the time period.

Because there is no minimum offering amount required as a condition to closing in this offering, the actual total offering commissions, if any, are not presently determinable and may be substantially less than the maximum amount set forth above. Subject to FINRA Rule 5110(f)(2)(D) we have also agreed to reimburse the placement agent for its out-of-pocket expenses in an aggregate amount not to exceed $50,000.

Our obligation to issue and sell units to the purchasers is subject to the conditions set forth in the subscription agreements, which may be waived by us at our discretion. A purchaser’s obligation to purchase units is subject to the conditions set forth in his or her subscription agreement as well, which may also be waived.

We estimate the total offering expenses of this offering that will be payable by us, excluding the placement agent’s fee, will be approximately $150,000, which includes legal and printing costs, various other fees and reimbursement of the placements agent’s expenses. At the closing, The Depository Trust Company will credit the shares of common stock to the respective accounts of the investors. We will mail warrants directly to the investors at the respective addresses set forth in their subscription agreement with us.

Indemnification

We have agreed to indemnify the placement agent against liabilities under the Securities Act of 1933, as amended. We have also agreed to contribute to payments the placement agent may be required to make in respect of such liabilities.

Lock-up Agreements

We and our officers, directors have agreed, subject to certain exceptions, for a period of 30 days after the date of this prospectus, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, directly or indirectly any common shares or any securities convertible into or exchangeable for our common shares either owned as of the date hereof or thereafter acquired (in our case only at a price less than the public offering price set forth on the cover page of this prospectus) without the prior written consent of the placement agent. This 30-day period may be extended if (1) during the last 17 days of the 30-day period, we issue an earnings release or material news or a material event regarding us occurs or (2) prior to the expiration of the 30-day period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 30-day period, then the period of such extension will be 18-days, beginning on the issuance of the earnings release or the occurrence of the material news or material event. If after any announcement described in clause (2) of the preceding sentence, we announce that we will not release earnings results during the 16-day period, the lock-up period shall expire the later of the expiration of the 30-day period and the end of any extension of such period made pursuant to clause (1) of the preceding sentence. The placement agent may, in its sole discretion and at any time or from time to time before the termination of the lock-up period, without notice, release all or any portion of the securities subject to lock-up agreements. Pursuant to the terms of the lock-up agreements, Horst Zerbe, our chairman and chief executive officer, and/or Ingrid Zerbe, our corporate secretary and director of finance and administration will be permitted to sell or dispose of up to an aggregate of 500,000 shares of our common stock during the lock-up period. In addition, we are permitted during the lock-up period to offer and sell up to $1,000,000 of securities in private placements conducted solely in Canada on the same terms as the securities offered hereby, subject to the approval of the TSX-V.

Electronic Distribution

This prospectus may be made available in electronic format on websites or through other online services maintained by the placement agent, or by an affiliate. Other than this prospectus in electronic format, the information on the placement agent’s website and any information contained in any other website maintained by the placement agent is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the placement agent, and should not be relied upon by investors.

The foregoing does not purport to be a complete statement of the terms and conditions of the placement agent agreement and subscription agreements. A copy of the placement agent agreement and the form of subscription agreement with the investors are included as exhibits to the registration statement of which this prospectus supplement forms a part. See “Where You Can Find Additional Information” on page 52.

Regulation M Restrictions

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the units sold by it while acting as a principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the placement agent would be required to comply with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of units by the placement agent acting as a principal. Under these rules and regulations, the placement agent:

            •    must not engage in any stabilization activity in connection with our securities; and

            •    must not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Other

From time to time, the placement agent and its affiliates have provided, and may in the future provide, various investment banking, financial advisory and other services to us and our affiliates for which services they have received, and may in the future receive, customary fees. In the course of their businesses, the placement agent and its affiliates may actively trade our securities or loans for their own account or for the accounts of customers, and, accordingly, the placement agent and its affiliates may at any time hold long or short positions in such securities or loans. Except for services provided in connection with this offering, the placement agent has not provided any investment banking or other financial services during the 180-day period preceding the date of this prospectus and we do not expect to retain the placement agent to perform any investment banking or other financial services for at least 90 days after the date of this prospectus.

The offering of securities pursuant to this prospectus shall also comply with the rules and regulations of the TSX-V.

NOTICE TO INVESTORS

Notice to Investors in the United Kingdom

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any securities which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any such securities may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

            (a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

            (b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

            (c) by the placement agent to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or

            (d) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of these securities shall result in a requirement for the publication by the issuer or the underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any of the securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any such securities to be offered so as to enable an investor to decide to purchase any such securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The placement agent has represented, warranted and agreed that:

            (a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the FSMA)) received by it in connection with the issue or sale of any of the securities in circumstances in which section 21(1) of the FSMA does not apply to the issuer; and

            (b) it has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

European Economic Area

In particular, this document does not constitute an approved prospectus in accordance with European Commission’s Regulation on Prospectuses no. 809/2004 and no such prospectus is to be prepared and approved in connection with this offering. Accordingly, in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (being the Directive of the European Parliament and of the Council 2003/71/EC and including any relevant implementing measure in each Relevant Member State) (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) an offer of securities to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to such securities which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of securities to the public in that Relevant Member State at any time:

            •    to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

            •    to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in the last annual or consolidated accounts; or

            •    in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any of the securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. For these purposes the units offered hereby are “securities.”

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon by Dorsey & Whitney, LLP. Ellenoff Grossman & Schole LLP, New York, New York, has represented the placement agent in connection with this offering.

EXPERTS

IntelGenx Technologies Corp. financial statements for the years ended December 31, 2012 and 2011 included in this registration statement have been audited by Richter, LLP, Montreal, Quebec, an independent registered public accounting firm, as stated in their report, and have been so included in reliance upon the report of said firm and their authority as experts in accounting and auditing. This report expresses an unqualified opinion.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have had no disagreements with our independent registered public accountants with respect to accounting practices or procedures or financial disclosure.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file reports and other information with the Securities and Exchange Commission. We have also filed a registration statement on Form S-1, including exhibits, with the SEC with respect to the shares being offered in this offering. This prospectus is part of the registration statement, but it does not contain all of the information included in the registration statement or exhibits. For further information with respect to us and our common stock, we refer you to the registration statement and to the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. You may inspect a copy of the registration statement and other reports we file with the Securities and Exchange Commission without charge at the SEC's principal office in Washington, D.C., and copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC, 100 F Street NE, Washington, D.C. 20549, upon payment of fees prescribed by the SEC. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the Web site is http://www.sec.gov. The SEC's toll free investor information service can be reached at 1-800-SEC-0330.

FINANCIAL STATEMENTS

IntelGenx Technologies Corp.

Consolidated Balance Sheet
(Expressed in Thousands of U.S. Dollars ($000’s) Except Share and Per Share Data)
(Unaudited)

	June 30,	December 31,
	2013	2012
Assets
Current
Cash and cash equivalents	$2,284	$2,059
Accounts receivable	360	1,282
Prepaid expenses	94	102
Investment tax credits receivable	268	213
Total Current Assets	3,006	3,656
Leasehold Improvements and Equipment, net	507	387
Intangible Assets (note 4)	97	116
Total Assets	$3,610	$4,159
Liabilities
Current
Accounts payable and accrued liabilities	336	1,058
Deferred license revenue (note 5)	308	308
Total Current Liabilities	644	1,366
Deferred License Revenue, non-current portion (note 5)	461	615
Total Liabilities	1,105	1,981
Shareholders' Equity
Capital Stock (note 6)	1	0
Additional Paid-in-Capital	17,171	16,342
Accumulated Deficit	(14,859)	(14,463)
Accumulated Other Comprehensive Income	192	299
	2,505	2,178
	$3,610	$4,159

See accompanying notes

Approved on Behalf of the Board:

/s/ J. Bernard Boudreau	Director

/s/ Horst G. Zerbe	Director

IntelGenx Technologies Corp.

Consolidated Statement of Shareholders' Equity
For the Period Ended June 30, 2013
(Expressed in Thousands of U.S. Dollars ($000’s) Except Share and Per Share Data)
(Unaudited)

					Accumulated
			Additional		Other	Total
	Capital Stock		Paid-In	Accumulated	Comprehensive	Shareholders'
	Number	Amount	Capital	Deficit	Income	Equity
Balance - December 31, 2012	49,890,421	$0	$16,342	$(14,463)	$299	$2,178
Foreign currency translation adjustment	-	-	-	-	(107)	(107)
Warrants exercised (note 7)	1,584,000	1	750	-	-	751
Options exercised (note 7)	75,000	-	31	-	-	31
Stock-based compensation (note 7)	-	-	48	-	-	48
Net loss for the period	-	-	-	(396)	-	(396)
Balance – June 30, 2013	51,549,421	$1	$17,171	$(14,859)	$192	$2,505

See accompanying notes

IntelGenx Technologies Corp.

Consolidated Statement of Comprehensive Income (Loss)
(Expressed in Thousands of U.S. Dollars ($000’s) Except Share and Per Share Data)
(Unaudited)

	For the Three-Month Period		For the Six-Month Period
	Ended June 30,		Ended June 30,
	2013	2012	2013		2012
Revenues
Royalties	$14	$-	$91		$-
License and other revenue	533	20	613		120
Total Revenues	547	20	704		120

Expenses
Research and development expense	48	310	215		551
Selling, general and administrative expense	394	332	850		771
Amortization of tangible assets	7	9	17		17
Amortization of intangible assets	9	-	19		-
Total Costs and Expenses	458	651	1,101		1,339
Profit (Loss) from Operations	89	(631)	(397)		(1,219)
Other Income
Interest and other income	1	1	1		5
Total Other Income	1	1	1		5
Net Profit (Loss)	90	(630)	(396)		(1,214)
Other Comprehensive Income (Loss)
Foreign currency translation adjustment	(71)	(73)	(107)		19
Comprehensive Profit (Loss)	$19	$(703)	$(503)		$(1,195)
Basic and Diluted Weighted Average Number of Shares Outstanding	51,166,323	49,622,028	51,133,173		49,473,279
Basic and Diluted Profit (Loss) Per Common Share (note 9)	$0.00	$(0.01)	$(0.01	) $	(0.02)

See accompanying notes

IntelGenx Technologies Corp.

Consolidated Statement of Cash Flows
(Expressed in thousands of U.S. Dollars ($000’s) Except Share and Per Share Data)
(Unaudited)

	For the Three-Month Period		For the Six-Month Period
	Ended June 30,		Ended June 30,
	2013	2012	2013	2012

Funds Provided (Used) -
Operating Activities
Net profit (loss)	$90	$(630)	$(396)	$(1,214)
Amortization	16	9	36	17
Stock-based compensation	30	14	48	29
	136	(607)	(312)	(1,168)
Changes in assets and liabilities
Accounts receivable	(190)	(145)	922	(127)
Prepaid and other assets	(5)	-	8	(15)
Other receivables	(25)	(20)	(55)	229
Accounts payable and other accrued
liabilities	(163)	(115)	(724)	(383)
Deferred revenue	(76)	-	(153)	1,000
Net change in assets and liabilities	(459)	(280)	(2)	704
Net cash provided (used) by operating activities	(323)	(887)	(314)	(464)

Financing Activities
Proceeds from exercise of warrants and stock options	587	1	782	234
Net cash provided by financing activities	587	1	782	234

Investing Activities
Additions to property and equipment	(92)	(53)	(161)	(242)
Net cash used in investing activities	(92)	(53)	(161)	(242)

Increase (Decrease) in Cash and Cash Equivalents	172	(939)	307	(472)
Effect of Foreign Exchange on Cash and Cash
Equivalents	(56)	(65)	(82)	22
Cash and Cash Equivalents
Beginning of Period	2,168	4,059	2,059	3,505
End of Period	$2,284	$3,055	$2,284	$3,055

See accompanying notes

IntelGenx Technologies Corp.

Notes to Consolidated Interim Financial Statements
June 30, 2013
(Expressed in U.S. Funds)
(Unaudited)

1.	Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete consolidated financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. All such adjustments are of a normal and recurring nature.

These financial statements should be read in conjunction with the audited consolidated financial statements at December 31, 2012. Operating results for the three and six months ended June 30, 2013 are not necessarily indicative of the results that may be expected for the year ending December 31, 2013. The Company prepares its financial statements in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). This basis of accounting involves the application of accrual accounting and consequently, revenues and gains are recognized when earned, and expenses and losses are recognized when incurred.

The consolidated financial statements include the accounts of the Company and its subsidiary companies. On consolidation, all inter-entity transactions and balances have been eliminated.

The financial statements are expressed in U.S. funds.

Management has performed an evaluation of the Company’s activities through the date and time these financial statements were issued and concluded that there are no additional significant events requiring recognition or disclosure.

2.	Adoption of New Accounting Standards

Revenue Recognition and Disclosures

In December 2011, the FASB issued Update No. 2011-11, “Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities”. The objective of this Update is to provide enhanced disclosures that will enable users of financial statements to evaluate the effect or potential effect of netting arrangements on an entity’s financial position. This includes the effect or potential effect of rights of setoff associated with an entity’s recognized assets and recognized liabilities within the scope of this Update. The amendments require enhanced disclosures by requiring improved information about derivatives, repurchase agreements and reverse purchase agreements, and securities borrowing and securities lending transactions that are either offset in accordance with specific criteria or subject to a master netting arrangement or similar agreement. In January 2013, the FASB also issued Update No. 2013-01, which clarifies that ordinary trade receivables and receivables are not in the scope of ASU 2011-11. ASU 2011-11and ASU 2013-01are effective for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. Retrospective disclosure is required for all comparative periods presented. The adoption of this Statement did not have a material effect on the Company’s financial position or results of operations.

IntelGenx Technologies Corp.

Notes to Consolidated Interim Financial Statements
June 30, 2013
(Expressed in U.S. Funds)
(Unaudited)

2.	Adoption of New Accounting Standards (Cont’d)

In February 2013, the FASB has issued Update No. 2013-02, “Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income”. This Update has been issued to improve the transparency of reporting these reclassifications. The amendments in this Update supersede and replace the presentation requirements for reclassifications out of accumulated other comprehensive income in ASUs 2011-05 and 2011-12 for all public and private organizations. The amendments would require an entity to provide additional information about reclassifications out of accumulated other comprehensive income. Public companies are required to comply with these amendments for all reporting periods (interim and annual), effective for reporting periods beginning after December 15, 2012. The adoption of this Statement did not have a material effect on the Company’s financial position or results of operations.

3.	Significant Accounting Policies

Recently Issued Accounting Pronouncements

In December 2011, the FASB issued Update No. 2011-12, “Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05”. The amendments in this Update supersede changes to those paragraphs in Update 2011-05 that pertain to how, when, and where reclassification adjustments are presented. The adoption of this amendment is not expected to have a material effect on the Company’s financial position or results of operations, but may affect the presentation of Other Comprehensive Income in the Company’s financial statements.

In February 2013, the FASB issued Update No. 2013-04, “Liabilities (Topic 405)—Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation Is Fixed at the Reporting Date”. The amendments in this Update provide guidance for the recognition, measurement, and disclosure of obligations resulting from joint and several liability arrangements for which the total amount of the obligation within the scope of this Update is fixed at the reporting date, except for obligations addressed within existing guidance in U.S. GAAP. The guidance requires an entity to measure those obligations as the sum of the amount the reporting entity agreed to pay on the basis of its arrangement among its co-obligors and any additional amount the reporting entity expects to pay on behalf of its co-obligors. The guidance in this Update also requires an entity to disclose the nature and amount of the obligation as well as other information about those obligations. For public entities, the amendments in this ASU are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. The amendments shall be applied retrospectively to all prior periods presented for those obligations that exist at the beginning of the fiscal year of adoption. Early adoption is permitted. The Company is currently evaluating the impact of this Statement on its consolidated financial statements.

IntelGenx Technologies Corp.

Notes to Consolidated Interim Financial Statements
June 30, 2013
(Expressed in U.S. Funds)
(Unaudited)

3.	Significant Accounting Policies (Cont’d)

In March 2013, the FASB issued Update No. 2013-05, “Foreign Currency Matters (Topic 830)—Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity”. The amendments in this Update resolve the diversity in practice about whether Subtopic 810-10, Consolidation—Overall, or Subtopic 830-30, Foreign Currency Matters—Translation of Financial Statements, applies to the release of the cumulative translation adjustment into net income when a parent either sells a part or all of its investment in a foreign entity or no longer holds a controlling financial interest in a subsidiary or group of assets that is a nonprofit activity or a business (other than a sale of in substance real estate or conveyance of oil and gas mineral rights) within a foreign entity. In addition, the amendments in this Update resolve the diversity in practice for the treatment of business combinations achieved in stages (sometimes also referred to as step acquisitions) involving a foreign entity. For public entities, the amendments in this ASU are effective prospectively for fiscal years, and interim reporting periods within those years, beginning after December 15, 2013. Early adoption is permitted. The Company is currently evaluating the impact of this Statement on its consolidated financial statements.

In April 2013, the FASB issued Update No. 2013-07, “Presentation of Financial Statements – Liquidation Basis of Accounting”. The objective of this Update is to clarify when an entity should apply the liquidation basis of accounting and to provide principles for the measurement of assets and liabilities under the liquidation basis of accounting, as well as any required disclosures. These amendments are effective for entities that determine liquidation is imminent during annual reporting periods beginning after December 15, 2013, and interim reporting periods therein. Entities should apply the requirements prospectively from the day that liquidation becomes imminent. Early adoption is permitted. The adoption of this amendment is not expected to have a material effect on the Company’s financial position or results of operations.

4.	Intangible Assets

As of June 30, 2013 NDA acquisition costs of $97 thousand (December 31, 2012 - $116 thousand) were recorded as intangible assets on the Company’s balance sheet and represent the net book value of the final progress payment related to the acquisition of 100% ownership of Forfivo XL®. The asset will be amortized over its estimated useful life of 39 months. The Company commenced amortization upon commercial launch of the product in October 2012.

IntelGenx Technologies Corp.

Notes to Consolidated Interim Financial Statements
June 30, 2013
(Expressed in U.S. Funds)
(Unaudited)

5.	Deferred License Revenue

Deferred license revenue represents upfront payments received for the granting of licenses to the Company’s patents, intellectual property, and proprietary technology, for commercialization. Deferred license revenue is recognized in income over the period where sales of the licensed products will occur.

Upon entering into the licensing agreement with Edgemont Pharmaceuticals the Company received an upfront fee of $1 million, which the Company recognized as deferred license revenue. The deferred license revenue will be amortized in income over a period of 39 months, which is the minimum period where sales of Forfivo XL® are expected to be exclusive. As a result of this policy, the Company has a deferred revenue balance of $769 thousand at June 30, 2013 that has not been recognized as revenue.

6.	Capital Stock

	June 30,	December 31,
	2013	2012
Authorized - 100,000,000 common shares of $0.00001 par value 20,000,000 preferred shares of $0.00001 par value
Issued - 51,549,421 (December 31, 2012 - 49,890,421) common shares	$ 515	$ 499

7.	Additional Paid-In Capital

Stock options

On April 24, 2013 the Company granted 480,000 stock options to an officer to purchase common shares. The stock options are exercisable at $0.65 per share and vest on December 31, 2015. The stock options were accounted for at their fair value, as determined by the Black-Scholes valuation model, of approximately $157 thousand, using the following assumptions:

Expected volatility	78%
Expected life	3.83 years
Risk-free interest rate	0.34%
Dividend yield	Nil

IntelGenx Technologies Corp.

Notes to Consolidated Interim Financial Statements
June 30, 2013
(Expressed in U.S. Funds)
(Unaudited)

7.	Additional Paid-In Capital (Cont’d)

On April 24, 2013 the Company granted 200,000 stock options to an officer to purchase common shares. The stock options are exercisable at $0.65 per share and vest over 2 years at 25% every six months. The stock options were accounted for at their fair value, as determined by the Black-Scholes valuation model, of approximately $59 thousand, using the following assumptions:

Expected volatility	77%
Expected life	3.13 years
Risk-free interest rate	0.34%
Dividend yield	Nil

During the six month period ended June 30, 2013 a total of 75,000 (2012 - Nil) stock options were exercised for 75,000 (2012 - Nil) common shares having a par value of $0 thousand in aggregate, for cash consideration of $31 thousand (2012 - $Nil), resulting in an increase in additional paid-in capital of $31 thousand (2012 - $Nil).

Compensation expenses for stock-based compensation of $48 thousand and $29 thousand were recorded during the six month period ended June 30, 2013 and 2012 respectively. Of the amount expensed in 2013, $37 thousand (2012 - $28 thousand) relates to stock options granted to employees and directors, and $11 thousand (2012 - $Nil) relates to options granted to independent third party consultants. In addition, $1 thousand was expensed in 2012 related to stock options granted to investor relations firms as compensation for investor relation services. As at June 30, 2013, the Company has $229 thousand (2012 - $65 thousand) of unrecognized stock-based compensation.

Warrants

During the six month period ended June 30, 2013 a total of 1,584,000 (2012 - 1,207,818) warrants were exercised for 1,584,000 (2012 - 728,230) common shares having a par value of $0 thousand in aggregate, for cash consideration of $751 thousand (2012 - $234 thousand), resulting in an increase in additional paid-in capital of $750 thousand (2012 - $234 thousand).

IntelGenx Technologies Corp.

Notes to Consolidated Interim Financial Statements
June 30, 2013
(Expressed in U.S. Funds)
(Unaudited)

8.	Related Party Transactions

Included in management salaries for the six months ended June 30, 2013 are $5 thousand (2012 - $3 thousand) for options granted to the Chief Executive Officer, $10 thousand (2012 - $Nil) for options granted to the Chief Operating Officer and $9 thousand (2012 - $3 thousand) for options granted to the Chief Financial Officer under the 2006 Stock Option Plan and $6 thousand (2012 - $13 thousand) for options granted to non-employee directors.

Also included in management salaries are director fees of $44 thousand (2012 - $55 thousand) for attendance to board meetings and audit committee meetings and $66 thousand (2012 - $Nil) for fees paid to a director under a management consultancy agreement.

The above related party transactions have been measured at the exchange amount which is the amount of the consideration established and agreed to by the related parties.

9.	Basic and Diluted Loss Per Common Share

Basic and diluted loss per common share is calculated based on the weighted average number of shares outstanding during the period. The warrants, share-based compensation and convertible notes have been excluded from the calculation of diluted loss per share since they are anti-dilutive.

10.	Subsequent Events

Subsequent to the end of the quarter, 1,161,000 warrants were exercised for 1,161,000 common shares having a par value of $0 thousand for cash consideration of approximately $550 thousand, resulting in an increase in additional paid-in capital of approximately $550 thousand.

11.	Comparative Figures

Certain reclassifications of June 30, 2012 amounts have been made to facilitate comparison with the current period.

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of
IntelGenx Technologies Corp.

We have audited the accompanying consolidated balance sheets of IntelGenx Technologies Corp. as at December 31, 2012 and 2011 and the related consolidated statements of comprehensive loss, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly in all material respects, the financial position of the Company as at December 31, 2012 and 2011 and the results of its operations and its cash flows for the years then ended in accordance with U.S. generally accepted accounting principles.

Richter LLP (Signed)

Montréal, Québec
March 15, 2013

[1] CPA auditor, CA, public accountancy permit No. A110982

514.934.3400 mtlinfo@richter.ca

Richter LLP 1981 McGill College Mtl (Qc) H3A 0G6 www.richter.ca	Member RSM International Montréal, Toronto

IntelGenx Technologies Corp.

Consolidated Balance Sheets
As at December 31, 2012 and 2011
(Expressed in Thousands of U.S. Dollars ($’000) Except Share and Per Share Data)

	2012	2011

Assets

Current

Cash and cash equivalents	$2,059	$3,505
Accounts receivable	1,282	263
Prepaid expenses	102	68
Loan receivable	-	85
Investment tax credits receivable	213	375

	3,656	4,296

Leasehold Improvements and Equipment (note 5)	387	149

Intangible assets (note 6)	116	125

	$4,159	$4,570
Liabilities

Current
Accounts payable and accrued liabilities	1,058	666
Deferred license revenue (note 7)	308	-
	1,366	666

Deferred license revenue, non-current portion (note 7)	615	-

Total Liabilities	1,981	666

Commitments (note 8)

Shareholders' Equity

Capital Stock (note 8)	0	0

Additional Paid-in-Capital	16,342	15,918

Accumulated Deficit	(14,463)	(12,213)

Accumulated Other Comprehensive Income	299	199

	2,178	3,904

	$4,159	$4,570

See accompanying notes

Approved on Behalf of the Board:

/s/ J. Bernard Boudreau	Director

/s/ Horst G. Zerbe	Director

IntelGenx Technologies Corp.

Consolidated Statement of Shareholders' Equity
For the Year Ended December 31, 2011
(Expressed in Thousands of U.S. Dollars ($’000) Except Share and Per Share Data)

					Accumulated
			Additional		Other	Total
	Capital Stock		Paid-In	Accumulated	Comprehensive	Shareholders'
	Number	Amount	Capital	Deficit	Income	Equity
Balance - December 31, 2010	39,581,271	$0	$11,087	$(9,761)	$150	$1,476
Foreign currency translation adjustment	-	-	-	-	49	49
Issue of common stock, net of transaction costs of $390 (note 9)	4,821,342	-	2,024	-	-	2,024
Warrants issued, net of transaction costs of $132 (note 10)	-	-	685	-	-	685
Agents’ warrants (note 10)	-	-	153	-	-	153
Warrants exercised (note 10)	3,418,009	-	1,458	-	-	1,458
Agents’ warrants exercised (note 10)	299,406	-	142	-	-	142
Options exercised (note 10)	775,000	-	318	-	-	318
Stock-based compensation (note 10)	-	-	51	-	-	51
Net loss for the period	-	-	-	(2,452)	-	(2,452)
Balance – December 31, 2011	48,895,028	$0	$15,918	$(12,213)	$199	$3,904

See accompanying notes

IntelGenxTechnologies Corp.

Consolidated Statement of Shareholders' Equity
For the Year Ended December 31, 2012
(Expressed in Thousands of U.S. Dollars ($’000) Except Share and Per Share Data)

					Accumulated
			Additional		Other	Total
	Capital Stock		Paid-In	Accumulated	Comprehensive	Shareholders'
	Number	Amount	Capital	Deficit	Income	Equity
Balance - December 31, 2011	48,895,028	$0	$15,918	$(12,213)	$199	$3,904
Foreign currency translation adjustment	-	-	-	-	100	100
Warrants exercised (note 10)	726,080	-	233	-	-	233
Agents’ warrants exercised (note 10)	219,313	-	104	-	-	104
Options exercised (note 10)	50,000	-	28	-	-	28
Stock-based compensation (note 10)	-	-	59	-	-	59
Net loss for the period	-	-	-	(2,250)	-	(2,250)
Balance – December 31, 2012	49,890,421	$0	$16,342	$(14,463)	$299	$2,178

See accompanying notes

IntelGenx Technologies Corp.

Consolidated Statements of Comprehensive Loss
For the Years Ended December 31, 2012 and 2011
(Expressed in Thousands of U.S. Dollars ($’000) Except Share and Per Share Data)

	2012	2011
Revenue	$1,198	$433
Other Income	10	7
	1,208	440
Expenses
Research and development	1,935	1,524
Research and development tax credits	(212)	(188)
Management salaries	716	586
General and administrative	347	333
Professional fees	582	594
Depreciation	46	37
Foreign exchange loss	41	3
Interest and financing fees	3	3
	3,458	2,892
Loss Before Income Taxes	(2,250)	(2,452)
Income taxes (note 11)	-	-
Net Loss	(2,250)	(2,452)
Other Comprehensive Income
Foreign currency translation adjustment	100	49
Comprehensive Loss	$(2,150)	$(2,403)
Basic and Diluted Weighted Average Number of Shares Outstanding	49,637,908	43,736,003
Basic and Diluted Loss Per Common Share (note 14)	$(0.04)	$(0.05)

See accompanying notes

IntelGenx Technologies Corp.

Consolidated Statements of Cash Flows
For the Year Ended December 31, 2012 and 2011
(Expressed in Thousands of U.S. Dollars ($’000) Except Share and Per Share Data)

	2012	2011

Funds Provided (Used) -
Operating Activities
Net loss	$(2,250)	$(2,452)
Depreciation	46	37
Stock-based compensation	59	51
Accounts receivable write-off	-	53
	(2,145)	(2,311)
Changes in assets and liabilities
Accounts receivable	(1,019)	(38)
Prepaid and other assets	(34)	(21)
Other receivables	247	(263)
Accounts payable and other accrued liabilities	390	317
Deferred revenue	923	-
	507	(5)
	(1,638)	(2,316)

Financing Activities
Issuance of common stock and warrants		3,231
Proceeds from exercise of warrants, agents’ warrants and stock options	365	1,918
Transaction costs	-	(369)
	365	4,780

Investing Activities
Additions to leasehold improvements and equipment	(270)	(34)
Additions to intangible assets	-	(125)
	(270)	(159)
Increase (Decrease) in Cash and Cash Equivalents	(1,543)	2,305
Effect of Foreign Exchange on Cash and Cash Equivalents	97	56
Cash and Cash Equivalents
Beginning of Year	3,505	1,144
End of Year	$2,059	$3,505

See accompanying notes

IntelGenx Technologies Corp.

Notes to Consolidated Financial Statements
December 31, 2012 and 2011
(Expressed in U.S. Funds)

1.	Basis of Presentation

IntelGenx Technologies Corp. (“IntelGenx” or the “Company”) prepares its financial statements in accordance with accounting principles generally accepted in the United States of America (“USA”). This basis of accounting involves the application of accrual accounting and consequently, revenues and gains are recognized when earned, and expenses and losses are recognized when incurred.

The consolidated financial statements include the accounts of the Company and its subsidiary companies. On consolidation, all inter-entity transactions and balances have been eliminated.

The financial statements are expressed in U.S. funds.

2.	Nature of Business

The Company specializes in the development of pharmaceutical products in co-operation with various pharmaceutical companies.

Technologies

The Company has developed three proprietary delivery platforms; including an immediate release oral film “VersaFilm®”, a mucoadhesive tablet “AdVersa®” and a multilayer controlled release tablet “VersaTab®”.

The three technology platforms have been designed to address the challenges commonly encountered in oral drug delivery, such as first-pass metabolism, gastrointestinal (“GI”) side effects, or incomplete absorption of the drug in the GI tract. IntelGenx’ technologies are broadly applicable and have the ability to improve the performance of a wide variety of existing pharmaceutical compounds.

Product Pipeline

IntelGenx’ product pipeline currently consists of 9 products in various stages of development, including products for the treatment of hypertension, erectile dysfunction, benign prostatic hyperplasia, migraine, insomnia, idiopathic pulmonary fibrosis, allergies and pain management. Of the products currently under development, 6 utilize the VersaFilm® technology, 2 utilize the VersaTab® technology, and one utilizes the AdVersa® technology.

Approved and Commercialized Products

The Company’s first FDA-approved product, Forfivo XL®, was launched in the USA in October 2012 under a licensing partnership with Edgemont Pharmaceuticals LLP. Forfivo XL® is indicated for the treatment of Major Depressive Disorder (MDD) and is the only extended-release bupropion HCl product to provide a once-daily, 450mg dose in a single tablet. The active ingredient in Forfivo XL® is bupropion, the same active ingredient used in Wellbutrin XL®.

Sales of the Company’s first commercialized product, a pre-natal multivitamin supplement, marketed in the USA as Gesticare®, were discontinued in the third quarter of 2011. The Company received final royalties from the sale of the product in the fourth quarter of 2011 from Azur Pharma, now part of Jazz Pharmaceuticals plc.

IntelGenx Technologies Corp.

Notes to Consolidated Financial Statements
December 31, 2012 and 2011
(Expressed in U.S. Funds)

3.	Adoption of New Accounting Standards

In May 2011, the FASB issued Update No. 2011-04, “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs”. The amendments in this Update result in common fair value measurement and disclosure requirements in U.S. GAAP and IFRSs. Consequently, the amendments change the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. For many of the requirements, FASB does not intend for the amendments in this Update to result in a change in the application of the requirements in Topic 820. Some of the amendments clarify FASB’s intent about the application of existing fair value measurement requirements. Other amendments change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements. For public entities, ASU 2011-4 is effective during interim and annual periods beginning after December 15, 2011. The adoption of this Statement did not have a material effect on the Company’s financial position or results of operations.

In June 2011, the FASB issued Update No. 2011-05, “Comprehensive Income (Topic 220): Presentation of Comprehensive Income”. Under the amendments, an entity has the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. This Update eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders' equity. The amendments in this Update do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. ASU 2011-05 should be applied retrospectively. For public entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. Early adoption is permitted. In December 2011 however, the FASB issued Update No. 2011-12, “Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05”. The amendments in this Update supersede changes to those paragraphs in Update 2011-05 that pertain to how, when, and where reclassification adjustments are presented. The adoption of this Statement did not have a material effect on the Company’s financial position or results of operations.

IntelGenx Technologies Corp.

Notes to Consolidated Financial Statements
December 31, 2012 and 2011
(Expressed in U.S. Funds)

4.	Summary of Significant Accounting Policies

Revenue Recognition

The Company recognizes revenue from research and development contracts as the contracted services are performed or when milestones are achieved, in accordance with the terms of the specific agreements and when collection of the payment is reasonably assured. In addition, the performance criteria for the achievement of milestones are met if substantive effort was required to achieve the milestone and the amount of the milestone payment appears reasonably commensurate with the effort expended. Amounts received in advance of the recognition criteria being met, if any, are included in deferred income.

IntelGenx has license agreements that specify that certain royalties are earned by the Company on sales of licensed products in the licensed territories. Licensees usually report sales and royalty information in the 45 days after the end of the quarter in which the activity takes place and typically do not provide forward estimates or current-quarter information. Because the Company is not able to reasonably estimate the amount of royalties earned during the period in which these licensees actually ship products, royalty revenue is not recognized until the royalties are reported to the Company and the collection of these royalties is reasonably assured.

In August 2010 the Company entered into a joint development and commercialization agreement with RedHill Biopharma (“RedHill”), an Israeli company, for an anti-migraine product based upon the Company’s VersaFilm® technology. In accordance with the terms of the agreement, RedHill made up-front and milestone payments in the aggregate amount of $600 thousand, of which $100 thousand was received by the Company in 2012 upon production of pivotal batches. RedHill is required to make additional milestone payments of up to $700,000 as follows:

$200 thousand upon the filing of an NDA and acceptance of the filing by the U.S. Food and Drug Administration; and

$500 thousand upon receipt of U.S. Food and Drug Administration marketing approval for the product.

Product Sales:

The Company launched Forfivo XL® in the USA in October 2012 under a licensing partnership with Edgemont Pharmaceuticals LLP (“Edgemont”). Under the terms of the agreement with Edgemont, the commercial launch of Forfivo XL® triggered launch-related milestone payments for IntelGenx of up to $4.0 million, of which $1 million was invoiced by the Company to Edgemont and recognized as revenue in the fourth quarter of 2012 and the cash received in February 2013. Additional milestones of up to a further $23.5 million are payable upon achieving certain sales and exclusivity targets and the Company expects to commence receiving royalties from sales of the product in the first quarter of 2013.

Upon entering into the licensing agreement, Edgemont paid the Company an upfront fee of $1 million, which the Company recognized as deferred license revenue. The deferred license revenue will be amortized in income over the period where sales of Forfivo XL® are expected to be exclusive. As a result of this policy, the Company has a deferred revenue balance of $923 thousand at December 31, 2012 that has not been recognized as revenue.

IntelGenx Technologies Corp.

Notes to Consolidated Financial Statements
December 31, 2012 and 2011
(Expressed in U.S. Funds)

4.	Summary of Significant Accounting Policies (cont’d)

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. The financial statements include estimates based on currently available information and management's judgment as to the outcome of future conditions and circumstances. Significant estimates in these financial statements include the useful lives and impairment of long-lived assets, stock-based compensation costs, the investment tax credits receivable, the determination of the fair value of warrants issued as part of fundraising activities, and the resulting impact on the allocation of the proceeds between the common shares and the warrants.

Changes in the status of certain facts or circumstances could result in material changes to the estimates used in the preparation of the financial statements and actual results could differ from the estimates and assumptions.

Financial Instruments

The Company estimates the fair value of its financial instruments based on current interest rates, market value and pricing of financial instruments with comparable terms. Unless otherwise indicated, the carrying value of these financial instruments approximates their fair value.

Cash and Cash Equivalents

Cash and cash equivalents is comprised of cash on hand and term deposits with original maturity dates of less than three months that are stated at cost, which approximates fair value.

Accounts Receivable

The Company accounts for trade receivables at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a quarterly basis. Management determines the allowance for doubtful accounts by regularly evaluating individual customer receivables and considering a customer's financial condition, credit history and current economic conditions. The Company writes off trade receivables when they are deemed uncollectible. In the first quarter of 2011, the Company wrote-off a receivable in the amount of $53 thousand that was owed to the Company by Circ Pharma Limited, Ireland, which was deemed to be no longer collectible. The Company records recoveries of trade receivables previously written-off when they receive them. Management has determined that no allowance for doubtful accounts is necessary in order to adequately cover exposure to loss in its December 31, 2012 accounts receivable (2011 - $Nil). The accounts receivable balance of $1,282 thousand as at December 31, 2012 includes $1 million from Edgemont that was received by IntelGenx in February 2013.

IntelGenx Technologies Corp.

Notes to Consolidated Financial Statements
December 31, 2012 and 2011
(Expressed in U.S. Funds)

4.	Summary of Significant Accounting Policies (Cont’d)

Investment Tax Credits

Investment tax credits relating to qualifying expenditures are recognized in the accounts at the time at which the related expenditures are incurred and there is reasonable assurance of their realization. Management has made estimates and assumptions in determining the expenditures eligible for investment tax credits claimed.

Leasehold Improvements and Equipment

Leasehold Improvements and equipment are recorded at cost. Provisions for depreciation are based on their estimated useful lives using the methods as follows:

On the declining balance method -

Laboratory and office equipment	20%
Computer equipment	30%

On the straight-line method -

Leasehold improvements	over the lease term
Manufacturing equipment	5 – 10 years

Upon retirement or disposal, the cost of the asset disposed of and the related accumulated depreciation are removed from the accounts and any gain or loss is reflected in income. Expenditures for repair and maintenance are expensed as incurred.

Intangible Assets

Payments made to third parties subsequent to regulatory approval are capitalized and amortized over the remaining useful life of the related product. Amounts capitalized for such payments are included in other intangibles, net of accumulated amortization.

Impairment of Long-lived Assets

Long-lived assets held and used by the Company are reviewed for possible impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to the estimated undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value thereof.

IntelGenx Technologies Corp.

Notes to Consolidated Financial Statements
December 31, 2012 and 2011
(Expressed in U.S. Funds)

4.	Summary of Significant Accounting Policies (Cont’d)

Foreign Currency Translation

The Company's reporting currency is the U.S. dollar. The Canadian dollar is the functional currency of the Company's Canadian operations, which is translated to the United States dollar using the current rate method. Under this method, accounts are translated as follows:

Assets and liabilities - at exchange rates in effect at the balance sheet date;

Revenue and expenses - at average exchange rates prevailing during the year;

Equity - at historical rates.

Gains and losses arising from foreign currency translation are included in other comprehensive income.

Income Taxes

The Company accounts for income taxes in accordance with FASB ASC 740 "Income Taxes". Deferred taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Unrecognized Tax Benefits

The Company accounts for unrecognized tax benefits in accordance with FASB ASC 740 “Income Taxes”. ASC 740 prescribes a recognition threshold that a tax position is required to meet before being recognized in the financial statements and provides guidance on de-recognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition issues. ASC 740 contains a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained upon ultimate settlement with a taxing authority, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon ultimate settlement.

Additionally, ASC 740 requires the Company to accrue interest and related penalties, if applicable, on all tax positions for which reserves have been established consistent with jurisdictional tax laws. The Company elected to classify interest and penalties related to the unrecognized tax benefits in the income tax provision.

IntelGenx Technologies Corp.

Notes to Consolidated Financial Statements
December 31, 2012 and 2011
(Expressed in U.S. Funds)

4.	Summary of Significant Accounting Policies (Cont’d)

Share-Based Payments

The Company accounts for share-based payments to employees in accordance with the provisions of FASB ASC 718 "Compensation—Stock Compensation" and accordingly recognizes in its financial statements share-based payments at their fair value. In addition, the Company will recognize in the financial statements an expense based on the grant date fair value of stock options granted to employees. The expense will be recognized on a straight-line basis over the vesting period and the offsetting credit will be recorded in additional paid-in capital. Upon exercise of options, the consideration paid together with the amount previously recorded as additional paid-in capital will be recognized as capital stock. The Company estimates its forfeiture rate in order to determine its compensation expense arising from stock-based awards. The Company uses the Black-Scholes option pricing model to determine the fair value of the options.

The Company measures compensation expense for its non-employee stock-based compensation under ASC 505-50, “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services". The fair value of the option issued is used to measure the transaction, as this is more reliable than the fair value of the services received. The fair value is measured at the value of the Company’s common stock on the date that the commitment for performance by the counterparty has been reached or the counterparty’s performance is complete. The fair value of the equity instrument is charged directly to compensation expense and additional paid-in capital. For common stock issuances to non-employees that are fully vested and are for future periods, the Company classifies these issuances as prepaid expenses and expenses the prepaid expenses over the service period. At no time has the Company issued common stock for a period that exceeds one year.

Loss Per Share

Basic loss per share is calculated based on the weighted average number of shares outstanding during the year. Any antidilutive instruments are excluded from the calculation of diluted loss per share.

IntelGenx Technologies Corp.

Notes to Consolidated Financial Statements
December 31, 2012 and 2011
(Expressed in U.S. Funds)

4.	Summary of Significant Accounting Policies (Cont’d)

Fair Value Measurements

ASC 820 applies to all assets and liabilities that are being measured and reported on a fair value basis. ASC 820 requires new disclosure that establishes a framework for measuring fair value in US GAAP, and expands disclosure about fair value measurements. This statement enables the reader of the financial statements to assess the inputs used to develop those measurements by establishing a hierarchy for ranking the quality and reliability of the information used to determine fair values. The statement requires that assets and liabilities carried at fair value be classified and disclosed in one of the following three categories:

Level 1:	Quoted market prices in active markets for identical assets or liabilities.
Level 2:	Observable market based inputs or unobservable inputs that are corroborated by market data.
Level 3:	Unobservable inputs that are not corroborated by market data.

In determining the appropriate levels, the Company performs a detailed analysis of the assets and liabilities that are subject to ASC 820. At each reporting period, all assets and liabilities for which the fair value measurement is based on significant unobservable inputs are classified as Level 3. There are no assets or liabilities measured at fair value as at December 31, 2012.

Fair Value of Financial Instruments

The fair value represents management’s best estimates based on a range of methodologies and assumptions. The carrying value of receivables and payables arising in the ordinary course of business and the investment tax credits receivable approximate fair value because of the relatively short period of time between their origination and expected realization.

Recent Accounting Pronouncements

In December 2011, the FASB issued Update No. 2011-11, “Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities”. The objective of this Update is to provide enhanced disclosures that will enable users of its financial statements to evaluate the effect or potential effect of netting arrangements on an entity’s financial position. This includes the effect or potential effect of rights of setoff associated with an entity’s recognized assets and recognized liabilities within the scope of this Update. The amendments require enhanced disclosures by requiring improved information about financial instruments and derivative instruments that are either (1) offset in accordance with either Section 210-20-45 or Section 815-10-45 or (2) subject to an enforceable master netting arrangement or similar agreement, irrespective of whether they are offset in accordance with either Section 210-20-45 or Section 815-10-45. ASU 2011-11 is effective for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. Retrospective disclosure is required for all comparative periods presented. The Company is currently evaluating the impact of this Statement on its consolidated financial statements.

IntelGenx Technologies Corp.

Notes to Consolidated Financial Statements
December 31, 2012 and 2011
(Expressed in U.S. Funds)

4.	Summary of Significant Accounting Policies (Cont’d)

In December 2011, the FASB issued Update No. 2011-12, “Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05”. The amendments in this Update supersede changes to those paragraphs in Update 2011-05 that pertain to how, when, and where reclassification adjustments are presented. The adoption of this amendment is not expected to have a material effect on the Company’s financial position or results of operations, but will affect the presentation of Other Comprehensive Income in the Company’s financial statements.

5.	Leasehold Improvements and Equipment

			2012	2011
In US$ thousands		Accumulated	Net Carrying	Net Carrying
	Cost	Depreciation	Amount	Amount

Manufacturing equipment	$225	$0	$225	$0
Laboratory and office equipment	418	265	153	138
Computer equipment	43	34	9	11
Leasehold improvements	63	63	0	0

	$749	$362	$387	$149

As of December 31, 2012 no depreciation has been recorded on manufacturing equipment as the equipment is not yet being utilized.

6.	Intangible Assets

As of December 31, 2012 NDA acquisition costs of $116 thousand (December 31, 2011 - $125 thousand) were recorded as intangible assets on the Company’s balance sheet and represent the net book value of the final progress payment related to the acquisition of 100% ownership of Forfivo XL®. The asset will be amortized over its estimated useful life of 39 months and the Company commenced amortization upon commercial launch of the product in October 2012.

7.	Deferred License Revenue

Deferred license revenue represents upfront payments received for the granting of licenses to the Company’s patents, intellectual property, and proprietary technology, for commercialization. Deferred license revenue is recognized in income over the period where sales of the licensed products will occur.

Upon entering into the licensing agreement with Edgemont Pharmaceuticals the Company received an upfront fee of $1 million, which the Company recognized as deferred license revenue. The deferred license revenue will be amortized in income over a period of 39 months, which is the minimum period where sales of Forfivo XL® are expected to be exclusive. As a result of this policy, the Company has a deferred revenue balance of $923 thousand at December 31, 2012 that has not been recognized as revenue.

IntelGenx Technologies Corp.

Notes to Consolidated Financial Statements
December 31, 2012 and 2011
(Expressed in U.S. Funds)

8.	Commitments

The Company currently operates out of a 3,500 square feet leasehold facility consisting of laboratories and office space at 6425 Abrams, Saint-Laurent, Quebec. The original lease agreement expired in August 2009, since when it has been extended for varying periods whilst the Company sought alternative premises. The most recent extension is defined as the day immediately preceding the fulfillment of certain conditions relating to the occupation of new leased premises at 6410-6420 Abrams. In the first half of 2013, the Company plans to enter into an addendum to its existing lease to include the relocation of the Company’s operations to larger premises consisting of approximately 28,600 of rentable square feet. The term of the amended lease is 10 years following relocation, which is expected to commence in the autumn of 2013 upon completion of certain leasehold improvements.

As of December 31, 2012 future minimum payments under operating leases for facilities were as follows (in thousands):

2013	15
2014	0
Total	$15

On October 1, 2009, the Company signed new agreements with each of Little Gem Life Science Partners and SectorSpeak Inc. for investor relation services in the USA and in Canada, respectively. Under the terms of these agreements, the Company was required to pay $4.5 thousand a month to Little Gem Life Science Partners and CDN$5.0 thousand (US$5.0 thousand) monthly to Sector Speak Inc. The Company renegotiated these agreements in May 2012 and reduced payments to $2.5 thousand and CDN$2.5 thousand (US$2.5 thousand) respectively. The agreements automatically renew unless specifically terminated.

On May 7, 2010, the Company executed a Project Transfer Agreement with one of its former development partners whereby the Company acquired full rights to, and ownership of, Forfivo XL®, a novel, high strength formulation of Bupropion hydrochloride, the active ingredient in Wellbutrin XL®. In accordance with the Project Transfer Agreement, and following commercial launch of Forfivo XL® in October 2012, the Company is required to pay to its former development partner 10% of net sales royalties received under the commercialization agreement that was executed with Edgemont Pharmaceuticals in February 2012.

IntelGenx Technologies Corp.

Notes to Consolidated Financial Statements
December 31, 2012 and 2011
(Expressed in U.S. Funds)

9.	Capital Stock

	2012	2011
Authorized -
100,000,000 common shares of $0.00001 par value
20,000,000 preferred shares of $0.00001 par value
Issued -
49,890,421 (December 31, 2011 - 48,895,028) common shares	$499	$489

On June 21, 2011, as part of two concurrent private placement offerings, the Company issued approximately 4.8 million shares of common stock, and three-year warrants to purchase up to approximately 2.4 million shares of common stock, for aggregate gross proceeds of approximately US$3.2 million. Each warrant entitles the holder to purchase one half of one common share at an exercise price of $0.74 per common share and expires 36 months after the date of issuance. Proceeds were allocated between the common shares and the warrants based on their relative fair value. The common shares were recorded at a value of $2,024 thousand. (See note 10 for the portion allocated to the warrants).

The private placements consisted of a definitive securities purchase agreement with certain accredited and institutional investors for the issuance and sale in a private placement transaction (the "US Private Offering") of 2,582,536 shares and warrants to purchase up to 1,291,268 shares of common stock, for aggregate gross proceeds of approximately $1.7 million, and a definitive subscription agreement solely with Canadian investors for the issuance and sale in a concurrent non-brokered private placement transaction (the "Canadian Private Offering") of 2,238,806 shares and warrants to purchase up to 1,119,403 shares of common stock, for aggregate gross proceeds of approximately $1.5 million.

The Company paid an agent cash commissions in the amount of approximately $121 thousand, representing 7% of the aggregate gross proceeds received by the Company in the US Private Offering, plus expenses in the amount of approximately $28 thousand, and issued warrants to the agent to purchase 180,778 shares of common stock, representing 7% of the amount of shares sold in the US Private Offering. The Company also paid cash finder's fees in the amount of approximately $105 thousand, representing 7% of the aggregate gross proceeds received by the Company in the Canadian Private Offering; and issued warrants to purchase 156,716 shares of common stock, representing 7% of the amount of shares sold in the Canadian Private Offering. Each warrant entitles the holder to purchase one half of one common share at an exercise price of $0.74 per common share and expires 36 months after the date of issuance.

In addition, the Company paid approximately $114 thousand in cash consideration for other transaction costs, which have been reflected as a reduction of the common shares and the warrants based on their relative fair values. All of the above transaction costs have been reflected as a reduction to the common shares and the warrants based on their relative fair values.

IntelGenx Technologies Corp.

Notes to Consolidated Financial Statements
December 31, 2012 and 2011
(Expressed in U.S. Funds)

9.	Capital Stock (Cont’d)

In the year ended December 31, 2012 a total of 50,000 (2011 – 775,000) stock options were exercised for 50,000 (2011 – 775,000) common shares having a par value of $0 thousand (2011 - $Nil) in aggregate, for cash consideration of $28 thousand ($318 thousand), resulting in an increase in additional paid-in capital of $28 thousand (2011 – $318 thousand).

During the year ended December 31, 2012 a total of 219,313 (2011 - 299,406) agents’ warrants were exercised for 219,313 (2011 - 299,406) common shares having a par value of $0 thousand in aggregate, for cash consideration of approximately $104 thousand (2011 - $142 thousand), resulting in an increase in additional paid- in capital of approximately $104 thousand (2011 - $142 thousand).

Also in the year ended December 31, 2012 a total of 1,205,668 warrants were exercised, of which 491,382 warrants were exercised for 491,382 common shares having a par value of $0 thousand in aggregate, for cash consideration of approximately $233 thousand, resulting in an increase in additional paid-in capital of approximately $233 thousand, and a total of 714,286 warrants were exercised for 234,698 common shares in cashless exercises, resulting in an increase in additional paid-in capital of $Nil.

In the year ended December 31, 2011 a total of 4,366,904 warrants were exercised, of which 2,902,618 warrants were exercised for 2,902,618 common shares having a par value of $0 thousand in aggregate, for cash consideration of approximately $1,458 thousand, resulting in an increase in additional paid-in capital of approximately $1,458 thousand, and a total of 1,464,286 warrants were exercised for 515,391 common shares in cashless exercises, resulting in an increase in additional paid-in capital of $Nil.

10.	Additional Paid-In Capital

Stock Options

In November 2006, the Company adopted the 2006 Stock Incentive Plan ("Plan") for the purpose of issuing both Incentive Options and Nonqualified Options to officers, employees, directors and eligible consultants of the Company. A total of 1,600,749 shares of common stock were reserved for issuance under this plan. Options may be granted under the Plan on terms and at prices as determined by the Board of Directors except that the options cannot be granted at less than 100%, of the fair market value of the common stock on the date of the grant. Each option will be exercisable after the period or periods specified in the option agreement, but no option may be exercised after the expiration of 10 years from the date of grant. All options granted to individuals other than non- employee directors will have a total vesting period of 24 months from the date of grant, with one quarter of the total options granted vesting and becoming exercisable every six months. Options granted to non-employees may vest and become 100% fully exercisable immediately upon grant.

At the Annual General Meeting on September 8, 2008 the shareholders of the Company approved to amend the 2006 Stock Option Plan to increase the number of shares available for issuance under the Plan from 1,600,749 to 2,074,000, or 10% of the Company’s issued and outstanding common shares as of July 28, 2008.

IntelGenx Technologies Corp.

Notes to Consolidated Financial Statements
December 31, 2012 and 2011
(Expressed in U.S. Funds)

10.	Additional Paid-In Capital (Cont’d)

A modification was made to the 2006 Stock Option Plan. The life of the options was reduced from 10 years to 5 years to comply with the regulations of the Toronto Stock Exchange. Accordingly, because the grant-date fair value of the modified options was less than the fair value of the original options measured immediately before the modification, no incremental share-based compensation expense resulted from the modification.

At the Annual General Meeting on June 3, 2010, the Shareholders of the Company approved an amendment to the 2006 Stock Option Plan to increase the number of shares available for issuance under the Plan from 2,074,000 to 3,308,127, or 10% of the Company’s issued and outstanding shares as of April 5, 2010.

On May 12, 2011 the Company granted 50,000 stock options to an employee to purchase common shares. The stock options are exercisable at $0.52 per share and vest over 2 years at 25% every six months. The stock options were accounted for at their fair value, as determined by the Black-Scholes valuation model, of approximately $16 thousand, using the following assumptions:

Expected volatility	115%
Expected life	3.1 years
Risk-free interest rate	0.96%
Dividend yield	Nil

On November 29, 2011 the Company granted 115,000 stock options to two non-employee directors, 40,000 stock options to a director, 50,000 stock options to two officers, and 35,000 stock options to two employees, to purchase common shares. The stock options are exercisable at $0.54 per share and vest over 2 years at 25% every six months. The stock options were accounted for at their fair value, as determined by the Black-Scholes valuation model, of approximately $74 thousand, using the following assumptions:

Expected volatility	101%
Expected life	3.1 years
Risk-free interest rate	0.40%
Dividend yield	Nil

On June 13, 2012 the Company granted 40,000 stock options to two employees to purchase common shares. The stock options are exercisable at $0.51 per share and vest over 2 years at 25% every six months. The stock options were accounted for at their fair value, as determined by the Black-Scholes valuation model, of approximately $10 thousand, using the following assumptions:

Expected volatility	83%
Expected life	3.1 years
Risk-free interest rate	0.40%
Dividend yield	Nil

IntelGenx Technologies Corp.

Notes to Consolidated Financial Statements
December 31, 2012 and 2011
(Expressed in U.S. Funds)

10.	Additional Paid-In Capital (Cont’d)

On August 8, 2012 the Company granted 50,000 stock options to a consultant to purchase common shares. The stock options are exercisable at $0.55 per share and vest over 1 year at 25% every three months. The stock options were accounted for at their fair value, as determined by the Black-Scholes valuation model, of approximately $12 thousand, using the following assumptions:

Expected volatility	81%
Expected life	1.8 years
Risk-free interest rate	0.38%
Dividend yield	Nil

On December 4, 2012 the Company granted 30,000 stock options to an employee who is also a director and 25,000 stock options to an officer to purchase common shares. The stock options are exercisable at $0.60 per share and vest over 2 years at 25% every six months. The stock options were accounted for at their fair value, as determined by the Black-Scholes valuation model, of approximately $15 thousand, using the following assumptions:

Expected volatility	78%
Expected life	3.1 years
Risk-free interest rate	0.34%
Dividend yield	Nil

On December 12, 2012 the Company granted 50,000 stock options to a consultant to purchase common shares. The stock options are exercisable at $0.62 per share and vest over 1 year at 25% every three months. The stock options were accounted for at their fair value, as determined by the Black-Scholes valuation model, of approximately $10 thousand, using the following assumptions:

Expected volatility	70%
Expected life	1.8 years
Risk-free interest rate	0.25%
Dividend yield	Nil

During the year ended December 31, 2012 a total of 50,000 (2011 – 775,000) stock options were exercised for 50,000 (2011 – 775,000) common shares having a par value of $0 thousand (2011 - $Nil) in aggregate, for cash consideration of $28 thousand ($318 thousand), resulting in an increase in additional paid-in capital of $28 thousand (2011 – $318 thousand). The intrinsic value of the stock options exercised, as at the date of exercise, totaled $4 thousand.

IntelGenx Technologies Corp.

Notes to Consolidated Financial Statements
December 31, 2012 and 2011
(Expressed in U.S. Funds)

10.	Additional Paid-In Capital (Cont’d)

Information with respect to stock option activity for 2011 and 2012 is as follows:

		Weighted average
	Number of options	exercise price
		$

Outstanding – January 1, 2011	1,698,088	0.53

Granted	290,000	0.54
Forfeited	(150,000)	(0.76)
Expired	(65,000)	(0.59)
Exercised	(775,000)	(0.41)

Outstanding – December 31, 2011	998,088	0.59

Granted	195,000	0.57
Forfeited	(45,000)	(0.49)
Expired	(32,500)	(1.15)
Exercised	(50,000)	(0.55)

Outstanding – December 31, 2012	1,065,588	0.58

IntelGenx Technologies Corp.

Notes to Consolidated Financial Statements
December 31, 2012 and 2011
(Expressed in U.S. Funds)

10.	Additional Paid-In Capital (Cont’d)

Details of stock options outstanding as at December 31, 2012 are as follows:

	Outstanding options				Exercisable options

			Weighted			Weighted
		Weighted average	average	Aggregate		average	Aggregate
Exercise	Number of	remaining	exercise	intrinsic	Number of	exercise	intrinsic
prices	options	contractual life	price	value	options	price	value
$		(years)	$	$		$	$

0.31	25,000	1.25	0.31		25,000	0.31
0.37	75,000	2.67	0.37		75,000	0.37
0.45-0.47	175,000	1.42	0.46		175,000	0.46
0.51	40,000	4.50	0.51		0	0.00
0.52-0.54	270,000	3.89	0.54		147,500	0.54
0.55	50,000	2.67	0.55		12,500	0.55
0.60	55,000	5.00	0.60		0	0.00
0.61	125,000	1.51	0.61		125,000	0.61
0.62	50,000	3.00	0.62		0	0.00
0.85	200,588	0.63	0.85		200,588	0.85
	1,065,588	2.60	0.58	114,050	760,588	0.59	86,725

Stock-based compensation expense recognized in 2012 in regards to the stock options was $59 thousand (2011 - $51 thousand). As of December 31, 2012, total unrecognized compensation expense related to unvested stock options was $72 thousand (2011 - $92 thousand), of which $17 thousand (2011 $Nil) relates to options granted to consultants. The amount of $72 thousand will be recognized as an expense over a period of two years. A change in control of the Company due to acquisition would cause the vesting of the stock options granted to employees and directors to accelerate and would result in $55 thousand being charged to stock based compensation expense.

Warrants

On June 21, 2011 the Company issued approximately 4.8 million stock purchase warrants exercisable into approximately 2.4 million common shares at $0.74 per share which expire on June 21, 2014. The stock purchase warrants were issued in connection with the June 21, 2011 private placements described in note 9. The stock purchase warrants were valued at $817 thousand based on their relative fair value, as determined by the Black-Scholes valuation model using the assumptions below:

Expected volatility	117%
Expected life	3 years
Risk-free interest rate	0.69%
Dividend yield	Nil

IntelGenx Technologies Corp.

Notes to Consolidated Financial Statements
December 31, 2012 and 2011
(Expressed in U.S. Funds)

10.	Additional Paid-In Capital (Cont’d)

On June 21, 2011 the Company issued approximately 0.3 million agents’ stock purchase warrants exercisable into approximately 0.3 million common shares at $0.74 per share which expire on June 21, 2014. The stock purchase warrants were issued in connection with the June 21, 2011 private placements described in note 9. The stock purchase warrants were valued at $153 thousand based on their relative fair value, as determined by the Black-Scholes valuation model using the assumptions below:

Expected volatility	117%
Expected life	3 years
Risk-free interest rate	0.69%
Dividend yield	Nil

During the year ended December 31, 2012 a total of 219,313 (2011 - 299,406) agents’ warrants were exercised for 219,313 (2011 - 299,406) common shares having a par value of $0 thousand in aggregate, for cash consideration of approximately $104 thousand (2011 - $142 thousand), resulting in an increase in additional paid-in capital of approximately $104 thousand (2011 - $142 thousand).

Also in the year ended December 31, 2012 a total of 1,205,668 warrants were exercised, of which 491,382 warrants were exercised for 491,382 common shares having a par value of $0 thousand in aggregate, for cash consideration of approximately $233 thousand, resulting in an increase in additional paid-in capital of approximately $233 thousand, and a total of 714,286 warrants were exercised for 234,698 common shares in cashless exercises, resulting in an increase in additional paid-in capital of $Nil.

In the year ended December 31, 2011 a total of 4,366,904 warrants were exercised, of which 2,902,618 warrants were exercised for 2,902,618 common shares having a par value of $0 thousand in aggregate, for cash consideration of approximately $1,458 thousand, resulting in an increase in additional paid-in capital of approximately $1,458 thousand, and a total of 1,464,286 warrants were exercised for 515,391 common shares in cashless exercises, resulting in an increase in additional paid-in capital of $Nil.

IntelGenx Technologies Corp.

Notes to Consolidated Financial Statements
December 31, 2012 and 2011
(Expressed in U.S. Funds)

10.	Additional Paid-In Capital (Cont’d)

Information with respect to warrant activity for 2011 and 2012 is as follows:

	Number of	Weighted average
	warrants	exercise price
	(All Exercisable)	$

Outstanding – January 1, 2011	21,291,223	0.66

Attached to private placements	2,748,165	0.74
Agents’ warrants exercised	(299,406)	(0.47)
Exercised	(4,366,904)	(0.51)

Outstanding - December 31, 2011	19,373,078	0.71

Agents’ warrants exercised	(219,313)	(0.47)
Exercised	(1,205,668)	(0.48)
Expired	(11,843,932)	(0.80)

Outstanding - December 31, 2012	6,104,165	0.59

IntelGenx Technologies Corp.

Notes to Consolidated Financial Statements
December 31, 2012 and 2011
(Expressed in U.S. Funds)

11.	Income Taxes

Income taxes reported differ from the amount computed by applying the statutory rates to losses. The reasons are as follows:

	2012	2011
Statutory income taxes	$(605)	$(694)
Net operating losses for which no tax benefits have been recorded	368	514
Excess of depreciation over capital cost allowance	3	(2)
Non-deductible expenses	18	4
Undeducted research and development expenses	273	231
Tax deductible portion of transaction costs	-	-
Investment tax credit	(57)	(53)
Modification of warrants terms	-	-

	$-	$-

The major components of the deferred tax assets classified by the source of temporary differences are as follows:

	2012	2011

Leasehold Improvements and equipment	$13	$14
Net operating losses carryforward	2,278	2,140
Undeducted research and development expenses	1,301	1,141
Non-refundable tax credits carryforward	914	807

	4,506	4,102

Valuation allowance	(4,506)	(4,102)

	$-	$-

The valuation allowance at December 31, 2011 was $4,102 thousand. The net change in the valuation allowance during the period ended December 31, 2012, was an increase of $404 thousand. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred income tax assets will not be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred income tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based on consideration of these items, management has determined that enough uncertainty exists relative to the realization of the deferred income tax asset balances to warrant the application of a full valuation allowance as of December 31, 2012.

IntelGenx Technologies Corp.

Notes to Consolidated Financial Statements
December 31, 2012 and 2011
(Expressed in U.S. Funds)

11.	Income Taxes (Cont’d)

There were Canadian and provincial net operating losses of approximately $8,390 thousand (2011 - $7,608 thousand) and $8,566 thousand (2011 - $7,437 thousand) respectively, that may be applied against earnings of future years. Utilization of the net operating losses is subject to significant limitations imposed by the change in control provisions. Canadian and provincial losses will be expiring between 2027 and 2032. A portion of the net operating losses may expire before they can be utilized.

As at December 31, 2012, the Company had non-refundable tax credits of $914 thousand (2011 - $803 thousand) of which $24 thousand is expiring in 2017, $213 thousand is expiring in 2018, $193 thousand is expiring in 2019, $186 thousand is expiring in 2020, $187 thousand is expiring in 2021 and $111 thousand is expiring in 2022 and undeducted research and development expenses of $4,464 thousand (2011 - $3,656 thousand) with no expiration date.

The deferred tax benefit of these items was not recognized in the accounts as it has been fully provided for.

Unrecognized Tax Benefits

The Company does not expect its unrecognized tax benefits to change significantly over the next twelve months.

Tax Years and Examination

The Company files tax returns in each jurisdiction in which it is registered to do business. For each jurisdiction a statute of limitations period exists. After a statute of limitations period expires, the respective tax authorities may no longer assess additional income tax for the expired period. Similarly, the Company is no longer eligible to file claims for refund for any tax that it may have overpaid. The following table summarizes the Company’s major tax jurisdictions and the tax years that remain subject to examination by these jurisdictions as of December 31, 2012:

Tax Jurisdictions	Tax Years
Federal - Canada	2010 and onward
Provincial - Quebec	2010 and onward

IntelGenx Technologies Corp.

Notes to Consolidated Financial Statements
December 31, 2012 and 2011
(Expressed in U.S. Funds)

12.	Statement of Cash Flows Information

In US$ thousands	2012	2011

Additional Cash Flow Information:

Interest paid	$3	$3

13.	Related Party Transactions

Included in management salaries are $6 thousand (2011 - $4 thousand) for options granted to the Chief Financial Officer and $6 thousand (2011 - $4 thousand) for options granted to the Chief Executive Officer under the 2006 Stock Option Plan and $23 thousand (2011 - $10 thousand) for options granted to non-employee directors.

Included in general and administrative expenses are director fees of $114 thousand (2011 - $87 thousand) for attendance at board meetings and audit committee meetings.

A short term loan of $85 thousand bearing interest at 1% per annum was provided to an employee, who is also an officer of the Company, on November 9, 2011. The loan amount, together with interest accrued, was repaid to the Company on February 28, 2012.

In the year ended December 31, 2012 the amount included in accounts payable and accrued liabilities payable to shareholders, who are also officers of the Company, is $Nil (2011 - $1 thousand).

The above related party transactions have been measured at the exchange amount which is the amount of the consideration established and agreed upon by the related parties.

14.	Basic and Diluted Loss Per Common Share

Basic and diluted loss per common share is calculated based on the weighted average number of shares outstanding during the period. The warrants and stock options have been excluded from the calculation of diluted loss per share since they are anti-dilutive.

15.	Subsequent Events

Subsequent top the year ended December 31, 2012, 362,500 warrants were exercised for 362,500 common shares having a par value of $0 thousand for cash consideration of approximately $172 thousand, resulting in an increase in additional paid-in capital of approximately $172 thousand.

INTELGENX TECHNOLOGIES CORP.

● Units

Each Unit Consisting of One Share of Common Stock

and

● of a Warrant to Purchase One Share of Common Stock

PROSPECTUS

H.C. Wainwright & Co., LLC

, 2013

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by us in connection with the distribution of the securities being registered. All of the amounts shown are estimates, except the SEC registration fee. We have agreed to bear all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the securities offered by the selling security holders.

SEC registration fee	$1,277
FINRA filing fee	$1,904
Legal fees and expenses	$130,000
Accountants' fees and expenses	$10,000
Printing expenses	$2,000
Blue sky fees and expenses	$0
Miscellaneous expenses	$4,819
Total:	$150,000

            All amounts except the SEC registration fee and the FINRA fee are estimated. All of the expenses set forth above are being paid by us.

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”), provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

We have agreed to indemnify our officers and directors to the fullest extent permitted by law. Such indemnification is intended to supplement our officers’ and directors’ liability insurance.

Our certificate of incorporation provides that no director shall be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. A director shall be liable to the extent provided by applicable law, however, (a) for breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) pursuant to Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit.

To the extent permitted by applicable law, we are also authorized to provide indemnification of (and advancement of expenses to) such agents (and any other persons to which Delaware law permits us to provide indemnification) through provisions in our bylaws, agreements with such agents or other persons, voting of security holders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to us, our security holders and others.

Any repeal or modification of any of the foregoing provisions of the indemnification provisions in our certificate of incorporation or bylaws shall be prospective and shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of, or increase the liability of any director of our company with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of our company, pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Recent Sales of Unregistered Securities

The following is a list of securities we have sold or issued during the past three years. There were no underwriting discounts or commissions paid in connection with the sale of these securities, except as otherwise noted.

On August 27, 2010, we completed an offering of 6,500,000 units at CAD$0.40 per unit for gross proceeds of CAD$2.6 million pursuant to the terms of subscription agreements with our investors. Each unit consists of one common share and one common share purchase warrant. Each warrant entitles the holder thereof to purchase one common share at an exercise price of CAD$0.50 expiring on August 27, 2013. The exercise price of the warrants is subject to adjustment for certain events, including without limitation, dividends, distributions or split of our common stock, subsequent rights offerings by us, or in the event of our consolidation, merger or reorganization. The proceeds of the private placement will be used to support our strategic development projects and for working capital purposes.

Pursuant to an agency agreement entered into on August 27, 2010, we engaged Bolder Investment Partners, Ltd. (the “Agent”) to act as placement agent for the offering on a commercially reasonable best efforts basis. We paid the Agent (a) cash compensation equal to 8% of the gross proceeds of the offering, (b) a corporate finance fee of CAD$20,000, and (c) issued 520,000 compensation options (“Placement Agent Warrants”) which was equal to 8% of the number of units sold in the offering. Each Placement Agent Warrant entitles the Agent to purchase one common share at an exercise price of CAD$0.50 expiring on August 27, 2012. The exercise price of the Placement Agent Warrants is subject to adjustment for certain events, including without limitation, dividends, distributions or split of our common stock, subsequent rights offerings by us, or in the event of our consolidation, merger or reorganization.

On June 3, 2011, we entered into a definitive securities purchase agreement with certain accredited and institutional investors for the issuance and sale in a private placement transaction of 2,582,536 shares of our common stock at a per share purchase price of $0.67, and three-year warrants to purchase up to 1,291,268 shares of common stock at an exercise price of $0.74 per share, for aggregate gross proceeds of approximately $1.7 million. The number of shares of common stock to be received upon the exercise of the warrants and the exercise price of the warrants are subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the common stock that occur after the closing date.

In connection with the U.S. private placement, on June 3, 2011, we and the investors entered into a registration rights agreement under which we are obligated to file a registration statement with the SEC registering the shares and the shares of common stock issuable upon exercise of the warrants for resale by the investors on or prior to 20 days after the closing date. In addition, we agreed to use our best efforts to cause the SEC to declare the registration statement effective by no later than 110 days following the closing date. We shall also register the shares and warrants issued pursuant to the Canadian private placement (as described below) for resale by the Canadian investors on the registration statement.

The U.S. private placement was consummated on June 21, 2011 pursuant to which we received aggregate gross proceeds of approximately $1.7 million, before deducting offering expenses. We intend to use the net proceeds from the sale of the shares and warrants pursuant to the U.S. private placement to support our strategic development projects and for working capital.

Rodman & Renshaw, LLC acted as the exclusive placement agent for the U.S. private placement. On the closing date, we paid/issued to Rodman & Renshaw, LLC or its designees: (i) cash commissions in the amount of $121,120.85, representing 7% of the aggregate gross proceeds received by us in the U.S. private placement, plus expenses in the amount of $24,982.38; and (ii) placement agent warrants to purchase 180,778 shares of common stock, representing 7% of the amount of shares sold in the U.S. private placement.

Our issuance of the shares, warrants and placement agent warrants in the U.S. private placement was made in reliance upon the exemption from registration for non-public offerings under Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder.

On June 21, 2011, we entered into definitive subscription agreements solely with Canadian investors for the issuance and sale in a concurrent non-brokered private placement of 2,238,806 shares and warrants to purchase up to 1,119,403 shares of common stock under the same terms and conditions as the U.S. private placement for aggregate gross proceeds of approximately $1.5 million.

The Canadian private placement was consummated on June 21, 2011 pursuant to which we received aggregate gross proceeds of approximately $1.5 million, before deducting offering expenses. We intend to use the net proceeds from the sale of the shares and warrants pursuant to the Canadian private placement to support our strategic development projects and for working capital.

On the closing date, we paid/issued to each of Haywood Securities Inc. and Raymond James Ltd. in connection with the Canadian private placement: (i) cash finder’s fee in the amount of $90,930 and $14,070 respectively, representing 7% of the aggregate gross proceeds received by us in the Canadian private placement; and (ii) warrants to purchase 135,716 and 21,000 shares of common stock respectively, representing 7% of the amount of shares sold in the Canadian private placement.

The issuances under the Canadian private placement were exempt from registration under Section 4(a)(2) of the Securities Act and/or Regulation S, promulgated pursuant to the Securities Act. None of the purchasers under the Canadian private placement are U.S. persons, no sales efforts were conducted in the U.S., and the shares, the warrants, the warrant shares, the finders warrants, and the finders warrant shares issued in connection with the Canadian private placement contain a legend restricting the sale of such securities in accordance with the Securities Act.

Except as otherwise set forth above, we believe that all of the U.S. offerings and sales were deemed to be exempt under Section 4(a)(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of our company or executive officers of our company, and transfer was restricted by us in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings.

Except as otherwise set forth above, we believe that all of the Canadian offerings and sales were deemed to be exempt under Section 4(a)(2) of the Securities Act and/or Regulation S, promulgated pursuant to the Securities Act. None of the purchasers under the Canadian offerings are U.S. persons, no sales efforts were conducted in the U.S., and the securities issued in connection with the Canadian offerings contain a legend restricting the sale of such securities in accordance with the Securities Act.

Item 16. Exhibits and Financial Statement Schedules

            The following exhibits are filed as part of this registration statement.

EXHIBIT INDEX

Exhibit	Description
No.

1.1**	Form of Placement Agent Agreement

2.1	Share exchange agreement dated April 10, 2006 (incorporated by reference to the Form 8-K/A filed on May 5, 2006)

3.1	Certificate of Incorporation (incorporated by reference to the Form SB-2 (File No. 333-90149) filed on November 16, 1999)

3.2	Amendment to the Certificate of Incorporation (incorporated by reference to amendment No. 2 to Form SB-2 (File No. 333-135591) filed on August 28, 2006)

3.3	Amendment to the Certificate of Incorporation (incorporated by reference to the Form DEF 14C filed on April 20, 2007)

3.4	By-Laws (incorporated by reference to the Form SB-2 (File No. 333-91049) filed on November 16, 1999

3.5	Amended and Restated By-Laws (incorporated by reference to the Form 8-K filed on March 31, 2011)

3.6	Amended and Restated By-Laws (incorporated by reference to the Form 8-K filed on March 21, 2012)

4.1*	Form of Securities Purchase Agreement

4.2*	Form of Warrant

4.3**	Form of Placement Agent Warrant

5.1**	Opinion of Dorsey & Whitney LLP

9.1	Voting Trust agreement (incorporated by reference to the Form 8-K/A filed on May 5, 2006)

10.1 +	Horst Zerbe employment agreement (incorporated by reference to the Form SB-2 (File No. 333-135591) filed on July 3, 2006)

10.2 +	Ingrid Zerbe employment agreement (incorporated by reference to the Form SB-2 (File No. 333-135591) filed on July 3, 2006)

10.3	Registration rights agreement (incorporated by reference to the Form SB-2 (File No. 333-135591) filed on July 3, 2006)

10.4	Principal's registration rights agreement (incorporated by reference to the Form SB-2 (File No. 333-135591) filed on July 3, 2006)

10.5 +	2006 Stock Option Plan (incorporated by reference to the Form S-8 filed on November 21, 2006)

10.6 +	Employment Contract Paul A. Simmons (incorporated by reference to the Form 8-K filed on September 5, 2008)

10.7 +	Amended and Restated 2006 Stock Option Plan, May 29, 2008 (incorporated by reference to the Form 10-K filed on March 25, 2009)

10.8	Co-Development and Commercialization Agreement with RedHill Biopharma Ltd. (incorporated by reference to the Form 10-Q filed on November 9, 2010)

10.9 +	Amended and Restated 2006 Stock Option Plan (incorporated by reference to the Form S-8 filed on November 15, 2010)

10.10	Agency Agreement, dated as of August 27, 2010, between the Company and Bolder Investment Partners, Ltd. (incorporated by reference to the Form 8-K filed on August 30, 2010)

10.11	Registration Rights Agreement, dated as of August 27, 2010, by and among the Company and the purchasers pursuant to the offering (incorporated by reference to the Form 8-K filed on August 30, 2010)

10.12	Form of Subscription Agreement (incorporated by reference to the Form 8-K filed on August 30, 2010)

10.13	Form of Warrant (incorporated by reference to the Form 8-K filed on August 30, 2010)

10.14	Form of Compensation Option (incorporated by reference to the Form 8-K filed on August 30, 2010)

10.15	Project Transfer Agreement (incorporated by reference to the Form 10-Q filed on May 14, 2010)

10.16	Co-development and Licensing Agreement (incorporated by reference to the Form 10-Q filed on May 14, 2010)

10.17	License and Asset Transfer Agreement with Edgemont Pharmaceuticals (incorporated by reference to the Form 10Q filed on May 15, 2012)

10.18	Securities Purchase Agreement (incorporated by reference to the Form 8-K filed on June 3, 2011)

10.19	Registration Rights Agreement (incorporated by reference to the Form 8-K filed on June 3, 2011)

10.20	Form of Warrant (incorporated by reference to the Form 8-K filed on June 3, 2011)

10.21 +	Amended and Restated 2006 Stock Option Plan (incorporated by reference to the Form 8-K filed on May 9, 2013)

10.22 +	Employment Agreement Rajiv Khosla (incorporated by reference to the Form 10-Q filed on May 14, 2013)

14.1	Code of Ethics (incorporated by reference to the Form S-1 filed on April 28, 2008)

21.1	Subsidiaries of the small business issuer (incorporated by reference to the Form SB-2 (File No. 333-135591) filed on July 3, 2006)

23.1*	Consents of Richter LLP

23.2**	Consent of Dorsey & Whitney LLP

24.1	Power of Attorney (included in signature page of the Form S-1 Registration Statement filed on July 22, 2013)

+ Indicates management contract or employee compensation plan
* Filed herewith.
** To be filed by amendment

Item 17. Undertakings

            The undersigned registrant hereby undertakes:

            (1)             To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                               (a)             To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                              (b)             To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

                              (c)             To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                 (2)         That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                 (4)         That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

                             (a)             If the Company is relying on Rule 430B:

                                             (i)             Each prospectus filed by the Company pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

                                             (ii)             Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

                              (b)             If the Company is subject to Rule 430C: Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

                 (5)             That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)             Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)             Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)             The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)             Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

                 (6)             For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                 (7)             Insofar as Indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provision, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ville St-Laurent, Province of Quebec, on October 24, 2013.

INTELGENX TECHNOLOGIES CORP.

By:	/s/ Horst G. Zerbe
Horst G. Zerbe
Chief Executive Officer and President
(Principal Executive Officer)

By:	/s/ Paul A. Simmons
Paul A. Simmons
Chief Financial Officer (Principal Financial and
Accounting Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Horst Zerbe his or her true and lawful attorney in fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to the Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Horst G. Zerbe	Chief Executive Officer, President and Director	October 24, 2013
Horst G. Zerbe

/s/ Paul A. Simmons	Chief Financial Officer	October 24, 2013
Paul A. Simmons

/s/ *	Director	October 24, 2013
J. Bernard Boudreau

/s/ *	Director	October 24, 2013
Ian Troup

/s/ *	Director	October 24, 2013
Bernd J. Melchers

/s/ *	Director	October 24, 2013
John Marinucci

*By: /s/ Horst G. Zerbe
Horst G. Zerbe, Attorney-in-fact